As filed with the Securities and Exchange Commission on January 27, 2006

Registration No. 333-129361

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN TELECOM SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	5065	77-0602480
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2466 Peck Road

City of Industry, California 90601

(562) 692-3869

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Bruce Hahn

Chief Executive Officer

American Telecom Services, Inc.

2466 Peck Road

City of Industry, California 90601

(562) 908-1287

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Ira I. Roxland, Esq. Sonnenschein Nath & Rosenthal LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6700 Fax: (212) 768-6800	David Alan Miller, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174-1901 (212) 818-8800 Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Aggregate Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share, to be sold by issuer in the offering(3)	3,220,000	$5.05	$16,261,000.00	$1,913.92
Warrants to be sold by issuer in the offering(4)	3,220,000	$0.05	$161,000.00	$18.95
Representative’s purchase option	1	—	$100.00	(5)
Common stock issuable upon exercise of the representative’s purchase option	280,000	$5.555	$1,555,400.00	$183.07
Warrants issuable upon exercise of the representative’s purchase option	280,000	$0.055	$15,400.00	$1.81
Common stock issuable upon exercise of the warrants sold by issuer in the offering (including the warrants underlying the representative’s purchase option)	3,500,000	$5.05	$17,675,000.00	$2,080.35
Common stock to be sold by selling securityholders(6)	749,930	$5.05	$3,787,146.50	$445.75
Warrants to be sold by selling securityholders(6)	1,475,666	$0.05	$73,783.30	$8.68
Common stock to be sold by selling securityholders upon their exercise of warrants(6)	1,475,666	$5.05	$7,452,113.30	$877.11
Common stock to be issued upon exercise of warrants after sale thereof in open market transactions(6)	1,475,666	$5.05	$7,452,113.30	$877.11
Total			$54,433,056.10	$6,406.75	(7)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(3)	Includes 420,000 shares of common stock issuable upon exercise of the underwriters’ over-allotment option.
(4)	Includes 420,000 warrants issuable upon exercise of the underwriters’ over-allotment option.
(5)	No fee pursuant to Rule 457(g).
(6)	Securities being sold by the selling securityholders identified in this registration statement.
(7)	Amount of registration fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus: (a) one to be used in connection with an offering by the registrant of 2,800,000 shares of common stock and 2,800,000 redeemable warrants (the “Registrant’s Prospectus”) and (b) one to be used in connection with (i) the resale of up to 749,930 shares of common stock and 1,475,666 redeemable warrants (and the 1,475,666 shares of common stock underlying such warrants) by the holders named therein and (ii) the issuance by the registrant of up to 1,475,666 shares of common stock upon the exercise of redeemable warrants purchased by others in the open market from such selling securityholders (the “Selling Securityholders’ Prospectus”).

The complete Registrant’s Prospectus follows immediately. Following the Registrant’s Prospectus are certain pages of the Selling Securityholders’ Prospectus, which include: (i) an alternate front cover page, (ii) an alternate section entitled “Prospectus Summary — The Offering,” (iii) an alternate section entitled “Use of Proceeds,” (iv) an alternate section entitled “Selling Securityholders” and (v) an alternate section entitled “Plan of Distribution.”

All other pages of the Registrant’s Prospectus and the Selling Securityholders’ Prospectus are the same, except that the Selling Securityholders’ Prospectus will not have a section entitled “Underwriting.”

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 27, 2006

PROSPECTUS

2,800,000 shares of common stock

2,800,000 redeemable common stock purchase warrants

American Telecom Services, Inc.

This is an initial public offering of our securities. We are offering 2,800,000 shares of our common stock and 2,800,000 redeemable common stock purchase warrants. Each redeemable warrant entitles the holder to purchase one share of our common stock at a price of $5.05 and will expire on                     , 2011 [five years from the date of this prospectus], or earlier upon redemption. The redeemable warrants are redeemable at our option, with the consent of HCFP/Brenner Securities LLC, the representative of the underwriters, as set forth in this prospectus.

We have agreed to sell to the representative, for $100, an option to purchase up to 280,000 shares of our common stock at $6.3125 per share and/or up to 280,000 of our redeemable warrants, identical to those offered by this prospectus, at $0.0625 per warrant. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our securities. We anticipate that our common stock and redeemable warrants will be approved for listing on the American Stock Exchange under the symbols “TES” and “TES.WS,” respectively.

An aggregate of 2,225,596 shares of common stock and 1,475,666 warrants are being registered for resale under the registration statement of which this prospectus forms a part. Except for 79,958 shares and 58,333 redeemable warrants that are subject to a lock-up agreement, such shares and warrants will be immediately saleable into the market following the completion of this offering.

Investing in our securities involves a high degree of risk. See “ Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering prices	$5.05	$0.05	$14,280,000
Underwriting discount and the representative’s 2% nonaccountable expense allowance	$0.505	$0.005	$1,428,000
Proceeds to us (before expenses)	$4.545	$0.045	$12,852,000

We have granted to the underwriters a 45-day option to purchase up to an additional 420,000 shares of our common stock and/or an additional 420,000 redeemable warrants from us at the public offering prices, less the underwriting discount, solely to cover over-allotments.

HCFP/Brenner Securities LLC, acting as representative of the underwriters, expects to deliver the shares of our common stock and the redeemable warrants to investors in this offering on or about                     , 2006.

HCFP/Brenner Securities LLC

                    , 2006

American TELECOM

SunRocket
Internet Phone Service
EXPANDABLE DIGITAL CORDLESS
Broadband Phone
2.4 GHz Digital Spread Spectrum
Supports up to 4 Handsets
PLUG-IN & TALK
Plug into your broadband router & SAVE!
Slash your phone bill with plans starting at
$9.95/month
ATS

Save up to 60% On Long Distance!
PayN'Talk
Pay Less N' Talk More!
IDT
Go The IDT Prepaid Way
• No Monthly Access Charges
• No Activation Charges
• No Connection Fees
• No Minimums
• No Contracts
Or use your own provider
Bonus
Long Distance Minutes Included With This Phone
American
2.4GHz DSS Cordless Phone with Master Base Station Plus Wireless Handset Extension (WiFi-Friendly)
Cordless Phone with Prepaid Long Distance

SunRocket
Internet Phone Service

IDT

We currently offer broadband phone (Voice-over-Internet-Protocol or “VolP”) and prepaid long distance communications services that are bundled with our digital, cordless multi-handset phones. Our strategic partners include SunRocket, Inc. and IDT Corporation.

PROSPECTUS SUMMARY

Our company

We currently offer broadband phone (Voice-over-Internet-Protocol or “VoIP”) and prepaid long distance communications services that are bundled with our digital, cordless multi-handset phones. We sell our phone/service bundles through major retailers under our “American Telecom”, “ATS” or “Pay N’ Talk” brand names. Our digital spread spectrum (“DSS”) telecom platform is designed to enable seamless access to the communications services provided by our strategic partners. Our strategic partners include SunRocket, Inc., a growing provider of VoIP services, for our VoIP service offering, and IDT Corporation, an established communications carrier, for our prepaid long distance service offering. Under the agreements with each of these service providers, we will receive a percentage of the monthly service revenues generated by users of our service offerings, in addition to the revenues we generate through the sale of our phone hardware. We are a development stage company that has only recently begun to generate operating revenues. We are initially targeting the U.S. residential and small office/home office (“SOHO”) markets.

Since our formation, we have devoted our resources to creating our initial phone/service bundles and establishing contractual relationships with our strategic communications services and manufacturing partners. Recently, we commenced our initial marketing efforts, focusing on securing approved vendor status with numerous national and regional retail channels. A vendor must obtain approved status before retailers will purchase from such vendor. We have obtained approved vendor status from retailers such as Staples, Best Buy, Fry’s, Brooks/Eckerd, Home Depot, Wal-Mart, K-Mart, JCPenney, Amazon.com, Target.com, Costco.com, Sears, JCPenney.com, Staples.com, CVS, QVC and Tiger Direct, of whom Staples, Brooks/Eckerd, Sears, CVS, QVC and Tiger Direct are current customers. The achieving of approved vendor status does not create an obligation on the part of the retailer to purchase our phone/service bundles or open their distribution channels to us.

We received our initial purchase orders in September 2005 and shipments of our phones began arriving in retail stores in October 2005. Subsequent to September 2005, we have received additional purchase orders and began fulfilling these orders in October 2005. We expect to recognize net revenues of approximately $290,000 and incur cost of revenues of approximately $218,000 during our fiscal quarter ended December 31, 2005, substantially all of which was attributable to the sale of our prepaid long distance phone/service bundles. We expect our selling, general and administrative expenses and other expenses during our fiscal quarter ended December 31, 2005 to be approximately $1,050,000 in the aggregate, inclusive of approximately $170,000 of expenses related to interest, amortization of debt discounts and amortization of debt issuance costs associated with our convertible notes. As of the date of this prospectus, both our prepaid long distance and VoIP phone/service bundles are available through our retail customers. We seek to expand our retail channels to include the following categories:

•	Office superstores;

•	Electronics stores;

•	Drugstore chains;

•	Do-it-yourself retailers;

•	Mass retailers and department stores;

•	Internet-based retail distribution outlets;

•	Live shopping networks; and

•	Direct marketers.

Our VoIP offering

Our VoIP offering provides customers with a DSS multi-handset, plug-and-play, broadband phone, a phone number and VoIP-based communications services, including inbound and outbound local calling service, long distance service, enhanced 911 emergency calling (which routes calls directly to emergency operators along with caller address information and automatic phone number identification) and other standard and competitive services.

The VoIP services accessible through our broadband phones are provided in the United States by SunRocket. SunRocket is a VoIP communications service provider founded by former executives of MCI, Inc. Under the terms of our agreement with SunRocket, purchasers of our broadband phones are offered an exclusive low-cost rate plan in addition to all other plans marketed by SunRocket to its customers. We receive an agreed-upon percentage of SunRocket’s monthly service revenues generated by users of our broadband phones.

Most currently available VoIP services require some combination of an adaptor, modem and/or router and often require cable companies or other service providers to engage in varying degrees of rewiring in the customer location to establish VoIP service. Our cordless broadband phone, however, is plugged directly into a customer’s Internet router or modem, without use of an adaptor or additional hardware, and does not require any complex rewiring. Our VoIP phone/service bundle can easily be installed by customers and requires no installation appointments with the cable company or other service provider. Our broadband phone may be used in rooms other than those with an Internet connection by carrying the wireless handset from room to room in the same manner as traditional cordless phones. Our multi-handset design allows customers to add additional handsets to their system and place extensions in other rooms without any rewiring. SunRocket provides VoIP services at what we believe are among the lowest rates currently available. Accordingly, we believe our VoIP phone/service bundle represents one of the easiest and most cost-efficient means for customers to acquire VoIP service.

Our prepaid long distance offering

Our phones that are bundled with prepaid long distance services are branded as “Pay N’ Talk” and marketed in the United States. Prepaid long distance service on each of these phones is accessible, on demand, with the press of the LDS (Long Distance Service) auto-key on the handset dial pad. This process provides the user with an immediate and seamless connection to prepaid long distance services provided by IDT. As a promotion, we are providing a specified number of initial minutes of long distance service at no additional charge to purchasers of these phone/service bundles. According to a 2005 report on prepaid markets by Atlantic-ACM, a telecommunications industry research firm, prepaid long distance service is an $11.8 billion global market that has experienced steady growth over the last ten years.

Under our agreement with IDT, prepaid long distance service is offered to our customers at a current rate of 3.9 cents per minute for domestic calls, inclusive of all fees and taxes. International calling is available at low, competitive per-minute rates under a rate plan that IDT created for our customers. Through IDT, our customers are able to purchase a specified number of minutes or create an automatic recharge account by which additional minutes are added whenever their account balance falls below pre-set limits. We believe that the prepaid long distance rates available to users of our phones will be among the lowest available for such service. We will receive an agreed-upon percentage of IDT’s monthly service revenues generated by users of our phones.

Our strategy

We believe that currently there are a limited number of providers of bundled communications phone/service offerings. Our objective is to expand and become a leader in the market for bundled communications phone/service offerings by combining our phones with attractively priced service offerings, thereby creating a compelling proposition for value purchasers. Key elements of our strategy include:

•	developing high-quality end user communications hardware that enhances the accessibility and utility of the communications services with which our hardware is bundled;

•	expanding our existing relationships with SunRocket and IDT by expanding the communications services that are bundled with our hardware, expanding our joint marketing initiatives and increasing the retail distribution channels which we provide;

•	establishing relationships with other providers of communications services inside and outside of the United States;

•	obtaining retail shelf space and Internet presence for our bundled communications phone/service offerings by utilizing our management’s broad retail experience and providing retailers the opportunity to share in our service revenues; and

•	utilizing our management’s extensive manufacturing and sourcing experience (particularly in China) to expand and diversify our supplier base for phone hardware, services and technology in order to maximize cost efficiency and support the diversification of our bundled communications phone/service offerings.

Since we are an early stage company seeking to introduce new phone/service bundled offerings into a rapidly evolving communications market, we may not be successful in implementing some or all of the elements of our strategy. Our ability to implement our strategy will be subject to numerous risks, including those discussed in this prospectus under “Risk Factors.”

Private Placements

In June 2005, we issued and sold an aggregate of $50,000 principal amount of our 6% senior secured promissory notes, or “6% notes,” and common stock purchase warrants, or “private warrants,” to purchase 66,666 shares of our common stock. The aggregate purchase price of the 6% notes and private warrants was $50,000. During the period from July 2005 through September 2005, we issued and sold an aggregate of $2,113,500 in principal amount of our 8% senior secured promissory notes, or “8% notes,” and private warrants to purchase 1,409,000 shares of our common stock. The aggregate purchase price of the 8% notes and private warrants was $2,113,500. The terms of these securities are described in this prospectus under “Description of Securities.” All of these securities were sold to accredited investors under an exemption from the registration requirements (Section 4(2)) of the Securities Act of 1933. Upon consummation of this offering, all of the principal of and accrued interest on the 6% notes and 8% notes will convert into 749,930 shares of our common stock at a conversion price of $3.00 per share and all of the private warrants will be automatically converted into a like number of warrants of the same class as the redeemable warrants being sold in this offering. Such common stock and warrants, as well as the common stock issuable upon exercise of such warrants, have been registered for resale under the registration statement of which this prospectus forms a part.

Additional information

We were incorporated under the laws of the State of Delaware on June 16, 2003. Our principal offices are located at 2466 Peck Road, City of Industry, California, 90601 and our telephone number is (562) 908-1287.

THE OFFERING

Securities offered	2,800,000 shares of our common stock and 2,800,000 redeemable warrants.

Common stock:

Number of shares outstanding before this offering

2,749,930 shares, assuming, and giving effect to, the conversion of $2,163,500 principal amount of our outstanding notes (and all accrued and unpaid interest thereon, estimated at approximately $86,000) into 749,930 shares of our common stock upon the consummation of this offering.

Number of shares to be outstanding after this offering	5,549,930 shares.

Redeemable warrants:

Number of redeemable warrants outstanding before this offering	1,475,666 redeemable warrants, after giving effect to the issuance of such redeemable warrants in exchange for 1,475,666 of our outstanding private warrants.

Number of redeemable warrants to be outstanding after this offering	4,275,666 redeemable warrants.

Exercisability	Each redeemable warrant is exercisable for the purchase of one share of our common stock.

Exercise price	$5.05, subject to adjustment in the event of a stock dividend or split, reorganization, recapitalization or similar event.

Exercise period	The redeemable warrants are exercisable immediately and will expire on , 2011 [five years from the date of this prospectus], or earlier upon redemption.

Redemption	Subject to the prior consent of HCFP/Brenner Securities, we may redeem the outstanding redeemable warrants:

•	in whole and not in part;

•	at a price of $.05 per warrant;

•	upon a minimum of 30 days’ advance written notice of redemption;

•	if, and only if, the last sales price per share of our common stock equals or exceeds 190% (currently $9.60) during the first three months after the consummation of this offering, or 150% (currently $7.58) thereafter, of the then effective exercise price of the redeemable warrants for all 15 of the trading days ending within three business days before we send the notice of redemption; and

•	if, and only if, we then have an effective registration statement covering the shares issuable upon exercise of the redeemable warrants.

Use of proceeds

We intend to use the net proceeds from the sale of our securities in this offering for contract manufacturing and shipping and warehousing of inventory; for sales and marketing activities, including salaries and fees of sales and marketing personnel and consultants; for product enhancement and new product development; for the purchase and/or lease of tooling equipment; for the purchase and/or lease of office equipment; and for working capital and general corporate purposes. See “Use of Proceeds.”

Proposed American Stock Exchange symbols for our:

Common stock	“TES”

Warrants	“TES.WS”

Unless otherwise indicated, information contained in this prospectus regarding the number of shares of our common stock that will be outstanding after this offering includes the 749,930 shares of common stock issuable upon conversion of the outstanding principal of our notes and all accrued interest thereon concurrently with the consummation of this offering, but does not include up to an aggregate of 6,275,666 shares comprised of:

•	2,800,000 shares reserved for issuance upon exercise of the redeemable warrants to be sold in this offering;

•	1,475,666 shares reserved for issuance upon exercise of the redeemable warrants issued in exchange for the private warrants;

•	420,000 shares reserved for issuance upon exercise of the underwriters’ over-allotment option and 420,000 shares reserved for issuance upon exercise of the redeemable warrants issuable upon exercise of the underwriters’ over-allotment option;

•	280,000 shares reserved for issuance upon exercise of the representative’s purchase option and 280,000 shares reserved for issuance upon exercise of the redeemable warrants issuable upon exercise of the representative’s purchase option; and

•	600,000 shares reserved for the grant of restricted stock and issuance upon exercise of options that will or may be granted under our 2005 stock option plan, including (i) options exercisable for an aggregate of 195,000 shares that will be granted upon consummation of this offering, comprised of options exercisable for an aggregate of 150,000 shares that will be granted to our officers, employee-directors and certain affiliates and 45,000 of which will be granted to our non-employee directors, each with an exercise price of $5.05 per share and (ii) an aggregate of 325,000 shares of performance accelerated restricted stock to be granted to our executive officers, our Chairman and one consultant upon consummation of this offering. In addition, after consummation of this offering, each of our non-employee directors will receive options to purchase 5,000 shares per quarter at an exercise price per share equal to not less than the fair market value per share of our common stock at the time of grant.

In addition, unless otherwise indicated, information contained in this prospectus regarding the number of redeemable warrants that will be outstanding after this offering includes 1,475,666 redeemable warrants issuable in exchange for the private warrants, but does not include:

•	the 420,000 redeemable warrants issuable upon exercise of the underwriters’ over-allotment option; or

•	the 280,000 redeemable warrants issuable upon exercise of the representative’s purchase option.

SUMMARY FINANCIAL INFORMATION

The table below provides summary financial information as of the date indicated. You should read this information with our financial statements and the related notes and the section entitled “Plan of Operations,” all of which are included in this prospectus.

	For the fiscal year ended June 30,		For the three months ended September 30,		For the period from June 16, 2003 (inception) to September 30, 2005
Statement of Operations:	2005	2004	2005	2004
Revenues	$—	$—	$—	$—	$—

Expenses:
Marketing and development	84,813	22,058	116,703	3,233	223,574
General and administrative	84,435	3,000	188,563	6,027	275,998

Total expenses	169,248	25,058	305,266	9,260	499,572

Other expenses:
Interest and bank charges	75	—	35,721	—	35,796
Amortization of debt discounts and debt issuance costs	925	—	77,709	—	78,634

Net loss	$(170,248)	$(25,058)	$(418,696)	$(9,260)	$(614,002)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.01)	$(0.21)	$—

Weighted average shares outstanding:
Basic and diluted	1,996,261	1,740,490	2,000,000	1,984,833

	As of September 30, 2005
Balance Sheet Data:	Actual	As adjusted
Working capital	$1,176,572	$13,261,954
Cash and cash equivalents	$1,334,018	$13,419,400
Total assets	$2,259,851	$13,777,645
Total liabilities	$883,098	$515,691
Shareholders’ equity	$1,376,753	$13,261,954

The “as adjusted” information as of September 30, 2005 gives effect at that date to the following events:

•	the automatic conversion upon the consummation of this offering of all $2,163,500 principal amount of our outstanding notes and all accrued and unpaid interest thereon (approximately $86,000); and

•	our receipt of the estimated net proceeds (i.e., gross proceeds less the underwriting discount and the estimated offering expenses payable by us from the offering proceeds) from the sale of 2,800,000 shares of our common stock and 2,800,000 warrants in this offering and our anticipated application of those proceeds. See “Use of Proceeds.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities.

Risks related to our business

We only recently commenced our commercial operations, have a very limited operating history and our independent registered public accountants have issued an explanatory paragraph in their opinion in connection with our financial statements that expresses substantial doubt about our ability to continue as a going concern unless we obtain the financing sought in this offering.

We were incorporated in June 2003 and only recently completed the development of our first phones and secured our initial strategic relationships with communications service and manufacturing service providers. We have only recently received our first purchase orders and made initial shipments of our phones in September 2005. We generated no revenues during the fiscal year ended June 30, 2005 and the three months ended September 30, 2005. We expect to recognize net revenues of approximately $290,000 and incur cost of revenues of approximately $218,000 during our fiscal quarter ended December 31, 2005. We expect our selling, general and administrative expenses and other expenses during our fiscal quarter ended December 31, 2005 to be approximately $1,050,000 in the aggregate, inclusive of approximately $170,000 of expenses related to interest, amortization of debt discounts and amortization of debt issuance costs associated with our convertible notes. Revenue from the sales of our phones is recognized when title and risk of loss transfer to our retail customers in accordance with the terms of an agreement, assuming all other revenue recognition criteria are met based on our revenue policy. We have no real operating history upon which you can evaluate our business strategy or future prospects, and have negative working capital. As a result, our independent registered public accounting firm has issued an explanatory paragraph in their opinion in connection with our financial statements included herein that expresses substantial doubt about our ability to continue as a going concern unless we obtain the financing sought in this offering. While this offering addresses such concern, our ability to generate revenues going forward that are capable of supporting our operations without other financing sources will depend on whether we can successfully commercialize our phones and make the transition from a development stage company to an operating company. We may not achieve and/or sustain profitability. In making your evaluation of our prospects, you should consider that we are an early-stage business engaged principally in the development and marketing of bundled communications phone/service offerings that have minimal, if any, proven market acceptance. We operate in a rapidly evolving industry. As a result, we may encounter many expenses, delays, problems and difficulties that we have not anticipated and for which we have not planned.

The agreements with the strategic partners that provide the communications services accessible through our phones require us to meet certain minimum requirements, which, if not met, could lead to our loss of certain material rights.

Under our agreements with SunRocket and IDT, users of our phones must activate certain minimum numbers of accounts with these providers within certain time periods. Under our agreement with IDT, users of our phones must activate at least 150,000 accounts by December 31, 2006. If we do not meet this requirement, IDT, in its discretion, may terminate our agreement or renegotiate its terms. Under our agreement with SunRocket, we were required to activate at least 10,000 accounts by December 31, 2005 in order to retain exclusivity as to a particular sub-$10 pricing plan. Since we only recently commenced operations, we did not meet this requirement, thereby affording SunRocket the right, but not the obligation, to treat our exclusive pricing plan as nonexclusive. We have had no indication to date that SunRocket will terminate our exclusivity as to that particular rate plan. Although arrangements similar to those we currently have with our strategic partners may be readily available from other communications providers, we cannot assure you that we would be able to secure such alternate arrangements on a timely basis or at all or efficiently configure our phones to work seamlessly with such services. Our failure to maintain our agreements with our current strategic partners or to secure alternate arrangements with other communications service providers if needed on substantially similar terms could materially adversely affect our ability to favorably price our offerings to customers and could harm our operating margins and financial results.

If we are unable to effectively manage the transition from development stage to commercial operations, our financial results will be negatively affected.

For the period from our inception in June 2003 through September 2005, we have incurred aggregate net losses in our development stage of $614,002 and had an accumulated deficit of $614,002 as of September 30, 2005. Upon consummation of our initial public offering, such losses would increase by a non-cash interest charge of approximately $2.3 million resulting from the amortization of the carrying value of the original issue discount due to the immediate conversion of the notes issued in our private placement into shares of common stock and the amortization of the carrying value of debt issuance costs. Our losses are expected to increase in the short term as we commence full scale manufacturing, marketing and deployment of our phone/service bundles and transition from a development stage company to an operating company. As we make such transition, we expect our business to grow significantly in size and complexity. This growth is expected to place significant additional demands on our management, systems, internal controls and financial and physical resources. As a result, we will need to expend additional funds to secure necessary assets and hire additional qualified personnel for our marketing activities, for the development of appropriate control systems and for the expansion of our information technology and operating infrastructures. Our inability to secure additional resources and personnel, as and when needed, or manage our growth effectively, if and when it occurs, would significantly hinder our transition to an operating company, as well as diminish our prospects of generating revenues and, ultimately, achieving profitability.

Our failure to quickly and positively distinguish our phone/service bundles from other available communications solutions could limit the adoption curve associated with their market acceptance and negatively affect our operations.

We may be slow to achieve, or may never achieve, market acceptance for our phone/service bundles. Failure to distinguish our phones and services from competing communications solutions would hinder market acceptance of our phone/service bundles. Meaningful numbers of customers may not be willing to adopt our phones and services until they have been proven, both initially and over time, to be viable communications solutions. There is also no way to determine the adoption curve that will be associated with our phone/service bundles. Non-acceptance or delayed acceptance of our phones and/or services could force reductions in contemplated sales prices of our phones, reduce our overall sales and gross margins and negatively affect our operations and prospects.

We may not be able to meet our future capital requirements solely through revenues generated from our operations, and the cost of additional equity or debt capital could be prohibitive or result in dilution to existing securityholders.

Our business model is capital intensive, requiring significant expenditures ahead of projected revenues. Based on our current operating plan, we anticipate that the net proceeds of our previous 2005 financings and this offering, together with anticipated revenues from operations and accounts receivable financing that we believe will be available to us, will allow us to meet our cash requirements for approximately 12 months following the date of this prospectus. If revenues from operations are not sufficient to meet all of our capital needs after such time, or we do not obtain accounts receivable financing, we will need to obtain additional sources of capital. Further, if the assumptions currently underlying our business plan prove incorrect, we may need to seek additional financing prior to that time. In addition, if and when we achieve initial market acceptance for our initial phone/service bundles, we may desire to accelerate our growth to take advantage of increasing demand. Accordingly, we may wish to raise additional capital to offset increased capital expenditures and costs associated with accelerated growth. Any source of additional capital could be in the form of public or private equity or debt financing. Such financing may not be available to us on commercially reasonable terms, or at all. If additional capital is needed and is either unavailable or cost prohibitive, we may need to change our business strategy or reduce or curtail our operations. In addition, if we raise additional funds by issuing equity securities, our securityholders will experience dilution.

Our business may be materially and adversely affected by our high level of debt.

In order to finance the potential growth of our business, we may incur debt, including loans or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding, poor business performance or lower than expected cash inflows could materially and adversely affect our ability to fund the operation of our business. Other effects of a high level of debt include the following:

•	we may have difficulty borrowing money in the future or accessing other sources of funding;

•	we may need to use a large portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;

•	a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; and

•	if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new phones, sell assets and/or forego business opportunities.

Our inability to establish cost-effective sales channels would negatively affect our revenue potential.

While we have secured approved vendor status with numerous national and regional retailers, there is no obligation for these retailers to purchase our phone/service bundles or open their distribution channels to us. We currently have only limited internal sales, marketing and distribution capabilities. In order to commercialize our phones and services, we will have to develop a sales and marketing infrastructure and/or rely on third parties to perform these functions. To market directly, we will have to develop a marketing and sales force with technical expertise, which would require the dedication of significant capital, management resources and time. We could also be required to expend significant capital and other resources in developing third-party distribution channels. Further, any agreement to sell our phones and services through a third party could hamper our ability to sell our phones and services to that third party’s competitors. Due to our limited financial resources, we may not be able to establish an appropriate sales force or make adequate third-party distribution arrangements. Our failure to do so would limit our ability to expand sales and would negatively affect our operations, financial results and long-term growth.

Failure to obtain satisfactory performance from our strategic and contract manufacturing partners and other third party vendors on whom we will be dependent for our phones and services could cause us to lose sales, incur additional costs and lose credibility in the market place.

We will rely on third-party sources to manufacture our phones and will rely on third-party communications service providers to provide users of our phones with communications services. The failure of any of these third party providers to perform satisfactorily or the loss of any of them could cause us to fail to meet customer expectations, lose sales and expose us to product and service quality issues. In turn, this could damage our relationships with customers and harm our reputation, business, financial condition and results of operations. If our third-party providers increase their prices and we do not have access to alternative providers, we could be required to raise the price of our phone/service bundles to customers to cover all or part of the increased costs. Our inability to obtain phones and services at the prices we desire could hurt our sales and lower our margins. Generally, we will not own or control the vast majority of the equipment, tools and molds used in the manufacturing process. As a result, difficulties encountered by our third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could harm our operations. Our operations would be adversely affected if we were to lose our relationships with our primary suppliers, if our suppliers’ operations were interrupted or terminated, or if overseas or air transportation services were disrupted, even for a relatively short period of time. We do not expect to maintain a product inventory that is sufficient to provide protection for any significant period against an interruption of the supply of our hardware.

We currently rely on a limited number of manufacturers for the production of our phone hardware and a limited number of service providers for the provision of the communications services accessible through our phones and the loss of any of their services could be disruptive to our operations.

We currently rely substantially on one outside manufacturer to produce our phone hardware and on SunRocket and IDT for the provision of the communications services accessible through our phones. The loss of service of any of our suppliers would require us to find alternative suppliers. While we believe such alternative suppliers are readily available, securing relationships with alternative suppliers and integrating them into our business process would take time and could require us to make significant expenditures.

Since our hardware will be sourced from parties outside of the United States, we will face certain risks inherent in conducting business in foreign countries.

We will produce our phones under manufacturing arrangements with third-party manufacturers, including those located in China. Our reliance on our third-party manufacturers to provide personnel and facilities in their country of operations and the potential imposition of quota limitations on imported goods from certain Asian countries expose us to certain economic and political risks, including transportation delays and interruptions, political instability, the business and financial condition of our third party manufacturer, the possibility of expropriation, supply disruption, currency controls, and currency exchange fluctuations, changes in tax laws, tariffs, and freight rates, as well as strikes, work slow downs, or lockouts at ports where our phones arrive in the United States. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export compliance laws, or other trade policies, could adversely affect our ability to purchase our phones from foreign suppliers at a price that will enable us to sell those phones profitably.

We may not be successful if the Internet is not adopted by a significant number of users as a means of communications.

If the market for IP-based communications and the related services that we will make available does not grow at the rate we anticipate or at all, we will not be able to realize our anticipated revenues with respect to our broadband phones. To be successful, IP-based communications require validation as an effective means of communication and as a viable alternative to traditional phone service. Demand and market acceptance for newly introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable alternative to traditional phone service for reasons including:

•	inconsistent quality or speed of service;

•	traffic congestion on the Internet;

•	potentially inadequate development of the necessary infrastructure;

•	lack of acceptable security technologies;

•	lack of timely development and commercialization of performance improvements; and

•	unavailability of cost-effective, high-speed access to the Internet.

A significant number of the companies with which we will compete have substantially greater resources and longer operating histories than we do, and we may not be able to compete with them effectively, even if our phones and services are technically superior.

We engage in an intensely competitive business that has been characterized by price erosion, rapid technological change and foreign competition. We will compete with major domestic and international companies. Many of our competitors have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than we possess. Emerging companies also may increase their participation in the phone hardware or communications service markets. Our ability to compete successfully depends on a number of factors both within and outside our control, including:

•	the quality, performance, reliability, features, ease of use, pricing, and diversity of our phones and the communications services accessed through them;

•	our ability to address the evolving demands of our customers;

•	our success in designing and manufacturing new phones, including those implementing new technologies and services;

•	the availability of adequate sources of raw materials, finished components, and other supplies at acceptable prices;

•	our suppliers’ efficiency of production;

•	new product introductions by our competitors;

•	the number, nature, and success of our competitors in a given market; and

•	general market and economic conditions.

Decreasing telecommunications rates may diminish or eliminate any competitive pricing advantage we may have previously established.

International and domestic telecommunications rates have decreased significantly over the last few years in most of the markets in which we expect to operate, and we anticipate that rates will continue to be reduced in all of the markets in which we expect to do business. Decreasing telecommunications rates may diminish or eliminate any competitive pricing advantage we may have previously been able to establish for the communications services available to our hardware users. Purchasers who select our services to take advantage of the current pricing differential between our rates and rates otherwise available to them for the same service may not purchase our phones if such pricing differentials diminish or disappear. In addition, rate decreases would reduce our gross profit margin from the services we make available to purchasers of our phones and services.

Government regulation and legal uncertainties relating to VoIP telephony could harm our business.

Historically, voice communications services have been provided by regulated telecommunications common carriers. For some of our phones, we will offer voice communications to the public for international and domestic calls using VoIP telephony. Based on specific regulatory classifications and recent regulatory decisions, we believe such services qualify for certain exemptions from telecommunications common carrier regulation in many of our markets. However, the growth of VoIP telephony has led to close examination of its regulatory treatment in many jurisdictions, making the legal status of such services uncertain and subject to change as a result of future regulatory action, judicial decisions or legislation in the jurisdictions in which we expect to operate. Established regulated telecommunications carriers have sought and may continue to seek regulatory actions to restrict the ability of companies such as our communications service providers to provide services or to increase the cost of providing such services. In addition, such services may be subject to regulation if regulators distinguish between phone-to-phone telephony service using VoIP and other technologies over privately-managed networks, such as our services, and integrated PC-to-PC and PC-originated voice services over the Internet. Some regulators may decide to treat the former as regulated common carrier services and the latter as unregulated enhanced or information services. Application of new regulatory restrictions or requirements to our service providers could increase our cost of doing business or otherwise prevent or restrict us from delivering our services through our current arrangements. Such regulations could limit our service phone/service bundles, raise our costs and restrict our pricing flexibility, and potentially limit our ability to compete effectively.

If we don’t enhance our phone/service bundles and develop new phones and services to keep pace with rapid technological and consumer demand changes in the communications industry, we may lose any market share we were previously able to establish.

Our industry is subject to rapid changes in technology and consumer demand. We cannot predict the effect of technological changes or the changes of consumer demand on our business. In addition, widely accepted standards have not yet developed for the technologies we use, such as VoIP. We expect that new services and technologies will emerge over time in the markets in which we compete. These new services and technologies may be superior to the services and technologies that we make available, or these new services may render the services and technologies that we make available obsolete or less attractive to consumers. To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services we make available and by developing new services and technologies to meet consumer needs.

The loss of any of the members of our management or certain other key personnel could harm our business.

Our development and operations to date have been, and our proposed operations will be, substantially dependent upon the efforts and abilities of our senior management and technical personnel. Although, prior to the consummation of this offering, we will acquire $3,000,000 of key-person life insurance on the life of Bruce Hahn, our Chief Executive Officer, the loss of his services or the services of other existing key personnel or the failure to recruit and retain necessary additional personnel would adversely affect our business prospects. We cannot provide assurance that we will be able to retain our current personnel or that we will be able to attract and retain necessary additional personnel. Our internal growth and the expansion of our product lines will require additional expertise in such areas as product design, operational management, and sales and marketing. Such growth and expansion activities will increase further the demand on our resources and require the addition of new personnel and the development of additional expertise by existing personnel. Our failure to attract and retain personnel possessing the requisite expertise or to develop such expertise internally could adversely affect the prospects for our success.

Our business may suffer if it is alleged or found that our phones infringe the intellectual property rights of others.

Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, from time to time we may receive notice that a third party believes that our phones may be infringing certain trademarks, patents or other intellectual property rights of that third party. We may also be contractually obligated to indemnify our customers or other third parties associated with our phones in the event they are alleged to infringe a third party’s intellectual property rights in connection with our phones. Responding to those claims, regardless of their merit, can be time consuming, result in costly litigation, divert management’s attention and resources and cause us to incur significant expenses. Thus, even if our phones do not infringe, we may elect to take a license or settle to avoid incurring such costs. In the event our phones are infringing upon the intellectual property rights of others, we may elect or be required to redesign our phones so that they do not incorporate any intellectual property to which the third party has or claims rights. As a result, some of our phone/service bundles could be delayed, or we could be required to cease distributing some of our phones. Alternatively, we could seek a license for the third party’s intellectual property, but it is possible that we would not be able to obtain such a license on reasonable terms, or at all. Any delays that we might then suffer or additional expenses that we might then incur could adversely affect our revenues, operating results and financial condition.

Risks related to this offering

The American Stock Exchange may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We expect our securities will be approved for initial listing on the American Stock Exchange. We cannot assure you that our securities will continue to be listed on the American Stock Exchange in the future. If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of analyst coverage for our company, and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be severely limited.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our stock will be significantly limited. Accordingly, the market price of our stock may be depressed, and you may find it more difficult to sell your shares.

Future sales of our common stock may cause the prevailing market price to decrease and impair our capital raising abilities.

Immediately following this offering, we will have options and warrants outstanding that are exercisable for the purchase of an aggregate of 4,835,666 shares of our common stock, comprised of the 2,800,000 redeemable warrants issued in this offering, the 1,475,666 redeemable warrants that will be issued in exchange for our outstanding private warrants, the option to purchase 280,000 shares (and the 280,000 warrants purchasable under such option, which are exercisable for the purchase of an additional 280,000 shares) issued to the representative. Following this offering, we also will have granted or may grant options and other stock-based awards for up to an aggregate of 600,000 shares of our common stock under our 2005 stock option plan. If, and to the extent, outstanding options and warrants are exercised, you will experience dilution to your holdings. An aggregate of 2,225,596 shares of common stock and 1,475,666 warrants are being registered for resale under the registration statement of which this prospectus forms a part. Except for 79,958 shares and 58,333 redeemable warrants beneficially owned by Lawrence Burstein, our Chairman, which shares and warrants are subject to the lock-up agreement described in the following sentence, such shares and warrants will be immediately saleable into the market following the completion of this offering. Our officers, directors and principal securityholders have entered into lock-up agreements with the representative by which they have agreed not to sell or otherwise dispose of any shares of our common stock (other than an aggregate of 200,000 shares as a group) for a period of 12 months after the later of the date of this prospectus and the date any state or regulatory agency imposed lockups placed upon them have expired. After this lock-up period, however, these securityholders may sell their shares. We cannot predict whether following this offering substantial amounts of our common stock and/or warrants will be sold in the open market in anticipation of, or following, any future divestiture of our shares by these or other of our officers, directors or principal securityholders. In addition, after this offering, we will have more than 28.8 million shares of our common stock authorized and not yet issued or reserved against. In general, we may issue all of these shares, as well as 5,000 shares of preferred stock which may have rights and preferences superior to that of our common stock, without any action or approval by our securityholders. If a large number of shares of our common stock are sold in the open market after this offering, or if the market perceives that such sales will occur as a result of any of the foregoing, the trading price of our common stock could decrease. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common stock.

Failure to maintain a current prospectus relating to the common stock underlying the redeemable warrants may deprive the redeemable warrants of any value and the market for the redeemable warrants may be limited.

No redeemable warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the redeemable warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the redeemable warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the redeemable warrants until the expiration of the redeemable warrants. However, we cannot assure you that we will be able to do so. The redeemable warrants may be deprived of any value and the market for the redeemable warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the redeemable warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the redeemable warrants reside.

As we do not anticipate paying cash dividends, you should not expect any return on your investment except through appreciation, if any, in the value of our common stock.

You should not rely on an investment in our common stock to provide dividend income, as we have not paid any cash dividends on our common stock and do not plan to pay dividends on our common stock in the foreseeable future. Thus, if you are to receive any return on your investment in our common stock it will likely have to come from the appreciation, if any, in the value of our common stock. The payment of future cash dividends, if any, will be reviewed periodically by the board of directors and will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, any restrictions imposed by present or future debt instruments and changes in federal tax policies, if any.

Our officers, directors and affiliated entities own a large percentage of our company, and they could make business decisions with which you disagree that will affect the value of your investment.

We anticipate that our executive officers, directors and other 5% or greater securityholders will, in total, beneficially own approximately 28.4% of our outstanding common stock after this offering. These securityholders will be able to influence significantly all matters requiring approval by our securityholders, including the election of directors. Thus, actions might be taken even if other securityholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company, which could cause our stock price to decline.

Our management will have substantial discretion over the use of proceeds of this offering and may not apply them effectively.

Our management will have significant flexibility in applying the net proceeds of this offering and may apply the proceeds in ways with which you do not approve. Although the proposed allocation of the net proceeds of this offering represents our management’s best estimate of the expected utilization of funds to finance our activities in accordance with our management’s current objectives and market conditions, the failure of our management to apply these funds effectively could materially harm our business.

Our founders and other existing securityholders effectively paid or will have paid prices for their shares of common stock that are substantially lower than the price being paid by investors in this offering and, accordingly, you will experience immediate and substantial dilution from the purchase price of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our founders acquired their shares of common stock at par value ($.001 per share) and holders of our notes will effectively acquire their shares of common stock upon conversion of their notes at a price of $3.00 per share will significantly contribute to this dilution. New investors will incur an immediate and substantial dilution of approximately 53% or $2.66 per share (the difference between the as adjusted net tangible book value per share of $2.39 and the initial offering price of $5.05 per share).

Provisions in our corporate documents and our certificate of incorporation and bylaws, as well as Delaware General Corporation Law, may hinder a change of control.

Provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

•	a classified board of directors that cannot be replaced without cause by a majority vote of our securityholders;

•	our board of director’s authorization to issue shares of preferred stock, on terms as the board of directors may determine, including terms superior to those provided by our common stock, without securityholder approval; and

•	provisions of Delaware General Corporation Law that restrict many business combinations.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a business combination with a 15% or greater securityholder for a period of three years from the date it acquired that status unless appropriate board or securityholder approvals are obtained.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to, among other things:

•	future revenues, expenses and loss or profitability;

•	the completion and commercialization of one or more of our phones;

•	projected capital expenditures;

•	competition;

•	the effectiveness, quality and cost of our intended phones and services;

•	anticipated trends in the telecommunications industry; and

•	the marketability of our bundled communications solutions as a cost effective, easily deployable and comparable or higher quality alternative to existing solutions.

You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties described in “risk factors” and elsewhere in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

USE OF PROCEEDS

We estimate that the aggregate net proceeds to us from the sale of the 2,800,000 shares of our common stock and 2,800,000 redeemable warrants in this offering will be approximately $12,032,000, after deducting the underwriting discount and expenses and approximately $820,000 of estimated offering expenses that will be payable by us from the proceeds of this offering.

We expect to use these net proceeds for the following purposes:

	Dollar Amount	Percent
Contract manufacturing of phones and related components	$9,250,000	77.0%
Sales and marketing, including salaries of personnel	800,000	6.6
Product enhancement and new product development	350,000	2.9
Tooling	150,000	1.2
Purchase and/or lease of office equipment	150,000	1.2
Working capital and general corporate purposes	1,332,000	11.1

TOTAL	$12,032,000	100.0%

We expect that the net proceeds from this offering will enable us to:

•	expand manufacturing and commercial distribution of our multi-handset, cordless phones bundled with Pay N’ Talk prepaid long distance provided by IDT and our digital, multi-handset broadband phones bundled with VoIP services provided by SunRocket;

•	develop enhanced product features and additional service features and design and develop new phone/service bundles; and

•	expand our sales and marketing capabilities.

We intend to use approximately $9,250,000 of the net proceeds of this offering for the contract manufacturing of our multi-handset cordless phones for bundling with Pay N’ Talk prepaid long distance services, and our digital, multi-handset broadband phones for bundling with VoIP services, as well as for the purchase of related components and the shipping and warehousing of completed inventory. Manufacturing of our phones and components will be done to our specifications based upon our designs and will be provided on a contract basis by overseas providers. Although we intend to carry inventory, the actual amount of proceeds expended on our design, engineering and manufacturing efforts and the allocation of such proceeds between our phone/service bundles will depend on actual demand for our phones.

We intend to use approximately $800,000 of the net proceeds of this offering to support and expand our sales and marketing infrastructure and activities. These expenses shall include (i) the payment of fees to Future Marketing, LLC (a multi-person marketing and sales company under common ownership with The Future, LLC, one of our founding shareholders) that, among other things, assists in the development and execution of our marketing plans, manages our accounts, assists in our product development and handles our back-office customer functions, (ii) the payment of salaries and benefits for existing and newly hired marketing, sales and project management personnel, including certain salaries accrued since July 1, 2005, (iii) costs associated with the development of packaging, advertising, retail displays and collateral marketing materials and (iv) costs related to the establishment of sales channels into targeted retail outlets.

We intend to use approximately $350,000 of the net proceeds of this offering for product enhancement and development and related activities. This amount includes approximately $275,000 for sourcing and internal design of product improvements and new phones, as well as for external engineering and product development conducted in China through companies we presently utilize for manufacturing services, and approximately $75,000 for technology and support services in the United States to coordinate our overseas development efforts.

We intend to use approximately $150,000 of the net proceeds of the offering for the design and development of tools (molds) in cooperation with our third-party contract manufacturers of our next generation of multi-handset Pay N’ Talk phones and multi-handset broadband phones.

We intend to use approximately $150,000 of the net proceeds of this offering for the purchase and/or lease of computers and other equipment and for the installation of computer systems and office equipment at our offices in Atlanta, Georgia, City of Industry, California and our overseas office in Shanghai, China.

The remaining net proceeds of this offering will be allocated to working capital and general corporate purposes, including payments to our service providers, office space lease payments, directors and officers insurance premiums, salaries and benefits for executive and administrative personnel, including travel and associated expenses, and other general and administrative costs.

The above represents our best estimate of the allocation of net proceeds of this offering. We may, as our development and marketing efforts progress, find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes, including for acquisitions of complementary businesses, phones or technologies; however, we have no current agreements or commitments to make any potential acquisition. In addition, our estimates may prove to be inaccurate, new phones or product changes may be undertaken which may require us to modify manufacturing requirements and/or product delivery schedules, or which may require additional expenditures and/or unforeseen expenses may occur.

Based on current assumptions relating to our business plan, we anticipate that the net proceeds of this offering, together with certain baseline levels of anticipated revenues and accounts receivable financing, will satisfy our capital requirements for approximately 12 months following the consummation of this offering. These assumptions include the following:

•	our initial phones are produced, shipped and delivered on schedule;

•	expected customer purchase commitments for phones are received;

•	end users who purchase our bundled services remain active users of such services at anticipated rates;

•	we are able to secure necessary accounts receivable financing; and

•	customers pay for our phones in a timely manner.

If we determine to accelerate our business plan or if our plans otherwise change or our assumptions prove inaccurate, we may need to seek financing sooner than currently anticipated, incur additional financing or reduce or curtail our operations. We cannot assure you that financing will become available as and when needed. We have broad discretion over the ultimate specific allocation of the proceeds of this offering.

If the underwriters exercise their over-allotment option in full, we will realize additional net proceeds of approximately $1,970,640, which will be added to our working capital. All or a portion of these over-allotment proceeds may be used to acquire complementary businesses or technologies or otherwise obtain the right to use complementary technologies that could broaden or enhance our phones. However, we have no current agreements or commitments to make any potential acquisition. In addition, if the 2,800,000 redeemable warrants offered pursuant to this prospectus and the 1,475,666 redeemable warrants issued in exchange for our private warrants are exercised, we will realize proceeds related to their exercise of approximately $21,592,113 before payment of any solicitation fees that may be due. If and when we receive these additional proceeds, they are also expected to be allocated to our working capital.

We will invest proceeds not immediately required for the purposes described above principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

DIVIDEND POLICY

We have never paid any cash dividends and intend, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

DILUTION

The difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

At September 30, 2005, our net tangible book value was approximately $809,000, or $0.40 per share of common stock. After giving effect to the sale of 2,800,000 shares of our common stock and 2,800,000 redeemable warrants (and the deduction of the underwriting discount and expenses and estimated offering expenses of approximately $1,948,000), and the conversion of $2,163,500 principal amount of our outstanding notes (and all interest due thereon, estimated at approximately $86,000) into 749,930 shares of common stock, our as adjusted net tangible book value as of September 30, 2005 would have been approximately $13,262,000 or $2.39 per share, representing an immediate increase in our net tangible book value of $1.99 per share to the existing securityholders and an immediate dilution of $2.66 per share or approximately 53% to new investors.

The following table illustrates the dilution to the new investors on a per-share basis:

Public offering price per share		$5.05
Net tangible book value per share as of September 30, 2005	$0.40
Increase per share attributable to new investors in this offering	1.99

As adjusted net tangible book value per share after the offering		2.39

Dilution per share to new investors		$2.66

In addition to the effect of the items above, the following table illustrates the dilution to the new investors on a per-share basis, assuming the underwriters exercise their over-allotment option of 420,000 shares of our common stock and 420,000 redeemable warrants (after deducting additional underwriting discount of approximately $171,000):

Public offering price per share		$5.05
Net tangible book value per share as of September 30, 2005	$0.40
Increase per share attributable to new investors in this offering, assuming the underwriters exercise their over-allotment option	2.15

As adjusted net tangible book value per share after the offering		2.55

Dilution per share to new investors, assuming the underwriters exercise their over-allotment option		$2.50

The numbers in the above tables do not take into consideration the common stock issuable upon the exercise of the redeemable warrants, the representative’s purchase option and the options and other stock-based awards granted under our 2005 stock option plan that will be outstanding after the offering.

The following table shows on an as adjusted basis, as of September 30, 2005, the total consideration paid and the average price per share paid by our existing stockholders (including for such purposes the shares to be issued upon the conversion of outstanding notes and accrued interest thereon upon completion of this offering) and by the investors in this offering, before deducting the underwriting discount and expenses and related offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing securityholders	2,749,930	49.5%	$2,257,929	13.8%	$0.82
New investors	2,800,000	50.5%	$14,140,000	86.2%	$5.05

	5,549,930	100.0%	$16,397,929	100.0%

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2005:

•	on an actual basis; and

•	on an “as adjusted” basis to give effect to our receipt of the net proceeds from our sale of 2,800,000 shares of common stock and 2,800,000 redeemable warrants in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds;” and the assumed conversion of $2,163,500 principal amount of our outstanding notes and all accrued interest thereon (estimated at approximately $86,000) into 749,930 shares of common stock. Accumulated deficit reflects additional interest expense of approximately $1,796,500 resulting from the immediate amortization of the balance of the original issue discounts on our convertible notes due to the conversion of the notes issued in our private placement into shares of common stock upon consummation of the initial public offering. The balance of the original issue discount was computed based on the difference between the carrying value of the convertible notes of approximately $367,000 as of September 30, 2005 and the $2,163,500 principal amount of the convertible notes. Accumulated deficit also includes the amortization of approximately $514,000 of the carrying value of debt issuance costs related to the notes upon conversion of the notes to common stock and $86,000 of additional interest expense.

In addition, the following table should be read in conjunction with our financial statements and the accompanying notes, which are contained later in this prospectus.

	As of September 30, 2005
	Actual	As adjusted
Stockholders’ equity:
Common stock, $.001 par value, 40,000,000 shares authorized; 2,000,000 shares issued and outstanding, actual; 5,549,930 shares issued and outstanding, as adjusted	$2,000	$5,550
Additional paid-in capital	1,988,755	16,266,705
Accumulated deficit	(614,002)	(3,010,301)

Total stockholders’ equity	1,376,753	13,261,954

Total capitalization	$1,376,753	$13,261,954

SELECTED FINANCIAL DATA

The following selected financial data for the period from inception through September 30, 2005, the years ended June 30, 2005 and 2004, the three months ended September 30, 2005 and 2004, and at September 30, 2005, is derived from our financial statements included elsewhere in this prospectus. You should read this information with our financial statements and the related notes and the section entitled “Plan of Operations,” all of which are included elsewhere in this prospectus.

	Fiscal year ended June 30,		For the three months ended September 30,		For the Period from June 16, 2003 (inception) to September 30, 2005
	2005	2004	2005	2004
Revenues	$—	$—	$—	$—	$—

Expenses:
Marketing and development	84,813	22,058	116,703	3,233	223,574
General and administrative	84,435	3,000	188,563	6,027	275,998

Total expenses	169,248	25,058	305,266	9,260	499,572

Other expenses:
Interest and bank charges	75	—	35,721	—	35,796
Amortization of debt discounts and debt issuance costs	925	—	77,709	—	78,634

Net loss	$(170,248)	$(25,058)	$(418,696)	$(9,260)	$(614,002)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.01)	$(0.21)	$—

Weighted average shares outstanding:
Basic and diluted	1,996,261	1,740,490	2,000,000	1,984,833

As of September 30, 2005
Balance Sheet Data:	Actual
Working capital	$1,176,572
Cash and cash equivalents	$1,334,018
Total assets	$2,259,851
Total liabilities	$883,098
Shareholders’ equity	$1,376,753

We expect to recognize net revenues of approximately $290,000 and incur cost of revenues of approximately $218,000 during our fiscal quarter ended December 31, 2005, substantially all of which was attributable to the sale of our prepaid long distance phone/service bundles. Only a nominal amount of such revenues was attributable to service fees. We expect our selling, general and administrative expenses and other expenses during our fiscal quarter ended December 31, 2005 to be approximately $1,050,000 in the aggregate, inclusive of approximately $170,000 of expenses related to interest, amortization of debt discounts and amortization of debt issuance costs associated with our convertible notes.

PLAN OF OPERATIONS

You should read the following plan of operations in conjunction with our financial statements and related notes and the other financial information included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. These and other factors, including those set forth under “Risk Factors,” may cause actual results to differ materially from those projected in the forward-looking statements.

Overview

We are a development stage company that was incorporated in Delaware in June 2003. Our primary business is the marketing and sale of broadband phone communications (Voice-over-Internet-Protocol or “VoIP”) services and/or prepaid long distance services that are bundled with our digital, cordless multi-handset phones. We sell our communications phone/service bundles under our “American Telecom”, “ATS” or “Pay N’ Talk” brand names. Our digital spread spectrum (“DSS”) telecom platform is designed to enable seamless access to the communications services provided by our strategic partners. We are marketing our phone/service bundles to the retail mass market and will expand through a variety of distribution channels, including office superstores, electronics stores, mass retailers, department stores and Internet-based retail distribution outlets.

Since our inception, we have focused on development activities, principally in connection with creating customized communications services to be provided by our strategic partners to users of our phones, securing relationships with the third-party suppliers that will manufacture our phones to our specifications and developing retail and other distribution channels.

Recently, we directed our supplier to commence manufacturing of our initial VoIP and prepaid long distance service phones and have been funding these initial manufacturing efforts through our lender relationships and from the net proceeds of our private placements of notes and private warrants conducted during the period from June 2005 through September 2005. We received our initial purchase orders in September 2005 and shipments of our phones began arriving in retail stores in October 2005. Subsequent to September 2005 we have received additional purchase orders and began fulfilling these orders in October 2005. We expect to recognize net revenues of approximately $290,000 and incur cost of revenues of approximately $218,000 during our fiscal quarter ended December 31, 2005, substantially all of which was attributable to the sale of our prepaid long distance phone/service bundles. We expect our selling, general and administrative expenses and other expenses during our fiscal quarter ended December 31, 2005 to be approximately $1,050,000 in the aggregate, inclusive of approximately $170,000 of expenses related to interest, amortization of debt discounts and amortization of debt issuance costs associated with our convertible notes. As of the date of this prospectus, both our prepaid long distance and VoIP phone/service bundles are available through our retail customers. Since we only recently commenced commercial operations, we have not yet generated meaningful revenues. As a result, our auditors have issued an opinion in connection with our June 30, 2005 financial statements which expresses substantial doubt about our ability to continue as a going concern without adequate financing.

We will require the net proceeds of this offering (approximately $12,032,000) to continue and expand commercial distribution of our phone/service bundles, develop and enhance product and service features and expand our contract manufacturing, sales and marketing capabilities and to generally fund our operations. We believe that the proceeds of our prior private placements and this offering, together with certain minimum levels of anticipated revenues and accounts receivable financing that we believe will be available to us, will be sufficient to fund our capital requirements for approximately 12 months. If additional funds are required either because our plans change or our assumptions prove to be inaccurate or, if after 12 months, we are not generating revenues sufficient to meet our capital requirements, we would likely seek additional funds through equity or debt financings, including through a possible call of our redeemable warrants. If we are unable to obtain such additional funds, we would likely curtail our rate of growth.

Manufacturing

Since our inception, we have concentrated our efforts on developing relationships with overseas suppliers that have extensive experience in manufacturing telecommunications hardware. We believe that we have secured ready access to sufficient production capacity to meet our anticipated requirements. We intend to use approximately $9,250,000 of the net proceeds of this offering for the contract manufacturing of our multi-handset cordless phones for bundling with Pay N’ Talk prepaid long distance services, and our digital, multi-handset broadband phones for bundling with VoIP services, as well as for the purchase of related components, and the shipping and warehousing of inventory.

Manufacturing of our phones and components will be done to agreed upon specifications based upon our feature functions and will be provided on a contract basis by overseas providers. We or our agents intend to perform quality control testing at our manufacturer’s overseas production facilities. Although we intend to carry inventory to meet anticipated reorders, generally we expect to correlate our inventory with actual commitments and projections from retailers.

Sales and Marketing

Since our inception, we have concentrated our efforts on establishing retail sales channels through which we will sell our phones upon their commercial introduction. We have incurred aggregate expenses of $223,574 in connection with these efforts from our inception through September 30, 2005, and have continued and will continue to incur additional, material expenses in this regard. As of the date of this prospectus, we have secured approved vendor status with more than ten national and regional retail channels. However, there is no obligation for these retailers to purchase our phone/service bundles. We will sell our phones through these and other sales channels using our internal sales force, including our Chief Executive Officer, Bruce Hahn, through Future Marketing, a multi-person marketing and sales consulting firm which is an affiliate of our Company, and through independent sales representatives. We intend to support our sales efforts through strategic marketing programs with our source providers and through promotional campaigns with our potential customers, including co-op marketing programs, in-store special promotions and point-of-purchase displays. We intend to use approximately $800,000 of the net proceeds of this offering for our sales and marketing activities during the next 12 months, including:

•	salaries for existing and newly hired sales and project management personnel;

•	costs associated with the development of packaging, advertising, retail displays and collateral marketing materials;

•	costs related to the establishment of sales channels into targeted retail outlets; and

•	fees to Future Marketing.

We expect, however, that if our phones are successfully sold through our distribution channels, we will increase the allocation of our available funds in order to accelerate and enhance our marketing and sales efforts.

Design Enhancement and Product Development

Since our inception through September 30, 2005, we have incurred nominal expenses in connection with the design, engineering and development of our initial phones. However, we intend to use approximately $350,000 of the net proceeds of this offering for product enhancement and development and related activities. This amount includes approximately $275,000 for sourcing and internal design of product improvements and new phones, as well as for external engineering and product development conducted in China through companies we are utilizing for manufacturing services, and approximately $75,000 for technology and support services in the United States to coordinate our overseas development efforts.

Equipment and Tooling

To date, we have not incurred expenses in connection with the development of tools and molds for the production of our initial phones. However, we intend to use approximately $150,000 of the net proceeds of this offering for equipment necessary for our production activities, including the design and development of tools (molds) in cooperation with our third-party contract manufacturers. We also intend to use approximately $150,000 for the purchase and/or lease and installation of computer systems and other office equipment at our office in City of Industry, California and offices we intend to open in Atlanta, Georgia and Shanghai, China.

Product Revenue

We will market our phone/service bundles through major retail distribution outlets and expect to generate revenues through the sale of our phones and the receipt of a portion of the ongoing revenues generated by our customers’ use of the communications services bundled with our phones. As part of our relationship with our retail distribution channels, we will typically share with them a portion of our service revenues.

General and Administrative Support

Although we were formed in June 2003, we only began to compensate our executives in June 2005 and have incurred nominal costs for administrative support. For the period from our inception (June 16, 2003) through September 30, 2005, we incurred $275,998 in general and administrative expenses. We have not incurred any expenses for leased space prior to this offering. We intend to use approximately $1,332,000 of the net proceeds of this offering for general corporate purposes, including salaries of approximately $1,100,000 for executives and administrative personnel during the next 12 months.

Results of Operations

Our efforts since inception have been focused on placing us in a position to make initial shipments of our phones. In September 2005 we shipped approximately $185,000 of phones to a retail customer, which will be recognized as revenue in October 2005 in accordance with our revenue recognition policy. Since we did not generate any revenues through September 30, 2005, our historical financial information is not indicative of our future financial performance.

For the period from our inception through September 30, 2005, we have incurred aggregate net losses in our development stage, and had an accumulated deficit of $614,002 as of September 30, 2005. We expect our losses to increase during the short term as we transition from development stage to commercial operations and initiate distribution of our phone/service bundles.

During the three months ended September 30, 2005, we hired our Chief Operating Officer, began recruiting key operating and customer service positions, and continued planning the development of our systems and infrastructure needs. Additionally, we received our first shipment of phones from our supplier, received our first retailer purchase orders, shipped our first phone products and continued development of our mass retailer distribution channels.

Marketing and development expenses of $116,703 incurred during the three months ended September 30, 2005 are sales and marketing expenses directly associated with the development of sales channels. General and Administrative expenses of $188,563 during the three months ended September 30, 2005 consists primarily of personnel costs, corporate overhead and professional fees.

Liquidity and Capital Resources

In assessing our liquidity based upon the receipt of approximately $12,032,000 of net proceeds, we have reviewed our cash commitments, capital expenditures, available accounts receivable financing and our general working capital requirements. We currently estimate that the net proceeds of our prior private placements and this offering, together with certain minimum levels of anticipated revenues and accounts receivable financing that we believe will be available to us, will be sufficient to enable us to commence the shipment of our phones and implement our business plan for approximately 12 months.

In light of the competitive nature of the telecommunications industry and the evolution of new phones and services from time to time, any estimate as to our liquidity and overall financial condition may change over time. Some factors that could affect our liquidity and overall financial condition are the timing of our introduction of our phone/service bundles, customer acceptance and usage of our phone/service bundles and competition from existing service providers and other telecommunications companies. To the extent that circumstances evolve in an unfavorable manner, we may generate lower revenues then we currently anticipate and, as a result, we would experience reduced cash flow and our ability to obtain sufficient accounts receivable financing would be hampered. In such event, we may be required to seek additional equity and/or debt financing, which may not be available to us on satisfactory terms or at all. We also could be required to curtail or cease operations.

In June 2005, we issued and sold an aggregate of $50,000 in principal amount of our 6% notes to our Chairman of the Board and another unaffiliated person. During the period July 2005 through September 2005, we issued and sold in a series of private transactions an aggregate of $2,113,500 in principal amount of our 8%

notes. All of the notes rank senior to all of our indebtedness, other than certain permitted indebtedness, which is defined as our financing arrangements with banks or other financial institutions existing or proposed as of June 28, 2005. Payment of the notes is collateralized by a lien upon, and security interest in, all of our assets, subject only to the prior lien of such permitted indebtedness. The notes are convertible, at any time, at the option of the holder, and automatically upon consummation of this offering, into 749,930 shares of our common stock at a conversion price of $3.00 per share assuming this offering is consummated on the terms described in this prospectus. The purchasers of the 6% notes received at no additional cost an aggregate of 66,666 private warrants and the purchasers of the 8% notes received at no additional cost an aggregate of 1,409,000 private warrants in connection with their purchase of the notes. The private warrants are currently exercisable through July 14, 2011. Upon consummation of this offering, all of the private warrants will be automatically converted into a like number of warrants of the same class as the redeemable warrants sold in this offering. The net proceeds of such notes, $2,163,500, will be recorded as additional paid in capital due to the value assigned to the private warrants issued with the notes and the value of the beneficial conversion feature of the notes. A non-cash interest expense of approximately $2.3 million resulting from the amortization of the original issue discount and debt issuance costs will be incurred upon conversion of the notes into common stock at the consummation of the initial public offering.

In order to facilitate the purchase and financing of our inventory, in June and July 2005 we entered into arrangements with Gain Star International Limited, a Hong Kong-based lender, and CIT Commercial Services, respectively. Under these arrangements, Gain Star acts as our agent for the purchase of our phones from manufacturers in China. Gain Star will fully finance these purchases if they are backed by accounts receivable that are approved and guaranteed by CIT. Under this arrangement, CIT does not advance funds to us or Gain Star. Instead, it makes payments to us and Gain Star only upon collection of the applicable accounts receivable. CIT guarantees payment to us and Gain Star only after a customer’s failure and inability to pay after the longest applicable maturity date.

For purchases that are not backed by CIT approved and guaranteed accounts receivable, Gain Star requires us to pay a 20% deposit to them in the form of a standby letter of credit or cash deposit towards the purchase price and requires us to pay the remaining amounts due and owing typically on shipment of our phones. Gain Star permits us to engage in this arrangement for up to approximately $500,000 in purchases.

In addition to its direct costs for the purchase of our inventory, Gain Star also requires us to pay certain fees, commissions and charges and to reimburse it for certain of its expenses as compensation for its services as our agent. As compensation for its services, CIT requires us to pay certain factoring fees and charges and to provide it with certain credits, allowances, trade discounts and cash discounts on the face value of the accounts receivable it guarantees.

Significant Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Our significant accounting policies are described in Note 2 to our June 30, 2005 Financial Statements. The application of these policies requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis we will evaluate our estimates including those related to revenue recognition, research, engineering and development, bad debts.

Debt issuance costs

Debt issuance costs consist of direct expenses incurred that are related to the issuance of convertible notes and are amortized over the expected term of the financing.

Deferred financing costs

Deferred financing costs at September 30, 2005 consist of direct expenses incurred through September 30, 2005 that are related to our planned public offering of common stock and warrants. Deferred financing costs at June 30, 2005 consist of direct expenses incurred through June 30, 2005 that are related to the issuance of convertible notes. Such amounts are included in debt issuance costs upon closing of the convertible notes financing.

Revenue recognition

We are a development stage enterprise and did not generate any revenues through June 30, 2005. In September 2005, we commenced limited shipments of our phones.

We derive revenue from the sale of our phone products to consumer retailers (“Retail Partners”) and from certain arrangements with phone service carriers. In accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or services has occurred in accordance with the terms of an agreement, the price is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied, and title and risk of loss have been transferred to the Retail Partner.

Phone products

Our phone products are sold through Retail Partners to the end user customer. Revenues from sales of phones are recognized in the period when title and risk of loss are transferred to the Retail Partner in accordance with the terms of an agreement, provided all other revenue recognition criteria have been met. Retail Partners participate in various cooperative marketing and other programs, and we will maintain estimated accruals and allowances for these programs once they commence.

We will generally warrant our phone products against defects to customers for a period of up to one year and will accrue for warranty costs, sales returns, and other allowances based on our estimates. As required, we will accrue a provision for estimated future costs and estimated returns as a reduction of revenue and for warranty reserves as an expense at the time of revenue recognition.

Carrier agreements

We have agreements with certain phone service carriers who, if requested by the phone purchaser user, may provide such user with phone communications services. The agreements with the carriers grant us the right to include, at our option, certain marks and logos of the carriers on our phones and/or related packaging and marketing materials.

Under the agreement with SunRocket, we design and configure our broadband phones to work with SunRocket’s communications services. SunRocket offers end-user purchasers of our broadband phones service plans at set rates. The initial term of the agreement with SunRocket expires on the third anniversary of the date of activation of the first account of an end-user using one of our broadband phones, or earlier in certain circumstances. We have the option to extend the term of this agreement for an additional year if a prescribed minimum amount of service account activations occur by end-user purchasers of our broadband phones during the initial term.

Our agreement with IDT provides purchasers of our cordless landline phones with the ability to obtain prepaid long distance communications services. IDT will offer end-user purchasers of our cordless landline phones certain prepaid long distance calling rate plans and IDT will handle all customer service interaction, including billing the customer for all communications services. We have agreed to use our best efforts to deliver a certain minimum account activations to IDT. In the event that we fail to achieve the minimum commitment level for the relevant time period, then IDT, at its sole discretion, shall have the right to (i) terminate the agreement without further obligation or (ii) renegotiate the agreement or specific terms on a going forward basis. The initial term of the agreement with IDT expires on the second anniversary of the date of activation of the first account of an end user using one of these phones, or earlier in certain circumstances.

In connection with the agreements with the carriers, we are entitled to earn certain commissions from the carriers. For each service account activated with SunRocket by end-users of our broadband phones, we will receive a pre-defined commission amount from SunRocket once the account remains active for a certain period of time. We also are entitled to receive ongoing monthly commissions from both SunRocket and IDT equal to a percentage of the net service revenues received by the respective carrier from end-users of our phones.

In addition, we will receive certain retail marketing co-op fees and contributions for consumer rebates in certain circumstances from carriers. Our obligations to end-users of our phones relate solely to the sales of our phones and the related warranties provided. Aside from marketing the carrier communication services with its phones, we have no obligation to the end-users relating to the carrier communications services. Accordingly, commission revenues, based on a percentage of the monthly carrier net service revenue from the subscriber users of our phones, will be recognized in the period the usage occurs and commission revenue resulting from service account activation by users of our phones and marketing co-op fees will be recognized once the subscriber activates the phone on the carrier’s network and such account is active for the required period of time.

We are currently offering our Retail Partners a percentage of the service revenue commissions we earn from carriers of communications service providers and a percentage of the subscriber activation fees we will receive from SunRocket in connection with the purchase of communications services by end-users of our broadband phones. Such fees will be recorded as a reduction in revenues.

Allowance for doubtful accounts

We will maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. These estimated losses will be based upon historical bad debt experiences, specific customer creditworthiness and current economic trends. If the financial condition of a customer deteriorates, resulting in the customer’s inability to make payments within approved credit terms, additional allowances may be required. We perform credit evaluations of our customers’ financial condition on a regular basis. We have not recorded any allowances for doubtful accounts to date.

Fair value of financial instruments

The fair value of our assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107 approximate their carrying amounts presented in the balance sheets.

Inventory

Inventory consists of finished goods which are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.

Advertising

Costs of advertising will be expensed as incurred, and recorded as marketing and development expenses.

Net loss per share

Basic loss per share includes no dilution and is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the period.

Income taxes

We follow the liability approach under which deferred taxes are determined based upon the differences between the financial statement and tax base of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets when management is uncertain as to the ultimate realization of the asset.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates to be made by management include or will include provisions for bad debts, impairment of long-lived assets, the fair value of our common stock and warrants, estimated warranty reserves and other allowances, the allocation of proceeds from debt to equity instruments and other reserves. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Recent accounting pronouncements

During December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” (“SFAS 123R”) requiring all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. As amended by the SEC on April 14, 2005, this standard is effective for annual periods beginning after December 15, 2005, and includes two transition methods. Upon adoption, a company will be required to use either the modified prospective or the modified retrospective transition methods. Under the modified retrospective approach, the previously reported amounts are restated for all periods presented to reflect the FASB Statement No. 123 amounts in the income statement. Under the modified prospective method, awards that are granted, modified, or settled after the date of adoption should be measured and accounted for in accordance with SFAS 123R. Unvested equity-classified awards that were granted prior to the effective date should continue to be accounted for in accordance with SFAS 123 except that amounts must be recognized in the income statement. We have adopted SFAS 123R and will apply its provisions for our grants of stock options to employees.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of SFAS No. 151 is not expected to have a material impact on our financial position, results of operations and cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have an impact on our financial position, results of operations and cash flows.

BUSINESS

General

We currently offer broadband phone (Voice-over-Internet-Protocol or “VoIP”) and prepaid long distance communications services that are bundled with our digital, cordless multi-handset phones. We sell our phone/service bundles through major retailers under our “American Telecom”, “ATS” or “Pay N’ Talk” brand names. Our digital spread spectrum (“DSS”) telecom platform is designed to enable seamless access to the communications services provided by our strategic partners. Our strategic partners include SunRocket, Inc., a growing provider of VoIP services, for our VoIP service offering, and IDT Corporation, an established communications carrier for our prepaid long distance service offerings. Under the agreements with each of these service providers, we will receive a percentage of their monthly service revenues generated by users of our service offerings, in addition to the revenues we generate through the sale of our phone hardware. We are initially targeting the U.S. residential and SOHO markets.

Since our formation in 2003, we devoted our resources to creating our initial phone/service bundles and establishing contractual relationships with our strategic communications services and manufacturing partners. Recently, we commenced our initial marketing efforts, focusing on securing approved vendor status with numerous national and regional retail channels. We received our initial purchase orders in September 2005 and shipments of our phones began arriving in retail stores in October 2005. Subsequent to September 2005 we have received additional purchase orders and began fulfilling these orders in October 2005. We expect to recognize net revenues of approximately $290,000 and incur cost of revenues of approximately $218,000 during our fiscal quarter ended December 31, 2005, substantially all of which was attributable to the sale of our prepaid long distance phone/service bundles. We expect our selling, general and administrative expenses and other expenses during our fiscal quarter ended December 31, 2005 to be approximately $1,050,000 in the aggregate, inclusive of approximately $170,000 of expenses related to interest, amortization of debt discounts and amortization of debt issuance costs associated with our convertible notes. As of the date of this prospectus, both our prepaid long distance and VoIP phone/service bundles are available through our retail customers.

Industry Overview

The residential and SOHO communications service markets are characterized by a demand for cost-efficient and feature-added communications services. We believe that consumers in this marketplace readily seek to avail themselves of technologies and solutions that:

•	drive down and/or control their communications costs; and

•	serve to enhance their quality of life and productivity.

VoIP services

VoIP is a technology that can be used instead of the traditional phone network for the delivery of voice-based communications services. VoIP technology translates voice into data packets, transmits the packets over data networks, including the Internet, and converts the data packets into voice at the destination. Unlike traditional phone networks, VoIP does not use dedicated circuits for each phone call; instead, the same VoIP network can be shared by multiple users for voice, data and video simultaneously.

The VoIP industry has grown dramatically from the early days of calls made through personal computers. Technology research firm Jupiter Research reports that the number of users of VoIP telephony services has grown to approximately 3 million in the United States in 2005 and projects that there will be approximately 27 millions users in the United States by 2009.

We believe that the growth of VoIP will continue to be driven primarily by:

•	increasing consumer demand worldwide for lower cost phone service;

•	improving quality and reliability of VoIP calls fueled by technological advances, increased network development and greater bandwidth capacity;

•	continuing domestic and international deregulation, opening new market opportunities for VoIP services;

•	new product innovations that allow VoIP providers to offer services not currently offered by traditional phone service companies; and

•	growing demand for long distance communication services driven by the increased mobility of the global workforce.

Prepaid long distance services

Prepaid long distance services, such as those available via debit and rechargeable calling cards, are well established and used throughout the world. We believe consumers that typically use prepaid long distance services as their primary means of making long distance phone calls do so because of the competitive rates and reliable service afforded thereby and because such prepaid services afford easy monitoring and budgeting of long distance spending.

Our phones and services

Our VoIP offering

Our broadband phone/service bundle provides customers with a multi-handset, plug-and-play, broadband phone, a phone number and VoIP-based communications services, including inbound and outbound local calling service, long distance service, enhanced 911 emergency calling (which routes calls directly to emergency operators along with caller address information and automatic phone number identification) and other standard and competitive services.

Our VoIP services in the United States are provided by SunRocket. SunRocket is a VoIP communications service provider founded by former executives of MCI, Inc. Under the terms of our agreement with SunRocket, purchasers of our broadband phones are offered an exclusive, low-cost rate plan. Our customers are offered low-cost rate plans marketed by SunRocket to its customers. We receive an agreed-upon percentage of SunRocket’s monthly service revenues generated by users of our broadband phones, whether our customers utilize the exclusive plan offered us by SunRocket or another SunRocket plan.

Most currently available VoIP services require a combination of an adaptor, modem and/or router and often require cable companies and other service providers to engage in varying degrees of rewiring in the customer location in order for the VoIP service to be accessible throughout such location. However, our broadband phone, like other leading edge VoIP hardware, is plugged directly into a customer’s Internet router, without use of an adaptor or additional hardware, and does not require any complex rewiring. Most models include a router eliminating the need for another device. Our broadband phone may be used in rooms other than those with an Internet connection by carrying the wireless handset from room to room in the same manner as traditional cordless phones. Our multi-handset design allows customers to add additional handsets to their system and situate extensions in other rooms without any rewiring.

Our VoIP phone/service bundle can easily be installed by customers, requires no installation appointments with the cable company or other service provider and provides services at what we believe are among the lowest rates currently available. In summary, our phones do not require peripheral computer equipment and are therefore simpler and typically cheaper. Since our phones do not require additional equipment, consumers can purchase our entire hardware package in the phone section of a department store rather than having to make purchases in multiple departments. In addition, we offer a specialized sub-$10 monthly service plan as well as a service plan with an annual or monthly fee. Accordingly, we believe our VoIP phone/service bundle represents one of the easiest and most cost-efficient means for customers to acquire VoIP service.

The multi-handset design allows customers to add additional handsets to their system with no additional wiring. The additional handsets communicate with the master handset’s base unit and only require an AC outlet for their base charger. In the future, we expect to have other broadband phones. We expect that these additional phones may include such features as an integrated router, additional ports for external phones and fax machines, Wi-Fi technologies and other technologies to simplify further the broadband phone experience of our customers.

Our prepaid long-distance offering

Our phones that are bundled with long distance service are marketed in the United States under the brand “Pay N’ Talk.” Prepaid long distance service on these phones is accessible, on demand, with the press of the LDS

(Long Distance Service) auto-key on the handset dial pad. This process provides the user with an immediate and seamless connection to prepaid long distance services provided by IDT. As a promotion, we provide a specified number of initial minutes of long distance service at no additional charge to the customer as part of the phone/service bundle. Our LDS feature differentiates our phones from others on the market by providing a simplistic and specially designed process for making long distance calls at a low flat rate.

Under our agreement with IDT, prepaid long distance service is offered to our customers at a current rate of 3.9 cents per minute for domestic calls, inclusive of all fees and taxes. International calling is available at low, competitive per-minute rates under a rate plan that IDT created for our customers. Through IDT, our customers are able to purchase a specified number of minutes or create an automatic recharge account by which additional minutes are added whenever their account balance falls below pre-set limits.

Following activation, the customer is able to make long distance calls at no additional charge until the promotion balance reaches zero. The customer has the option of adding a cash value to their account using a credit card or checking account, and IDT gives the customer the ability to set an automatic recharge for their account at a pre-set value each time their account balance falls below a pre-set limit, in addition to pay-on-demand.

Each time the customer chooses to make a long distance call they simply press the LDS auto-key on the American Telecom phone. When the customer presses the LDS auto-key, the phone goes off-hook producing a dial-tone and the customer is instantly and seamlessly connected to the IDT prepaid platform. At that point, the customer is able to make a call to the extent that the customer has a positive account balance. Whenever customer balances are low, they are prompted to recharge their account and directed to the platform or a live operator to process their payment. This is an optional service that does not require the users to change their long distance carriers.

Strategic service providers

SunRocket

We have an agreement with SunRocket under which SunRocket provides users of our broadband phones with VoIP communications services. Under our agreement with SunRocket, we design and configure our broadband phones to work with SunRocket’s VoIP communications services and have been granted the right to include, at our option, SunRocket’s marks and logos on our broadband phones and/or related packaging and marketing materials. These VoIP phone/service bundles are marketed and distributed by us through mass market retail channels. During the term of this agreement, subject to certain conditions, SunRocket will not provide these services to any other manufacturer or distributor for use with cordless landline phones sold in specified retail outlets where our broadband phones are available or for which we have contracted for our broadband phones to be available. SunRocket will offer purchasers of these VoIP phone/service bundles at least a prescribed minimum number of different service plans at set rates, including the sub-$10 plan that has been created exclusively for our customers. Under our agreement with SunRocket, we were required to activate at least 10,000 accounts by December 31, 2005 in order to retain exclusivity for this sub-$10 pricing plan. Since we only recently commenced operations, we did not meet this requirement, thereby affording SunRocket the right, but not the obligation, to treat our exclusive pricing plan as nonexclusive. We have had no indication to date that SunRocket will terminate our exclusivity as to that particular rate plan. As noted under the section of the prospectus entitled “Risk Factors—The agreements with the strategic partners that provide the communications services accessible through our phones require us to meet certain minimum requirements, which, if not met, could lead to our loss of certain material rights,” we retain the right to bundle similar communications services provided by other service providers with our phones.

For each VoIP services account activated by users of our broadband phones who remain active for a period of 31 days, we receive an initial payment of between $50 and $90 from SunRocket. In addition, we receive ongoing monthly commissions of up to 25% of the net revenues received by SunRocket from end users of our broadband phones, as well as certain retail marketing co-op fees and contributions for consumer rebates in prescribed circumstances. We have the right to designate numerous identified retailers as “strategic accounts.” In the event we designate one or more retailers as “strategic accounts,” we and SunRocket may each be obligated to commit to fund certain prescribed amounts for marketing activities in connection with such strategic accounts that we select.

The initial term of this agreement expires on the third anniversary of the date of activation of the first account of an end user using one of these phones, or earlier in certain circumstances. We have the option to extend the term of this agreement for an additional one year if we deliver prescribed minimum service account activations during the initial term.

IDT

We have an agreement with IDT Puerto Rico & Co. under which IDT provides users of our prepaid long distance phone/service bundles with prepaid long distance communications services. During the term of this agreement, IDT will not provide these services to any other manufacturer or distributor for use with cordless landline phones sold in retail outlets where our phones are available or for which we have contracted for our phones to be available. Under our agreement with IDT, we design and configure these phones to work with IDT’s prepaid long distance communications services platform designed to our specifications and have been granted the royalty-free right to use IDT’s marks on related packaging and marketing materials. These bundled phone/prepaid long distance service offerings will be marketed and distributed by us in such manner and through such channels as we determine in our discretion. IDT will offer purchasers of these bundled phone/prepaid long distance service offerings calling rates which we believe to be among the lowest generally available.

Under the terms of this agreement, we have upfront payment obligations that we must make to IDT for promotional minutes upon activation of each customer account equal to 75% of the total value of promotional minutes. IDT handles all customer service interaction, billing the customer for all services and remitting a portion of the net revenues to us on a regular basis. IDT is restricted from marketing any other services to our customers without our consent and cooperation, and we would expect to negotiate similar commission arrangements with respect to such other services in connection with giving our consent. We also must deliver at least 150,000 account activations by December 31, 2006, otherwise IDT will be entitled to, among other things, renegotiate or terminate the agreement. We retain the right to bundle similar communications services provided by other service providers with our phones. We receive 25% of IDT’s net monthly service revenues generated by users of our telephones.

The initial term of this agreement expires on the second anniversary of the date of activation of the first account of an end user using one of these phones, or earlier in certain circumstances. The agreement will automatically and continually renew for additional one-year periods unless terminated by either party by written notice given at least 30 days prior to the end of the then current term.

Our strategy

We believe that currently there are a limited number of providers of bundled communications phone/service offerings through mass market retail. Our objective is to expand and become a leader in the market for bundled communications phone/service offerings by combining our phones with attractively priced service offerings, thereby creating a compelling proposition for value purchasers. Key elements of our strategy include:

•	developing high-quality end user communications hardware that enhances the accessibility and utility of the communications services with which our hardware is bundled;

•	expanding our existing relationships with SunRocket and IDT by expanding the communications services that are bundled with our hardware, expanding our joint marketing initiatives and increasing the retail distribution channels which we provide;

•	establishing relationships with other providers of communications services inside and outside of the United States;

•	obtaining retail shelf space and Internet presence for our bundled communications phone/service offerings by utilizing our management’s broad retail experience and providing retailers the opportunity to share in our service revenues; and

•	utilizing our management’s extensive manufacturing and sourcing experience (particularly in China) to expand and diversify our supplier base for phone hardware, services and technology in order to maximize cost efficiency and support the diversification of our bundled communications phone/service offerings.

Since we are an early stage company seeking to introduce new phone/service bundled offerings into a rapidly evolving communications market, we may not be successful in implementing some or all of the elements of our strategy.

Design and development

Phones

Value-priced consumer electronics, including phones, typically have common technical features. Competition in this segment is therefore more dependent on product design, visual appeal and price. As such, we recognize that superior product design provides an important competitive advantage. We believe that, in addition to our bundled telecommunications services, the superior design and style of our phones will distinguish them from those of our competitors in the value-priced category and help drive consumer purchasing decisions.

We believe that the enhancement and extension of our existing phones and the development of new phones will contribute to our future growth and will be necessary for our success. In cooperation with our manufacturers, we will regularly focus on product design. We also will evaluate new ideas and seek to develop new phones and improvements to existing phones to satisfy industry requirements and changing consumer preferences.

Our initial phones incorporate design and manufacturing specifications that adapt and implement available technology features in order to satisfy anticipated customers’ requirements for quality, product mix and pricing. We will work closely with both retailers and suppliers to identify trends in consumer preferences and to generate new product ideas as needed.

We also will highlight the design and style features of our phones with detailed descriptions and illustrations on packaging, which we believe will further distinguish our phones from those of our competitors. We believe that this packaging strategy will make our phones more attractive to consumers and will facilitate an understanding of the product features in retail locations where salespersons may not be available to provide detailed explanations and demonstrations.

Services

We have worked with SunRocket to develop new rate plans for VoIP service and enhance their service offering and capability to service our customers.

We have similarly worked with IDT to design our Pay N’ Talk prepaid long distance phone/service bundles. An important part of this joint effort was the development of a rate plan for our customers that offered a unique value proposition when bundled with our phones. We and IDT have taken IDT’s key expertise in customer service and back office services, and IDT’s low long distance and international calling rates, and used them as the foundation for the Pay N’ Talk offering. IDT’s back office systems provides refined payment and usage fraud control systems, bilingual and highly scalable call center infrastructure and economies of scale that allow us to offer our customers rates that, at this time, are among the lowest available in the industry.

We expect that as our relationships with SunRocket and IDT progress, we will work closely with these service providers to develop new service offerings and marketing programs based on our hardware bundles with their communications service offerings.

Sales and distribution

Recently we commenced our initial marketing efforts, focusing on securing approved vendor status with numerous national and regional retail channels. A vendor must obtain approved status before retailers will purchase from such vendor. To date, we have obtained approved vendor status from retailers such as Staples, Best Buy, Fry’s, Brooks/Eckerd, Home Depot, Wal-Mart, K-Mart, JCPenney, Amazon.com, Target.com, Costco.com, Sears, JCPenney.com, Staples.com, CVS, QVC and Tiger Direct, of whom Staples, Brooks/Eckerd, Sears, CVS, QVC and Tiger Direct are current customers. The achieving of approved vendor status does not create an obligation on the part of the retailer to purchase our phone/service bundles or open their distribution channels to us.

We seek to sell our phone/service bundles to retailers in the following categories:

•	Office superstores;

•	Electronics stores;

•	Drugstore chains;

•	Do-it-yourself retailers;

•	Mass retailers and department stores;

•	Internet-based retail distribution outlets;

•	Live shopping networks; and

•	Direct marketers.

We plan to offer some retailers a percentage of the service revenue commission we receive from our communications service providers and a percentage of the subscriber placement fees that we will receive from our VoIP service provider in connection with the purchase of VoIP services by users of our broadband phones. These payments to retailers will be in addition to any revenue they receive solely from the sale of our phones.

We are equipped to receive orders from our major accounts electronically or by the conventional modes of facsimile, phone, email or mail. Phones imported by us are shipped by ocean freight and stored in, and subsequently shipped to customers from, facilities maintained by Databyte Technology, Inc., an unaffiliated entity, which provides us with warehousing, distribution, customer support services and our executive offices under an agreement that will expire in October 2007, in exchange for two percent of our net sales (defined as our gross sales shipped and collected during a period less returns and allowances, cooperative advertising, promotional allowances, sales commissions and cash discounts) and our reimbursement of Databyte’s pre-approved actual packaging, customs, freight and toll-free telephone costs. If required, we may contract with public warehouse facilities. All product received by us are automatically updated into our inventory system.

Marketing

Our strategy will be to initially gain entrance to new retail accounts with one or more phone/service bundles and thereafter introduce such accounts to additional phone/service bundles that we develop. Our goal is to become the primary supplier to retailers of phone/service bundles for the residential and SOHO markets.

We expect that our retail accounts will place advertisements that generally promote our brand names in newspapers and other publications, catalogs and flyers and by displaying point-of-purchase advertising. Under such co-op advertising arrangements, we would generally pay the retailer a percentage of the retailer’s sales of our product bundles featured in such advertising. We also expect to market our product bundles to retailers at trade shows, including the Consumer Electronics Show held in Las Vegas, Nevada in January of each year. We expect that our service providers will continue to invest heavily in their brands. The brands of our service providers will appear in our retailers’ ads for our bundles, through their purchase of television ads, radio ads, print ads, billboard ads and mailers. Each of our service providers has granted us the royalty-free use of its brand name. Some of our service providers will also contribute to one or several hardware rebates, co-op advertising arrangements, as well as key-city advertising funds.

Future Marketing, our affiliate, assists in the development and execution of our marketing plans, manages our accounts, assists in our product development and handles our back-office customer functions. In addition, a portion of our sales will also be made through independent sales representatives who will receive sales commissions and work closely with our sales personnel.

Manufacturing

We are responsible for the final design and specifications of all of our phones. Actual assembly is performed by one or more of our independent manufacturers in accordance with specifications mandated by us. Our primary independent manufacturer is Giant International, a subsidiary of the Elite Group, which is located in China and has been manufacturing telecommunications phones for more than 25 years. The Elite Group develops and manufactures phones for many companies, including British Telecom, Motorola and Avaya. We may change suppliers from time to time as market conditions require. We expect that our suppliers will assemble phones with components that they purchase from third parties who manufacture these types of components. We have no agreements or arrangements with component suppliers. We believe that this is the standard method of operating and contracting for the manufacture of phones in the consumer electronics industry. During production, our employees will coordinate with the independent manufacturers’ facilities to monitor and facilitate timely manufacture and delivery of phones produced to our specifications. Through Bruce Hahn, Chief Executive Officer, and Yu Wen Ching, our President of Manufacturing and Sourcing (who has more than 25 years of manufacturing experience in Asia), we believe we have established good relationships with our contract manufacturer and component suppliers and believe that, absent unusual circumstances affecting the supply of materials or the demand on manufacturing time, the supply of phones will be available. We do not currently maintain long-term purchase contracts with manufacturers and operate principally on a purchase order basis. We may, however, enter into such long-term contracts in the future. The loss of our primary supplier could, in the short-term, materially and adversely affect our business until alternative supply arrangements could be secured.

Quality control

We will employ and/or contract with a quality control inspector who inspects our phones before each shipment is sent from our manufacturers to ensure that such phones meet both our quality standards and industry standards. Additionally, our quality control team will randomly do a second quality control inspection when our phones arrive in the United States. If those persons conducting quality control for us believe that the tested phones do not meet our standards and industry standards, such phones will not be accepted by us for shipment to our customers and will be returned to the manufacturer.

Product returns and warranty claims

We expect to offer our customers a one-year warranty. We will accept returns from our customers in accordance with customary industry practices. If an item is returned, we will generally not repair the item, but will generally return it to the manufacturer for either credit or exchange. We expect to have the ability to return defective phones to the manufacturer for either credit or exchange.

Backlog

From time-to-time, we expect to have substantial orders from customers on hand. Management believes, however, that if the proper funding is in place, that backlog should not be a significant factor in our operations. Notwithstanding the foregoing, the ability of management to accurately estimate and provide for inventory requirements will be essential to the successful operation of our business.

Intellectual property

We have applied to register “Pay N’ Talk” as a trademark. We also may seek business process patents for certain methodologies related to our prepaid long distance and broadband phone services.

Regulation

Regulation of IP telephony

The use of the Internet and private Internet protocol (IP) networks to provide phone service is a relatively recent market development. While the provision of voice communication services over the Internet and private IP networks is currently permitted under United States law, some foreign countries have laws or regulations that may prohibit voice communications over the Internet or using private IP networks. Increased regulation of the Internet may slow its growth, particularly if many countries impose restrictive regulations. Increased regulation of the Internet and/or IP telephony providers or the prohibition of Internet and IP telephony in one or more countries, more aggressive enforcement of existing regulations in such countries or the failure of our network partners to comply with applicable regulations could materially adversely affect our business, financial condition, operating results and future prospects.

United States regulatory environment

We believe that, under United States law, based on specific regulatory classifications and recent regulatory decisions, the IP communications services that we will make available to purchasers of our broadband phones will constitute information services (as opposed to regulated telecommunications services). Therefore, such services are not currently regulated by the Federal Communications Commission (FCC) or state agencies charged with regulating telecommunications carriers. Nevertheless, aspects of the services we will make available may be subject to state or federal regulation, including regulation governing universal service funding, payment of access charges, disclosure of confidential communications and tax issues. We cannot assure you that such services will not be regulated in the future. Several efforts have been made or are currently being considered in the United States to enact federal legislation that would either regulate or exempt from regulation communications services provided over the Internet.

In addition, the FCC is currently considering reforms to universal service funding and may consider whether to impose various types of charges, other common carrier regulations and/or additional operational burdens upon some providers of Internet and IP telephony. On May 19, 2005, the FCC gave Internet phone companies four months to provide 911 service to their customers and ordered incumbent carriers to make emergency networks accessible to VoIP providers. The four-month period began from date of publication of the FCC’s order in the federal register in July 2005. SunRocket, our VoIP service provider, already provides such service to its customers. The FCC is also currently considering reforms to law-enforcement agency regulations and may consider whether to impose various types of charges, other common carrier regulations and/or additional operational burdens upon some providers of Internet and IP telephony. The FCC has stated that the development of new technologies, such as IP telephony, may increase the strain on universal service funding and emergency services provisioning and hinder law enforcement agencies activities. In that regard, the FCC is currently reviewing whether to extend universal service, emergency services provisioning, and/or law-enforcement agency assistance obligations to non-traditional providers such as facilities-based and non-facilities-based providers of broadband Internet services.

Several carriers have asked the FCC to make definitive rulings regarding the classification of their IP telephony services. In response to one of those requests, the FCC determined that a particular free, peer-to-peer IP application is an interstate information service. The FCC’s ruling applies only to that particular application and does not affect the regulatory classification of the services we offer. The FCC also has determined that IP-enabled services with certain characteristics are interstate services subject to federal jurisdiction, rather than state regulation. We cannot predict, however, that services we will make available to certain purchasers of our phones would be found by the FCC to meet the characteristics established by the FCC. In addition, the FCC has initiated a generic proceeding to investigate the legal and regulatory framework for all IP-enabled services, including IP telephony services. Thus, the regulatory classification issue is now before the FCC. Any ruling by the FCC on the regulatory considerations affecting Internet and IP telephony services will affect our operations and revenues.

If the FCC were to determine that certain services are subject to FCC regulations as telecommunications services, the FCC might require providers of Internet and IP telephony services to be subject to traditional common carrier regulation, make universal service contributions, implement new hardware and/or software to aid emergency services response and aid law enforcement agencies and/or pay access charges. It is also possible that the FCC may adopt a regulatory framework other than traditional common carrier regulation, which would apply to Internet and IP telephony providers. Despite the FCC’s actions, state regulatory authorities may also retain jurisdiction to regulate the provision of, and impose charges on, intrastate Internet and IP telephony services. Several state regulatory authorities have initiated proceedings to examine the regulation of such. Many of the states that have looked at the regulation of IP telephony services have deferred consideration of the issue pending the outcome of the FCC’s proceedings.

However, at least one state has ordered that access charges apply to the termination of IP telephony calls provided by a particular carrier and another state has ordered an IP telephony provider to submit to state regulation. The latter decision later was overturned in federal district court and the district court’s decision was upheld by a federal court of appeals. Another federal district court also issued a preliminary injunction in response to another state’s attempt to force an IP telephony provider to submit to state regulation. A permanent injunction currently is being reviewed by the federal district court. In addition, several state commissions have participated in the FCC’s proceedings and have advocated imposing traditional common carrier regulation on Internet and IP telephony providers. Rulings by the state commissions on the regulatory considerations affecting Internet and IP telephony services could affect our operations and revenues.

International regulatory environment

The regulatory treatment of Internet and IP telephony outside of the United States varies widely from country to country. A number of countries that currently prohibit competition in the provision of voice telephony may also prohibit Internet and IP telephony. Other countries permit, but regulate, Internet and IP telephony. Some countries will evaluate proposed Internet and IP telephony service on a case-by-case basis and determine whether it should be regulated as a voice service or as another telecommunications service. Finally, in many countries Internet and IP telephony has not yet been addressed by legislation or regulatory action.

In 2003, the European Commission adopted directives for a new framework for electronic communications regulation that, in part, attempt to harmonize the regulations that apply to services regardless of the technology used by the provider. Under the New Regulatory Framework, there is no distinction in regulation made based upon technology between switched or packet-based networks. As a result, some types of IP telephony services may be regulated like traditional telephony services while others may remain free from regulation. The European Commission currently is reviewing how IP telephony services fit into the New Regulatory Framework. Although it has been suggested that a “light touch” to regulation be taken, we cannot predict what future actions the European Commission and courts reviewing the New Regulatory Framework may take regarding IP telephony and related matters, or what impact, if any, such actions may have on our business.

We currently do not have any agreements to sell our phone/service bundles outside the United States.

Electrical safety standards

Most of our retailers (as well as several state and local authorities) will require that our phones meet the electrical safety standards of the Underwriters Laboratories, Inc. or ETL Testing Laboratories. We will ensure that all of our phones sold in the United States which require electrical safety approval are registered with the Underwriters Laboratories, Inc. or ETL Testing Laboratories. Our phones sold for use in the United States must be registered with and approved by the Federal Communications Commission. We do not anticipate experiencing any difficulty in satisfying such standards.

Competition

To our knowledge, we have no direct competitors that offer telephone equipment bundled with prepaid long distance service. We believe that providers of long distance telephone services, such as AT&T, MCI and Sprint, and providers of prepaid phone cards indirectly compete with our prepaid long distance phone/service bundles.

Through our phone/service bundles, we compete directly with providers of VoIP services, such as Vonage. Most currently available VoIP services require some combination of an adaptor, modem and/or router and often require cable companies or other service providers to engage in varying degrees of rewiring in the customer location to establish VoIP service. Our cordless broadband phone, however, is plugged directly into a customer’s Internet router or modem, without use of an adaptor or additional hardware, and does not require any complex rewiring. Our VoIP phone/service bundle can easily be installed by customers and requires no installation appointments with the cable company or other service provider. Our broadband phone may be used in rooms other than those with an Internet connection by carrying the wireless handset from room to room in the same manner as traditional cordless phones. Our multi-handset design allows customers to add additional handsets to their system and place extensions in other rooms without any rewiring. SunRocket provides VoIP services at what we believe are among the lowest rates currently available. Accordingly, we believe our VoIP phone/service bundle represents one of the easiest and most cost-efficient means for customers to acquire VoIP service.

We will seek to effectively compete on the basis of price, through the bundling of both phones and service and through our ability to secure access to retail sales and distribution channels. Accordingly, we have adopted a marketing strategy that targets the value-priced segment of the communications market, which is particularly price sensitive.

We believe that our ability to sell our phone/service bundles generally will be dependent on our ability to secure shelf space at retailers, create and implement effective marketing plans, and manufacture and ship our phones at a cost that allows our phones to be offered to consumers at attractive retail prices. We will compete with numerous other manufacturers and sellers of phone hardware for shelf space and consumer interest. Many of these competitors are well-established, have long-existing relationships with retailers and resources and brand recognition that is significantly greater than ours. Further, we believe that the quantity and breadth of phone choices has fueled and will continue to fuel downward pressure on phone prices. Many sellers of phones also will have the ability to subsidize pricing through their sales of other products and services. In addition, providers of communications services may elect to provide phone hardware free to users of their communications services.

We believe that our ability to sell our phone/service bundles also will be dependent on the competitiveness of the services accessible through our phones. The communications services accessible through our phones will compete with the communications services offered by numerous other companies. Such other communications providers may offer better features, lower pricing or better quality services than ours. Many of the communications service providers with which we will compete control their own communications networks and over time will be able to reduce and control the costs of providing their services. Our VoIP service will compete with both traditional phone services and VoIP services provided by other VoIP service providers. The companies currently offering or likely to offer VoIP services are cable companies, traditional phone companies and Internet service providers. These types of providers often will have the ability to subsidize the pricing of their services through their sales of other services. Some of these companies may offer their VoIP services free of charge in advertising-subsidized models or when packaged with other services they provide.

Many of our competitors in the industry have dominant market positions and are very well capitalized. Our competitors may introduce similar phone/service bundles. Our competitors may not rely on external financing or relationships with independent manufacturers or communications services providers to the same extent as our company, which could provide them with greater competitive flexibility. Furthermore, our competitors may have cost advantages depending on labor costs, currency exchange rates and other factors in the countries where their manufacturing operations take place, relative to the countries where our phones are manufactured.

Employees

As of January 26, 2005, we have five employees, including our executive officers. None of our employees are subject to collective bargaining agreements or represented by a union. We consider our relations with our employees to be good.

Facilities

Databyte currently provides us with warehousing, distribution, customer support services and our executive offices located at 2466 Peck Road, City of Industry, California comprising approximately 25,000 square feet in exchange for two percent of our net revenues. We believe this space is sufficient to meet our current and anticipated warehousing needs.

Upon consummation of this offering, we intend to establish offices in Atlanta, Georgia and Shanghai, China.

MANAGEMENT

Executive officers and directors

Set forth below is information concerning each of our directors (and director nominees) and executive officers:

Name	Age	Position
Lawrence Burstein	63	Chairman of the Board
Bruce Hahn	56	Chief Executive Officer and Director
Bruce Layman	45	Chief Operating Officer and Chief Financial Officer
Adam Somer	33	President of Communications Services and Secretary
Yu Wen Ching	52	President of Manufacturing and Sourcing
Robert F. Doherty	41	Director Nominee
Elliott J. Kerbis	53	Director Nominee
Donald G. Norris	67	Director Nominee

Lawrence Burstein.  Mr. Burstein has been our Chairman of the Board since June 2005. Mr. Burstein has many years’ experience managing and financing public and private companies. From April 2004 thru December 15, 2005, Mr. Burstein was President, Treasurer and a member of the board of directors of Trinity Partners Acquisition Company Inc. (“Trinity”), an OTC Bulletin Board-listed company that was formed for the purpose of affecting a business combination with an attractive target business. On December 15, 2005, Trinity merged with and into FreeSeas Inc., an owner and operator of dry bulk ocean carriers. Since March 1996, Mr. Burstein has been President and a principal securityholder of Unity Venture Capital Associates Ltd., a private investment company. For approximately ten years prior to 1996, Mr. Burstein was the President, a member of the board of directors and principal securityholder of Trinity Capital Corporation (“TCC”), a private investment company. TCC ceased operations prior to the formation of Unity Venture in 1996. Mr. Burstein is also a member of the board of directors of I.D. Systems, Inc., a Nasdaq National Market-listed designer, developer and producer of a wireless monitoring and tracking system that uses radio frequency technology; THQ, Inc., a Nasdaq National Market-listed developer and publisher of interactive entertainment software for the major hardware platforms in the home video industry; Traffix, Inc., a Nasdaq National Market-listed developer and operator of Internet-based marketing programs as well as direct marketing programs; CAS Medical Systems, Inc., an OTC Bulletin Board-listed manufacturer and marketer of blood pressure monitors and other disposable products principally for the neonatal market; and Medical Nutrition USA, Inc., an OTC Bulletin Board-listed manufacturer and distributor of nutritional products primarily for the elder care markets. Mr. Burstein received a BA from the University of Wisconsin and an LLB from Columbia Law School.

Bruce Hahn.  Mr. Hahn is our founder and has been our Chief Executive Officer since our inception in June 2003. Mr. Hahn has more than twenty-five years’ experience in leading consumer product companies in the development and expansion of their product offerings and related distribution channels. From November 1999 to June 2005, Mr. Hahn served as President of SMMI, a management consulting company, where he worked with leading communications and consumer products companies in securing and expanding distribution channels for their phones. From 1991 to 1999, he served as Chief Executive Officer of USCI, a cellular carrier which he built into the first consumer-focused, national one-rate cellular carrier in the United States using retail accounts such as Radio Shack and Wal-Mart. From 1985 to 1991, he served as Chief Executive Officer of International Consumer Brands (“ICB”), a consumer product development and distribution company and a leader in the rechargeable tool and kitchen aid industries. His efforts with ICB included building and diversifying that company’s product offerings, developing a personal care appliances company in partnership with Candies, Inc., a leading footwear and apparel provider, and launching a rechargeable power tools division, for which he secured distribution channels through major retail outlets, such as Home Depot. From 1984 to 1985, he served as an Executive Vice President of Cosmo Communications, a manufacturer of diversified products, including telecommunications hardware. From 1980 to 1984, he was Senior Vice President and General Manager at Conair Corporation, a manufacturer and distributor of diversified products, and one of the first companies to introduce phones into the marketplace following the divestiture of AT&T. At Conair, Mr. Hahn managed and directed their telecommunications, personal care appliances and healthcare phones businesses. Mr. Hahn received a BA from the University of Tennessee.

Bruce Layman.  Mr. Layman has been our Chief Operating Officer and Chief Financial Officer since September 2005. Mr. Layman has more than 15 years’ experience leading the operating and financial functions of communications and technology firms, including building and managing the systems and infrastructure to support operations including billing, customer service, carrier operations and inventory management. From March 2005 to September 2005, Mr. Layman was Vice-President of Account Management for Raptor Communications, Inc., a supplier of VoIP hardware. From January 2000 through February 2005, Mr. Layman served as Chief Financial Officer of Navigauge Inc., a telematics and radio ratings company whose customers include Coca-Cola, McDonalds and Kroger. Mr. Layman served as Chief Operating Officer of USCI from 1998 to 1999, and as that company’s Director of Corporate Development from 1996 to 1998. Mr. Layman served as Controller of Communications Central Inc., one of the country’s largest prison-phone and payphone operators, from 1992 to 1996 and as that company’s Director of Corporate Development from 1990 to 1992. During his tenure at Communications Central, he led that company’s acquisition program, consummating approximately ten acquisitions that added more than $100 million in revenues, and oversaw the consolidation of all the accounting and IT functions of the combined companies. Mr. Layman received a BBA from the University of Georgia.

Adam Somer.  Mr. Somer has been our President of Communications Services since June 2003. Mr. Somer has approximately ten years’ experience in the development, deployment and management of communications and technology products and services. From March 2001 to June 2005, Mr. Somer was the Chief Executive Officer of Madison Strategic Partners, LLC, a consulting firm that assists established and new communications and technology companies, including providers of VoIP and other communications services, in developing strategies for their business growth. Mr. Somer continues as a member of Madison Strategic Partners. From November 1997 to March 2001, he was at deltathree, Inc. (“deltathree”), a Nasdaq Capital Market-listed pioneer in VoIP and hosted broadband services and a provider of private label VoIP services to Verizon, SBC and other telecommunications companies. Mr. Somer’s final position at deltathree was Director of Strategic Development, in which capacity he oversaw the deployment of consumer VoIP services. From 1996 to 1997, Mr. Somer was at Net2Phone, a division of IDT Corporation, Inc., a New York Stock Exchange-listed communications company, where he developed and managed an operational support system for dealing with resellers and consumers for that company’s VoIP services. His final position at Net2Phone was Director of Operations. IDT’s VoIP division was taken public as Net2Phone in 1999 and is listed on the Nasdaq National Market. Mr. Somer received a BA from Yeshiva University.

Yu Wen Ching.  Mr. Ching has been our President of Manufacturing and Sourcing since June 2003. He has more than 25 years’ experience in the areas of product development, manufacturing and sourcing in Asia. From January 2003 until June 2003, Mr. Ching was involved in the development of our company. From 1999 to December 2002, he was the Managing Director of Yu’s Electronics, a manufacturer of satellite transceiver boxes for European communications companies. From 1995 to June 2001, he was the Managing Director of Yu’s Trading, a manufacturer of motorbikes for markets in Germany and Ireland. From 1993 to 1999, he was the Executive Vice President of Mobile Power of Taiwan, a manufacturer of cellular phone power accessories, including batteries and rechargers. In 1990, Mr. Ching founded Aztec Cellular (“Aztec”) and served as its Chief Executive Officer from 1990 until its sale in 1995. Aztec developed, manufactured and distributed cellular phones in China. From 1973 to 1990, he was the Chief Executive Officer of Yu’s Coop, a textile group that manufactured raw materials and finished goods for the apparel industry and distributed its products to leading brand manufacturers, including Healthtex and Gerber. From 1980 to 1989, he was the Chief Executive Officer of Yu’s Tool, a subsidiary of Yu’s Coop. Yu’s Tool developed and manufactured nickel cadmium-based rechargeable tools and other products distributed through Home Depot, Wal-Mart, Lowes and other major retailers.

Robert F. Doherty.  Mr. Doherty will become a member of the board of directors upon consummation of this offering. Since May 2005, he has been a financial consultant and President of Great Blue Consulting LLC, a corporate finance consulting firm he founded in October 2002. From February 2004 to May 2005, Mr. Doherty

served as a Managing Director in the Investment Banking Division of Jefferies & Company. From October 2002 to February 2004, he was a financial consultant and President of Great Blue Consulting. From March 2002 to September 2002, he was Executive Vice President and Chief Financial Officer of Abovenet, Inc. (formerly Metromedia Fiber Network, Inc.), a provider of fiber connectivity solutions for businesses, having been hired as a financial restructuring expert. In May 2002, Metromedia Fiber Network initiated a voluntary insolvency proceeding under Chapter 11 of the Federal Bankruptcy Code. Mr. Doherty previously served as a Managing Director in the Investment Banking Division of Salomon Smith Barney Inc. from October 1996 to January 2002, and as a Vice President in the Investment Banking Division of PaineWebber Incorporated from March 1989 to October 1996. Mr. Doherty received a BA from the University of Pennsylvania and an MBA from the Stern School of Business of New York University.

Elliott J. Kerbis.  Mr. Kerbis will become a member of the board of directors upon consummation of this offering. Since June 2004, Mr. Kerbis has served as an independent retail consultant. From January 2002 to June 2004, Mr. Kerbis was President and Chief Merchandising Officer for The Sports Authority, a New York Stock Exchange-listed operator of sporting goods retail stores. He joined The Sports Authority in October 2000 as Executive Vice President-Merchandising and Sales Promotion and was promoted to President and Chief Merchandising Officer in January 2002. He previously served as Senior Vice President of Merchandise at Filene’s, a department store owned by The May Department Store Company, from May 1999 to August 2000, and as Executive Vice President of Merchandise for Hardlines of The Caldor Corporation, a discount retailer, from 1987 to 1999. Prior to joining The Caldor Corporation, Mr. Kerbis served in various capacities with R.H. Macy & Co. from 1977 to 1987. Mr. Kerbis received a BS from Baruch College.

Donald G. Norris.  Mr. Norris will become a member of the board of directors upon consummation of this offering. Since November 2003, Mr. Norris has served as President of Norrismen Sales and Marketing and has been a partner of Corporate Identity Network, Inc., each a marketing consulting firm. From January 2000 to November 2003, Mr. Norris was Director of OEM Sales for Earthlink, Inc., a Nasdaq National Market-listed Internet service provider. He previously served as President of Norris and Associates, a consulting firm, from January 1993 to January 2000, and as Director of Subscriber Marketing for Prodigy Services Company, an Internet service provider that was the first consumer online service, from July 1984 to January 1993. Mr. Norris received a BS from Oklahoma State University.

Upon consummation of this offering, our board will have an audit committee consisting of three independent directors initially comprised of Messrs. Doherty, Kerbis and Norris. Our board has determined that Mr. Doherty meets the SEC’s definition of an audit committee financial expert.

Upon consummation of this offering, our board will have a compensation committee initially comprised of Messrs. Doherty, Kerbis and Norris. The compensation committee members will be appointed for three-year terms and will be responsible for, among other things, reviewing and determining the compensation of all of our executive officers.

Our board of directors has adopted a code of ethics applicable to all of our employees, including our chief executive officer, chief financial officer and chief operating officer, and our directors.

All executive officers serve at the discretion of our board.

Compensation

No cash compensation was paid, or accrued to or for the benefit of, our executive officers prior to June 1, 2005. Accruals for compensation of our executive officers began on June 1, 2005. Upon consummation of this offering, compensation for executive officers, other than Mr. Burstein, will be as set forth in their employment agreements as described below. Upon consummation of this offering, Mr. Burstein will receive a salary of $80,000 per year in his capacity as chairman of the board of directors.

Employment Agreements

Effective as of the consummation of this offering, Messrs. Hahn, Layman, Somer and Ching will enter into employment agreements. Each of the employment agreements will be for a term through December 31, 2007.

Messrs. Hahn, Layman, Somer and Ching will be paid monthly for the periods indicated on the basis of the following annualized base salaries:

	Period Ended June 30, 2006	Period Ended December 31, 2007
Bruce Hahn	$200,000	$230,000
Bruce Layman	$125,000	$137,500
Adam Somer	$125,000	$137,500
Yu Wen Ching	$144,000	$158,400

Messrs. Hahn, Layman, Somer and Ching will be entitled to the following bonuses based on our net sales (defined as our revenues collected during a period less allowances granted to retailers, markdowns, discounts, commissions, reserves for service outages, customer hold backs and expenses):

•	one percent of the amount by which our net sales during our fiscal year ended June 30, 2006 exceed $5,000,000;

•	one percent of the amount by which our net sales for the fiscal year ended June 30, 2007 exceed our net sales during our fiscal year ended June 30, 2006; and

•	one percent of the amount by which our net sales for the six-month period ended December 31, 2007 exceed our net sales during the six-month period ended June 30, 2007.

The bonus described above will be limited to an amount no greater than 75% of the recipient’s then current annual base salary or, in the case of the six-month period ending December 31, 2007, the base salary during such period.

Messrs. Hahn, Layman, Somer and Ching will also be entitled to the following bonuses based on our net profits (defined as our net income, after taxes, as determined in accordance with GAAP):

•	one percent of our net profits for each of our fiscal years ended June 30, 2006 and June 30, 2007, respectively; and

•	one percent of our net profits for the six-month period ended December 31, 2007.

The employment agreements will further provide that Mr. Hahn’s aggregate bonuses from net sales and net profits for any bonus period will in no event exceed 150% of his base salary during such period and each of Messrs. Layman, Somer and Ching’s aggregate bonuses from net sales and net profits for any bonus period will in no event exceed 112% of his base salary during such period.

Compensation of Directors

Directors who are not employees will receive $1,250 (plus reimbursement for travel expenses) for each board of directors meeting attended in person and $500 for each board of directors meeting attended telephonically. Upon the consummation of this offering and the commencement of their term, each such director will receive a grant of options to purchase 15,000 shares of our common stock at an exercise price of $5.05 per share. Thereafter, each such director will receive quarterly during their term as a director grants of options to purchase 5,000 shares of our common stock at an exercise price per share equal to not less than the fair market value per share of our common stock at the time of grant. All directors’ options will vest in their entirety on the first anniversary of their respective grant dates.

2005 Stock Option Plan

The purpose of our 2005 stock option plan is (i) to align the interests of our shareholders and the recipients of options under the plan by increasing the proprietary interest of such recipients in our growth and success, (ii) to advance our interests by attracting and retaining officers, other employees, consultants, advisors and well-qualified persons who are neither our officers nor our employees for service as our directors, and (iii) to motivate such persons to act in the long-term best interests of our shareholders. In addition to options, we will also grant performance accelerated restricted stock (PARS) under the plan. The plan will become effective prior to consummation of this offering and will terminate ten years after the date of effectiveness.

Under the plan, 600,000 shares of our common stock are available for stock-based award grants, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change or event, or any distribution to stockholders other than a regular cash dividend. The number of available shares will be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding awards. To the extent that shares of common stock subject to an outstanding award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award, then such shares of common stock will again be available under the plan.

Upon consummation of this offering, each of Messrs. Burstein, Hahn, Layman, Somer and Ching will receive 25,000 options under the plan, 12,500 of which will vest on the first anniversary of employment under their respective employment agreements and the remaining 12,500 of which will vest on the second anniversary of employment under their respective employment agreements. Future Marketing will receive 25,000 options upon consummation of this offering, 12,500 of which will vest on the first anniversary of its consulting relationship with us and the remaining 12,500 of which will vest on the second anniversary of its consulting relationship with us. The options will be exercisable at $5.05 per share.

Upon consummation of this offering, Mr. Hahn will receive PARS in the amount of 75,000 shares, and each of Messrs. Burstein, Layman, Somer and Ching and Future Marketing will receive PARS in the amount of 50,000 shares under the plan. Of the total PARS granted to each executive officer, Mr. Burstein and Future Marketing, 25% will vest only if net sales equal or exceed $20 million during fiscal 2006 and another 25% will vest only if net profits equal or exceed $1 million during fiscal 2006. An additional 25% will vest only if net sales equal or exceed $50 million in fiscal 2007 and the final 25% will vest only if net profits equal or exceed $5 million during fiscal 2007. If the performance conditions are not met in the first year, no PARS will vest in such year. If the performance conditions are not met in the second year but cumulative amounts are achieved by the second year representing 80% or more of the cumulative target amounts for both years for a respective condition, then a percentage of the unvested PARS for both years will nevertheless vest in the second year in respect of such condition. In such event, the percentage of unvested PARS that will vest in the second year in respect of a particular performance condition will equal the percentage that such aggregate amount achieved in the first and second years represents of the aggregate amount required to be met by the respective condition for both years.

Under the plan, the compensation committee will be authorized to grant options to members of our board of directors and our officers.

CERTAIN TRANSACTIONS

Upon our inception in June 2003, we issued a total of 9,600 shares of our common stock, all at $0.001 per share, as follows:

•	5,280 shares to I NET Financial Management Ltd, which is 51% owned by Yu Wen Ching, President of Manufacturing and Sourcing of our company, and 49% owned by Bruce Hahn, a director and Chief Executive Officer of our company;

•	2,400 shares to a to be formed entity that was to be 50% owned by Adam Somer, President of Communications Services and Secretary of our company, and 50% by David Feuerstein, a principal stockholder of our company; and

•	1,920 shares to The Future, LLC, a principal stockholder of our company.

On June 22, 2004, we effected a stock split in the form of a stock dividend at the rate of 91.9271 shares of our common stock for each then issued and outstanding share of our common stock. On July 7, 2004, we issued 60,000 shares of our common stock to Lawrence Burstein, our Chairman of the Board, at $0.001 per share. On March 22, 2005, we effected a stock split in the form of a stock dividend at the rate of two shares of our common stock for each then issued and outstanding share of our common stock.

Mr. Burstein, our Chairman of the Board, purchased $25,000 principal amount of our 6% notes and $37,500 principal amount of our 8% notes in our 2005 private placements, and also received an aggregate of 58,333 private warrants in connection with such purchases. The terms of these securities are described in this prospectus under “Description of Securities.” Mr. Burstein paid the same purchase price as all other investors in the private placements and received identical registration rights with respect to his securities.

Certain marketing services are being provided to us by Future Marketing, whose sole stockholder is also the sole stockholder of The Future, LLC, which owns 18.1% of our stock. Future Marketing, among other things, assists in the development and execution of our marketing plans, manages our accounts, assists in our product development and handles our back-office vendor functions.

As compensation for its services, effective as of the consummation of this offering, Future Marketing will be paid monthly for the periods indicated on the basis of the following annualized base fee schedule for the periods indicated:

Period ended June 30, 2006	$164,000
July 1, 2006 through December 31, 2007	$184,800

In addition to such monthly fees, Future Marketing will be entitled to the following fees based on our net sales (defined as our revenues collected during a period less allowances granted to retailers, markdowns, discounts, commissions, reserves for service outages, customer hold backs and expenses):

•	one percent of the amount by which our net sales during our fiscal year ended June 30, 2006 exceed $5,000,000;

•	one percent of the amount by which our net sales for our fiscal year ended June 30, 2007 exceed our net sales for our fiscal year ended June 30, 2006; and

•	one percent of the amount by which our net sales for the six-month period ended December 31, 2007 exceed our net sales during the six-month period ended June 30, 2007.

The fees described above for any period will be limited to an amount no greater than 75% of Future Marketing’s base fees paid during such period.

Future Marketing will also be entitled to the following fees based on our net profits (defined as our net income, after taxes, as determined in accordance with GAAP):

•	one percent of our net profits for each of our fiscal years ended June 30, 2006 and June 30, 2007, respectively; and

•	one percent of our net profits for the six-month period ended December 31, 2007.

In no event may the aggregate supplemental fees paid to Future Marketing from net sales and net profits during any period described above exceed 112% of the base fees paid during such period.

Future Marketing will receive 25,000 options and 50,000 PARS pursuant to our 2005 stock option plan.

We have entered into a five-year agreement with David Feuerstein, a principal stockholder of our company, pursuant to which, in consideration for helping to establish our service provider relationship with IDT and, going forward, maintaining and expanding our relationships with each of IDT and SunRocket, we will pay him one quarter of one percent of all net revenues collected by us during each year of the term of the agreement directly attributable to the sale of (i) digital cordless multi-handset phone systems, (ii) multi-handset VOIP telephones and (iii) related telephone hardware components ((i), (ii) and (iii), collectively, “Hardware”), subject to a maximum aggregate amount of $250,000 for such year. Under our agreement, such net revenues mean our gross amounts of billing on Hardware sold to retailers less (I) sales and other taxes, postage, cost of freight and disbursements included in such bills and (II) allowances granted to such retailers including, without limitation, advertising and promotional allowances, markdowns, discounts, returns and commissions.

We will also pay to Mr. Feuerstein five percent of all net revenues collected by us from IDT Puerto Rico & Co (“IDT”) during each year of the term of and directly attributable to our service agreement dated as of November 25, 2003 with IDT (the “IDT Agreement”), subject to a maximum aggregate amount of $250,000 for such year. Under our agreement, such net revenues mean payments to which we are entitled and collect under the IDT Agreement less service provider deductions provided under our agreement including, without limitation, reserves for service outages, customer hold backs and expenses.

We will also pay to Mr. Feuerstein two percent of all net revenues collected by us from SunRocket during each year of the term of and directly attributable to our June 7, 2005 service agreement with SunRocket, subject to a maximum aggregate amount of $250,000 for such year; provided, however, that any revenues attributable under the SunRocket agreement from the provision of Internet-based communications services relating to “subscriber bounty,” “advertising co-op” and “key-city funds” are excluded in any computation of such net revenues. Under our agreement, such net revenues mean payments to us to which we are entitled from SunRocket less service provider deductions provided under the SunRocket agreement including, without limitation, reserves for service outages, customer hold backs and expenses.

Pursuant to our agreement with Mr. Feuerstein, no fees were paid to him during 2005.

Our agreement may be extended for an additional five-year term if we are profitable for three of the first five years of the initial term. If so extended, Mr. Feuerstein will be entitled to a reduced revenue sharing allocation. Our agreement also provides for certain revenue sharing allocation reductions if certain conditions are not satisfied during the initial term.

Messrs. Somer and Feuerstein are each 50% owners of a communications industry consulting firm.

All of the foregoing transactions were negotiated and entered into on an arms-length basis. We believe that the terms of these transactions are fair and reasonable to our company and no less favorable to us than could have been obtained in an arms-length transaction with non-affiliates.

PRINCIPAL SECURITYHOLDERS

The following table sets forth certain information, as of the date of this prospectus, with respect to the beneficial ownership of shares of our common stock held by: (i) each director and director nominee; (ii) each person known by us to beneficially own 5% or more of our common stock; (iii) each named executive officer; and (iv) all directors (and director nominees) and executive officers as a group. Unless otherwise indicated, the address for each securityholder is c/o American Telecom Services Inc., 2466 Peck Road, City of Industry, California 90601.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)				Percent of Class
	Prior to Offering		Post Closing		Prior to Offering	Post Closing
Lawrence Burstein	199,958	(2)	199,958	(2)(3)(4)	9.6%	3.6%

Bruce Hahn	794,000	(5)(6)	794,000	(3)(5)(6)(7)	39.7%	14.3%

Adam Somer	220,000		220,000	(3)(4)	11.0%	4.0%

Yu Wen Ching	674,000	(5)	674,000	(3)(4)(5)	33.7%	12.1%

Elliott J. Kerbis	—		—	(8)	—	—

Donald G. Norris	—		—	(8)	—	—

Robert F. Doherty	—		—	(8)	—	—

Shih-Chi Ma Floor 6-7, No. 221 Tin Zhou Rd., Sec. 3 Taipei, Taiwan, R.O.C.	125,000		125,000		6.3%	2.3%

I NET Financial Management, Ltd. No. 17-1, Alley 3, Lane 217 Chung Hsiao E. Road Sec. 3, Taipei, Taiwan, R.O.C.	674,000	(5)	674,000	(5)	33.7%	12.1%

David Feuerstein P.O. Box 10255 Jerusalem, Israel 91102	198,150		198,150		9.9%	3.5%

The Future, LLC(9) 417 Lucy Street Henderson, Nevada 89015	361,000		361,000	(3)(4)	18.1%	6.5%

BLA Opportunities LLC 2300 Holcombridge Road Roswell, Georgia 30076	120,000	(6)	120,000	(6)	6.0%	2.2%

All current executive officers, directors and director nominees as a group (8 persons)	1,213,958	(2)(5)(6)	1,213,958	(2)(5)(6)(10)	58.4%	21.6%

*	Less than 1%.
(1)	As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, based on information provided by the named individuals, all persons named herein have sole voting power and investment power with respect to their respective shares of our common stock, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their respective shares of our common stock. With respect to each securityholder, any shares issuable upon exercise of options and warrants held by such securityholder that are currently exercisable or will become exercisable within 60 days of the date of this prospectus are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2)	Includes 38,000 shares of common stock owned by Unity Venture Capital Associates Ltd., of which Mr. Burstein is President. Also includes 58,333 shares of common stock issuable upon exercise of warrants. Also includes 21,625 shares of common stock, which are issuable upon conversion of the principal amount of notes (and accrued interest thereon) held by Mr. Burstein at the closing of the offering. See “Description of Securities—Private Warrants,” “—Redeemable Warrants” and “—Senior Secured Promissory Notes” for a discussion of the terms of exercise and conversion of the warrants and notes.
(3)	Does not include 25,000 shares of common stock issuable upon the exercise of options, which are being granted upon the closing of the offering, but are not exercisable within 60 days thereof.
(4)	Does not include 50,000 shares of common stock that are the subject of PARS, which will not vest within 60 days hereof.
(5)	Includes 674,000 shares of common stock owned by I NET Financial Management, Ltd., which is 51% owned by Mr. Ching and 49% owned by Mr. Hahn. Each disclaims beneficial ownership of the other’s interest.
(6)	Includes 120,000 shares held by BLA Opportunities LLC, which is controlled by Bruce Hahn’s wife for the benefit of Mr. Hahn’s adult and minor children. Mr. Hahn disclaims any beneficial ownership in these shares.
(7)	Does not include 75,000 shares of common stock that are the subject of PARS, which will not vest within 60 days hereof.
(8)	Does not include 15,000 shares of common stock issuable upon the exercise of options, which are being issued upon the closing of this offering, but are not exercisable within 60 days thereof.
(9)	The Future, LLC is wholly-owned by Tonda Mullis.
(10)	Does not include 170,000 shares of common stock issuable upon the exercise of options, which are being granted upon the closing of the offering or 275,000 shares of common stock that are the subject of PARS.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 40,000,000 shares of common stock, par value $0.001, and 5,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, 2,000,000 shares of our common stock are outstanding, held by twenty-five holders of record. No shares of our preferred stock are currently outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by securityholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our securityholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 5,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without securityholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Private Warrants

Each private warrant entitles the registered holder to purchase one share of our common stock at a price equal to the lower of (i) $5.05 and (ii) the price per share at which our common stock is sold in this offering, subject to adjustment. If the price per share at which our common stock is sold in this offering is less than $5.05, then the number of warrants will be proportionally adjusted upward. The private warrants expire six years from the date of their issuance. The terms of the private warrants are substantially identical to the terms of the redeemable warrants being offered and sold in this offering except the private warrants provide for cashless exercise rights and certain anti-dilution adjustments. Upon consummation of this offering, the private warrants will automatically convert into a like number of redeemable warrants.

Redeemable Warrants

Each redeemable warrant entitles the registered holder to purchase one share of our common stock at a price of $5.05 per share, subject to adjustment as discussed below, at any time commencing on the date of this prospectus. The redeemable warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the redeemable warrants, with HCFP/Brenner Securities’ prior consent, for redemption,

•	in whole and not in part;

•	at a price of $0.05 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption;

•	if, and only if, the last sales price per share of our common stock equals or exceeds 190% (currently $9.60) during the first three months after the consummation of this offering, or 150% (currently $7.58) thereafter, of the then effective exercise price of the redeemable warrants for all 15 of the trading days ending within three business days before we send the notice of redemption; and

•	if, and only if, we then have an effective registration statement covering the shares issuable upon exercise of the redeemable warrants.

The redemption criteria for our redeemable warrants have been established at prices which are intended to provide warrant holders a reasonable premium to the initial exercise prices and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

Since we may redeem the redeemable warrants only with the prior written consent of HCFP/Brenner Securities and HCFP/Brenner Securities may hold the redeemable warrants subject to redemption, HCFP/Brenner Securities may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that HCFP/Brenner Securities will consent to such redemption if it is not in its best interest even if it is in our best interest.

The redeemable warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the redeemable warrants.

The exercise price and number of shares of common stock issuable on exercise of the redeemable warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the redeemable warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The redeemable warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of redeemable warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their redeemable warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the redeemable warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by securityholders.

No redeemable warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the redeemable warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the redeemable warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the redeemable warrants until the expiration of the redeemable warrants. However, we cannot assure you that we will be able to do so. The redeemable warrants may be deprived of any value and the market for the redeemable warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the redeemable warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the redeemable warrants reside.

No fractional shares will be issued upon exercise of the redeemable warrants. However, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Senior Secured Promissory Notes

As of the date of this prospectus, we had outstanding 6% senior secured promissory notes in the aggregate principal amount of $50,000 and 8% senior secured promissory notes in the aggregate principal amount of $2,113,500. All of the notes rank senior to all of our indebtedness, other than certain permitted indebtedness, which is defined as our financing arrangements with banks or other financial institutions existing or proposed as of June 28, 2005. Payment of the notes is collateralized by a lien upon, and security interest in, all of our assets, subject only to the prior lien of such permitted indebtedness. The notes and the accrued interest thereon are convertible, at any time, at the option of the holder, and automatically upon consummation of this offering, into 749,930 shares of our common stock at a conversion price of $3.00 per share assuming this offering is consummated on the terms in this prospectus.

Limitation of Liability

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our securityholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our securityholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

•	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our securityholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our restated certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Delaware Anti-Takeover Law

We are subject to the provisions of section 203 of the Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested securityholder” for a period of three years after the date of the transaction in which the person became an interested securityholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested securityholder. Subject to certain exceptions, an “interested securityholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our redeemable warrants is Continental Stock Transfer & Trust Company, New York, New York.

Shares Eligible for Future Sale

Immediately after this offering, we will have 5,549,930 shares of common stock outstanding, or 5,969,930 shares of common stock if the representative’s over-allotment option is exercised in full. All of these shares, except for the 2,000,000 shares of common stock outstanding prior to this offering, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliates within the meaning of Rule 144 under the Securities Act. The remaining 2,000,000 shares of common stock are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering and have not been registered for resale. The substantial majority of the 2,000,000 shares will be immediately eligible for sale under Rule 144, but are the subject of the lock-up described below under the section entitled “—Lock-ups.”

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 55,499 shares of common stock immediately after this offering (or 59,699 if the representative of the underwriters exercises its over-allotment option); and

•	if the common stock is listed on a national securities exchange or on The Nasdaq Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Lock-ups

We will not permit or cause a private or public sale or private or public offering of any of our securities (in any manner, including pursuant to Rule 144 under the Act or pursuant to a Rule 10b-5(1) trading plan) owned or to be owned of record, or beneficially by any of our officers, directors or shareholders owning one percent or more of the outstanding shares of common stock on the date of this prospectus, or by any family member or affiliate of any of the foregoing persons, or by any option holder who would have the ability to sell the shares underlying his option under Rule 701 under the Act (collectively, “Insiders”) for a period of 12 months following the later of the (a) date of this prospectus and (b) the date after the date of this prospectus that all investors in our 2005 Private Placement are freed from any lock-up imposed by any regulatory agency, without obtaining the prior written consent of the representative (and, if required by applicable state blue sky laws, the securities commissions in any such states). Each of our Insiders has executed an agreement with the representative regarding such restrictions. Notwithstanding the foregoing, the Insiders, as a group, shall be entitled to sell up to an aggregate of 200,000 shares of common stock (with no individual Insider selling more than 10% of the total number of shares owned by him or her) prior to the expiration of such twelve-month period if at the time of such sale there are no longer any redeemable warrants outstanding.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which HCFP/Brenner Securities is acting as representative, have severally, and not jointly, agreed to purchase from us on a firm commitment basis the number of the shares of our common stock and number of our redeemable redeemable warrants offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares	Number of Warrants
HCFP/Brenner Securities LLC

Total	2,800,000	2,800,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the representative that the underwriters propose to offer shares of our common stock and redeemable warrants directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares and redeemable warrants sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $             per share and $             per warrant. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $             per share and $             per warrant to other brokers and dealers.

The underwriting agreement provides that the underwriters’ obligations to purchase shares of our common stock and redeemable warrants are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the common stock and redeemable warrants offered by this prospectus other than those covered by the over-allotment option, if any of these securities are purchased.

No action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock or the redeemable warrants included in this offering in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of our common stock or redeemable warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and redeemable warrants and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock or redeemable warrants included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting discount and expenses

The following table summarizes the underwriting discount to be paid to the underwriters by us.

	Total, without over-allotment	Total, with over-allotment
Underwriting discount to be paid to the underwriters by us for the common stock	$1,131,200	$1,300,880
Underwriting discount to be paid to the underwriters by us for the redeemable warrants	$11,200	$12,880

We have agreed to pay to the representative a nonaccountable expense allowance equal to 2% of the gross proceeds from the sale of the shares of common stock and redeemable warrants offered by us of which $50,000 has been paid by us as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the shares and redeemable warrants offered hereby under the laws of the states designated by the underwriters, including expenses of counsel retained for this purpose by the underwriters. We have also agreed to pay the fees of counsel retained by the underwriters for purposes of filing this offering with the NASD, which are estimated not to exceed $5,000. We estimate the expenses payable by us for this offering to be $1,948,000, including the underwriting discount, or $2,119,630 if the underwriters’ over-allotment option is exercised in full.

We have agreed to sell to the representative, for an aggregate of $100, an option to purchase up to 280,000 shares of our common stock and/or up to 280,000 redeemable warrants identical to those offered by this prospectus. This option is exercisable at any time, in whole or in part, during the five-year period commencing on the date of this prospectus at an exercise price of $6.3125 per share of common stock, 125% of the public offering price per share of common stock, and $0.0625 per warrant, 125% of the public offering price per warrant. We estimate the fair value of this option to be approximately $599,000, which will be charged to additional paid in capital upon consummation of the offering as a direct cost of the transaction. Management estimated the fair value of the common stock and redeemable warrants at $5.10 in the aggregate, volatility of 50%, no dividend and a discount rate of 4.20%. During the first year following the date of this prospectus, the representative’s purchase option may not be sold, transferred, pledged or hypothecated, except that it may be assigned or transferred to any underwriter and selected dealer participating in this offering and any of their bona fide officers or partners (but not directors). Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise prices and number of securities issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock or redeemable warrants at prices below the option’s exercise prices.

Warrant solicitation fees

We have engaged HCFP/Brenner Securities, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the redeemable warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative, for bona fide services rendered, a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the redeemable warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of redeemable warrants. No compensation will be paid to the representative upon the exercise of the redeemable warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the redeemable warrants has not confirmed in writing that the representative solicited the holder’s exercise;

•	the redeemable warrants are held in a discretionary account;

•	the redeemable warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Over-allotment option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 420,000 additional shares of our common stock and/or up to 420,000 additional redeemable warrants at the public offering prices, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock or redeemable warrants are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares and redeemable warrants on the same terms as those on which the other shares and redeemable warrants are being offered hereby.

Director designee

For a period of three years from the date of this prospectus, the representative shall be entitled to designate (a) one person who is reasonably acceptable to us to serve on our board of directors, provided such designee would be deemed an independent director under Nasdaq rules, and we will appoint such person as a member of our board of directors and (b) one representative (who need not be the same individual from meeting to meeting) to observe each meeting of the board of directors. Each designee and representative shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings, including, but not limited to, food, lodging and transportation.

Determination of offering prices

Before this offering, there has been no public market for any of our securities. The public offering price of the securities and the terms of the redeemable warrants were negotiated between us and the representative of the underwriters. Factors considered in determining the prices and terms of the securities include the history and prospects of companies whose principal business is the production of residential and small business communications hardware generally and cordless phones and VoIP equipment specifically, the development stage nature of our business, an assessment of our management and their experience in the communications industry, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Stabilization, short positions and penalty bids

The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock or redeemable warrants:

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option, in whole or in part, or purchasing shares or redeemable warrants in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities needed to close out the short position, the representative will consider, among other things, the price of the securities available for purchase in the open market as compared to the price at which it may purchase the securities through the over-allotment option. If the underwriters sell more shares or redeemable warrants than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the representative is concerned that there could be downward pressure on the price of the shares or redeemable warrants in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Capital Market, the OTC Bulletin Board, in the over-the-counter market or on any trading market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to any of these liabilities.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for our company by Sonnenschein Nath & Rosenthal LLP, New York, New York. Certain legal matters in connection with the securities offered in this prospectus will be passed upon for the underwriters by Graubard Miller, New York, New York.

EXPERTS

The financial statements of American Telecom Services, Inc. at June 30, 2004 and June 30, 2005 and for the period from June 16, 2003 (date of inception) through June 30, 2005 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report, which includes an explanatory paragraph relating to the ability of American Telecom Services, Inc. to continue as a going concern, of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS

June 30, 2005	Page
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of June 30, 2005 and 2004	F-3
Statements of Operations for the years ended June 30, 2005 and 2004 and for the period from June 16, 2003 (inception) to June 30, 2005	F-4
Statements of Stockholders’ Deficit for the period from June 16, 2003 (inception) to June 30, 2005	F-5
Statements of Cash Flows for the years ended June 30, 2005 and 2004 and for the period from June 16, 2003 (inception) to June 30, 2005	F-6
Notes to Financial Statements	F-7

September 30, 2005
Condensed Balance Sheets as of September 30, 2005 (unaudited) and June 30, 2005	F-20
Unaudited Condensed Statements of Operations for the three months ended September 30, 2005 and 2004 and for the period from June 16, 2003 (inception) to September 30, 2005	F-21
Unaudited Condensed Statements of Stockholders’ Equity (Deficit) for the period from June 16, 2003 (inception) to September 30, 2005	F-22
Unaudited Condensed Statements of Cash Flows for the three months ended September 30, 2005 and 2004 and for the period from June 16, 2003 (inception) to September 30, 2005	F-23
Notes to Unaudited Condensed Financial Statements	F-24

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

American Telecom Services, Inc.

City of Industry, California

We have audited the accompanying balance sheets of American Telecom Services, Inc. (a development stage company) (the “Company”) as of June 30, 2005 and 2004, the related statements of operations and cash flows for each of the two years in the period ended June 30, 2005 and for the period from June 16, 2003 (inception) to June 30, 2005, and the related statements of stockholders’ deficit for the period from June 16, 2003 (inception) to June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Telecom Services, Inc. as of June 30, 2005 and 2004, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2005 and for the period from June 16, 2003 (inception) to June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from its development stage operations since inception and has working capital and shareholders’ deficiencies that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

New York, New York

September 30, 2005

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	June 30, 2005	June 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$50,780	$—

Total current assets	50,780	—
Deferred financing costs (Note 2)	113,518	—
Debt issuance costs (Note 2)	10,000	—

Total assets	$174,298	$—

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses and other	$100,657	$—
Accrued financing costs	123,518	—

Total current liabilities	224,175	—

Convertible notes, net including interest payable of $75 and $0 (Note 8)	1,000	—
Commitments (Notes 4 and 6)
Stockholders’ deficit:
Preferred stock, $.001 par value, authorized 5,000 shares, issued and outstanding -0- shares (Note 6)	—	—
Common stock, $.001 par value, authorized 20,000,000 shares; issued and outstanding 2,000,000 shares and 1,805,000 shares (Note 5, 7, and 10)	2,000	1,805
Additional paid-in capital (Note 8)	142,429	23,253
Deficit accumulated during the development stage	(195,306)	(25,058)

Total stockholders’ deficit	(50,877)	—

Total liabilities and stockholders’ deficit	$174,298	$—

The accompanying notes are an integral part of these financial statements

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	For the Year Ended June 30, 2005	For the Year Ended June 30, 2004	For the Period from June 16, 2003 (inception) to June 30, 2005
Total revenues	$—	$—	$—

Expenses:
Marketing and development	84,813	22,058	106,871
General and administrative	84,435	3,000	87,435

Total expenses	169,248	25,058	194,306

Other expenses:
Interest	75	—	75
Amortization of debt discounts	925	—	925

Net loss	$(170,248)	$(25,058)	$(195,306)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	1,996,261	1,740,490

The accompanying notes are an integral part of these financial statements

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common stock		Additional paid in capital	Deficit accumulated during the development stage	Total stockholders’ deficit
	Shares	Amount
Balance, June 16, 2003 (inception)	—	$—	$—	$—	$—
Issuance of common stock, June 16, 2003	1,765,000	1,765	—	—	1,765
Issuance of common stock, June 22, 2004	40,000	40	—	—	40
Capital contribution	—	—	23,253	—	23,253
Net loss				(25,058)	(25,058)

Balance, June 30, 2004	1,805,000	$1,805	$23,253	$(25,058)	$—
Issuance of common stock, July 7, 2004	195,000	195	—	—	195
Capital contribution	—	—	69,176	—	69,176
Value allocated to warrants issued and beneficial conversion feature of convertible notes issued on June 20, 2005	—	—	50,000	—	50,000
Net loss				(170,248)	(170,248)

Balance, June 30, 2005	2,000,000	$2,000	$142,429	$(195,306)	$(50,877)

The accompanying notes are an integral part of these financial statements

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	For the Year Ended June 30, 2005	For the Year Ended June 30, 2004	For the Period from June 16, 2003 (inception) to June 30, 2005
Cash flows from operating activities:
Net loss	$(170,248)	$(25,058)	$(195,306)
Adjustment to reconcile net loss to net cash provided by operating activities
Common stock and capital contributed for services	69,371	25,058	94,429
Amortization of debt discounts	925	—	925
Changes in operating assets and liabilities:
Accrued expenses	100,732	—	100,732

Net cash provided by operating activities	780	—	780

Cash flows from financing activities:
Proceeds from convertible notes	50,000	—	50,000

Net increase in cash and cash equivalents	50,780	—	50,780
Cash and cash equivalents — beginning of period	—	—	—

Cash and cash equivalents — end of period	$50,780	$—	$50,780

Supplementary disclosure of cash flow information:
Non-cash financing activity:
Deferred financing costs	$113,518	$—	$113,518

Accrued debt issuance costs	$10,000	$—	$10,000

The accompanying notes are an integral part of these financial statements

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1.  Description of the business, basis of presentation and managements plans:

American Telecom Services, Inc. (the “Company”) was incorporated in the state of Delaware on June 16, 2003. The Company’s fiscal year ends on June 30.

The Company was formed to design, distribute and market product bundles that include multi-handset phones and low-cost, high value telecommunication services for sale through retail channels. The Company expects to generate revenues through the sale of phones into the retail market and share in a portion of revenues generated by communications service providers.

Primary activities to date have consisted of securing financing, developing strategic alliances associated with the development of its technology, design and development and initial sales and marketing.

The Company has not generated revenue and is considered to be a development stage company and as such the consolidated financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7. In addition, the accompanying financial statements have been prepared assuming the Company will continue as a going concern.

Losses during the development stage and management’s plans

Through June 30, 2005, the Company had incurred development stage losses totaling $195,306, and at June 30, 2005 was in a working capital deficit position of $173,395. At June 30, 2005, the Company had approximately $51,000 of cash and cash equivalents to fund short-term working capital requirements. The Company shipped its initial phone products in September 2005 which will be recognized in revenue in the fiscal quarter ended December 31, 2005. The Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue the development of strategic alliances, (3) build its internal infrastructure and operations and (4) facilitate the successful wide scale development, deployment and marketing of its products.

The Company believes that it will be able to complete the necessary steps in order to meet its cash requirements throughout fiscal 2006 and continue its development and commercialization efforts. Management’s plans in this regard include, but are not limited to, the following:

•	Subsequent to June 30, 2005, the Company has issued Senior Convertible Notes (Note 10) generating proceeds to the Company in the aggregate principal amount of $2.1 million.

•	The Company is pursuing an initial public offering of its common shares and redeemable warrants, which is expected to generate gross proceeds of $14.3 million (the “Proposed Offering”).

•	The Company has evaluated additional financing alternatives, one or more of which it believes it will be able to successfully close to provide necessary working capital, if necessary, while maintaining sensitivity to shareholder dilution issues.

In addition to the above financing activities, the following business initiatives are also ongoing and are expected to provide additional working capital to the Company:

•	The Company has entered into purchase and sale agreements with several retail customers which are expected to generate orders and sales of the Company’s phone products commencing in September 2005.

•	The Company is in ongoing negotiations with several organizations for the commencement of commercial sales of its products.

Management believes that actions presently being taken to complete the Company’s development stage through roll-out of its products will be successful. However, there can be no assurance that the Company will

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

1.  Description of the business, basis of presentation and managements plans: — (Continued)

consummate the initial public offering or that it will emerge from the development stage and generate sufficient revenues to provide positive cash flows from operations to sustain its business objectives. The accompanying financial statements do not include any adjustments to the carrying amounts or classifications of assets and liabilities that may result from the outcome of this uncertainty.

The Company’s current planned cash requirements for fiscal 2006 are based upon certain assumptions, including its ability to raise additional financing and sales of its products. The Company has not historically incurred significant expenses nor does it have material commitments for capital expenditures. In connection with the increase in activities associated with the Company’s growth, fund raising activities and the commencement of sales of its products, the Company has begun to incur additional expenses, including professional fees, sales and marketing, employee compensation, insurance, travel and product related costs. The Company plans to continue to invest in building its infrastructure. The timing and nature of such continued investment is dependent upon the Company’s ability to raise sufficient capital. Should the expected cash flows not be available, management believes it would have the ability to revise its operating plan and make reductions in expenses.

2.  Summary of significant accounting policies:

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Deferred financing costs

Deferred financing costs consist of direct expenses incurred through June 30, 2005 that are related to the issuance of senior convertible notes (Note 10) subsequent to year end and will be amortized over the expected term of the financing.

Debt issuance costs

Debt issuance costs consist of direct expenses incurred through June 30, 2005 that are related to the issuance of convertible notes (Note 10) and are amortized over the expected term of the financing.

Revenue recognition

The Company is a development stage enterprise and did not generate any revenues through June 30, 2005. In September 2005, the Company commenced limited shipments of its phone products.

The Company derives revenue from the sale of its phone products to consumer retailers (“Retail Partners”) and from certain arrangements with phone service carriers. In accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or services has occurred in accordance with the terms of an agreement, the price is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied, and title and risk of loss have been transferred to the customer.

Phone products

The Company’s phone products are sold through Retail Partners to the end user customer. Revenues from sales of phones are recognized in the period when title and risk of loss are transferred to the Retail Partner, in accordance with the terms of an agreement, provided all other revenue recognition criteria have been met. Retail Partners participate in various cooperative marketing and other programs, and the Company will maintain estimated accruals and allowances for these programs once they commence.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.  Summary of significant accounting policies: — (Continued)

The Company will generally warrant its phone products against defects to customers for a period of up to one year and will accrue for warranty costs, sales returns, and other allowances based on estimates. As required, the Company will accrue a provision for estimated future costs and estimated returns as a reduction of revenue and for reserves for warranty as an expense at the time of revenue recognition. As of June 30, 2005 no sales have been made and as such, no provisions for warranty reserves or other allowances have been recognized.

Carrier agreements

The Company has agreements with certain phone service carriers who, if requested by the phone purchaser user, may provide users of the Company’s cordless landline phones and broadband phones with phone communications services. The agreements with the carriers grant the Company the right to include, at its option, certain marks and logos of the carriers on the Company’s phones and/or related packaging and marketing materials.

Under the agreement with SunRocket, Inc. (“SunRocket”) the Company designs and configures its broadband phones to work with SunRocket’s communications services. SunRocket offers end-user purchasers of the Company’s broadband phones different service plans at set rates. The initial term of the agreement with SunRocket expires on the third anniversary of the date of activation of the first account of an end-user using one of the Company’s broadband phones, or earlier in certain circumstances. The Company has the option to extend the term of this agreement for an additional year if a prescribed minimum amount of service account activations occur by end-user purchasers of the Company’s broadband phones during the initial term.

The Company’s agreement with IDT Puerto Rico & Co. (“IDT”) provides purchasers of the Company’s cordless landline phones with the ability to obtain prepaid long distance communications services. IDT will offer end-user purchasers of the Company’s cordless landline phones certain prepaid long distance calling rate plans and IDT will handle all customer service interaction, including billing the customer for all communications services. The Company has agreed to use its best efforts to deliver a certain minimum account activations to IDT. In the event that the Company fails to achieve the minimum commitment level for the relevant time period, then IDT, at its sole discretion, shall have the right to (i) terminate the agreement without further obligation or (ii) renegotiate the agreement or specific terms on a going forward basis. The initial term of the agreement with IDT expires on the second anniversary of the date of activation of the first account of an end user using one of these phones, or earlier in certain circumstances.

In connection with the agreements with the carriers, the Company is entitled to earn certain commissions from the carriers. For each services account activated with SunRocket by end-users of the Company’s broadband phones, the Company will receive a pre-defined commission amount from SunRocket once the account remains active for a certain period of time. The Company is also entitled to receive ongoing monthly commissions from both SunRocket and IDT equal to a percentage of the net service revenues received by the respective carrier from end-users of the Company’s phones. In addition, the Company will receive certain retail marketing co-op fees and contributions for consumer rebates in certain circumstances from carriers. The Company’s obligations to end-users of the Company’s phones relate solely to the sales of the Company’s phones and the related warranties provided. Aside from marketing the carrier communication services with its phones, the Company has no obligations to the end-users related to the carrier communications services. Accordingly, commission revenues, based on a percentage of the monthly carrier net service revenue from the subscriber users of the Company’s phones, will be recognized in the period the usage occurs and commission revenue resulting from service account activation by users of the Company’s phones and marketing co-op fees will be recognized once the subscriber activates the phone on the carrier’s network and such account is active for the required period of time provided all other revenue recognition criteria have been met.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.  Summary of significant accounting policies: — (Continued)

The Company will offer some Retail Partners a percentage of the service revenue commissions it earns from carriers of communications service providers and a percentage of the subscriber activation fees the Company will receive from SunRocket in connection with the purchase of communications services by end-users of the Company’s broadband phones. Such fees will be recorded as a reduction of revenues.

Allowance for doubtful accounts

The Company will maintain allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. These estimated losses will be based upon historical bad debt experiences, specific customer creditworthiness and current economic trends. If the financial condition of a customer deteriorates, resulting in the customer’s inability to make payments within approved credit terms, additional allowances may be required. The Company will perform credit evaluations of its customers’ financial condition on a regular basis. The Company has not recorded any allowances for bad debts to date.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107 approximate their carrying amounts presented in the balance sheets at June 30, 2005 and 2004.

Advertising

Costs of advertising will be expensed as incurred, and recorded as marketing and development expenses.

Net loss per share

Basic loss per share includes no dilution and is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants. The 91.9271 for one and two for one splits in June 2004 and March 2005, respectively, effected as a stock dividend have been reflected retroactively for all periods.

Income taxes

The Company follows the liability approach under which deferred income taxes are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets when management is uncertain as to the ultimate realization of the asset.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates to be made by management include or will include allowances for doubtful accounts, impairment of long-lived assets, the fair value of the Company’s common stock and warrants, estimated warranty reserves and other allowances, the allocation of proceeds from debt to equity instruments and other reserves. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Recent accounting pronouncements

During December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” (“SFAS 123R”) requiring all share-based payments to employees, including grants of employee stock options, to be recognized as

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.  Summary of significant accounting policies: — (Continued)

compensation expense in the consolidated financial statements based on their fair values. As amended by the SEC on April 14, 2005, this standard is effective for annual periods beginning after December 15, 2005, and includes two transition methods. Upon adoption, a company will be required to use either the modified prospective or the modified retrospective transition method. Under the modified retrospective approach, the previously reported amounts are restated for all periods presented to reflect the FASB Statement No. 123 amounts in the income statement. Under the modified prospective method, awards that are granted, modified, or settled after the date of adoption should be measured and accounted for in accordance with SFAS 123R. Unvested equity-classified awards that were granted prior to the effective date should continue to be accounted for in accordance with SFAS 123 except that amounts must be recognized in the income statement. The Company will adopt SFAS 123R on July 1, 2005 and will apply its provisions for grants of employee stock options.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of SFAS No. 151 is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have an impact on the Company’s financial position, results of operations and cash flows.

3.  Income taxes:

From inception through June 30, 2005, the Company has generated net losses from operations, therefore no provisions for income taxes have been recorded. Deferred tax assets of approximately $10,000 and $72,000 at June 30, 2004 and 2005, respectively, arose primarily from net operating tax losses that expire in 2024 and 2025, respectively. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance against such deferred tax assets at June 30, 2004 and 2005.

4.  Related party transactions:

A related party purchased $25,000 principal amount of 6% notes on June 20, 2005 and $37,500 principal amount of 8% notes subsequent to June 30, 2005 in the private placement, and also received an aggregate of 58,333 private warrants in connection with such purchases for the same purchase price as all other investors in the private placements and received identical registration rights with respect to his securities (Note 8 and 10).

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.  Related party transactions: — (Continued)

Certain marketing services are being provided to the Company by Future Marketing whose sole stockholder is also the sole stockholder of The Future, LLC, which owns 18.1% of the Company’s stock. Future Marketing, among other things, assists in the development and execution of the Company’s marketing plans, manages the accounts, assists in product development and handles back-office vendor functions.

As compensation for its services, effective as of the consummation of the IPO, Future Marketing will be paid monthly for the periods indicated on the basis of the following annualized base fee schedule beginning on the consummation of the IPO:

Period ended June 30, 2006	$164,000
July 1, 2006 through December 31, 2007	$184,800

In addition to such monthly fees, Future Marketing will be entitled to the following fees based on net sales (defined as revenues collected during a period less allowances granted to retailers, markdowns, discounts, commissions, reserves for service outages, customer hold backs and expenses):

•	one percent of the amount by which net sales during fiscal year ended June 30, 2006 exceed $5,000,000;

•	one percent of the amount by which net sales for fiscal year ended June 30, 2007 exceed net sales for fiscal year ended June 30, 2006; and

•	one percent of the amount by which net sales for the six-month period ended December 31, 2007 exceed net sales during the six-month period ended June 30, 2007.

The fees described above for any period will be limited to an amount no greater than 75% of Future Marketing’s base fees paid during such period.

Future Marketing will also be entitled to the following fees based on net profits defined as net income, after taxes, as determined in accordance with GAAP:

•	one percent of net profits for each of the fiscal years ended June 30, 2006 and June 30, 2007, respectively; and

•	one percent of net profits for the six-month period ended December 31, 2007.

In no event may the aggregate supplemental fees paid to Future Marketing from net sales and net profits during any period described above exceed 112% of the base fees paid during such period.

Future Marketing will receive 25,000 options and 50,000 performance accelerated restricted stock (PARS) pursuant to the Company’s 2005 stock option plan.

The Company has entered into a five-year agreement with David Feuerstein (a principal stockholder of the Company) pursuant to which, in consideration for helping to establish its service provider relationship with IDT and, going forward, maintaining and expanding its relationship with each of IDT and SunRocket, the Company will pay him one quarter of one percent of all net revenues collected by the Company during each year of the term of the agreement directly attributable to the sale of (i) digital cordless multi-handset phone systems, (ii) multi-handset VOIP telephones and (iii) related telephone hardware components ((i), (ii) and (iii), collectively, “Hardware”), subject to a maximum aggregate amount of $250,000 for such year. Under the agreement, such net revenues mean gross amounts of billing on Hardware sold to retailers less (I) sales and other taxes, postage, cost of freight and disbursements included in such bills and (II) allowances granted to such retailers including, without limitation, advertising and promotional allowances, markdowns, discounts, returns and commissions. The Company will also pay to Mr. Feuerstein five percent of all net revenues collected by the Company from IDT Puerto Rico & Co (“IDT”) during each year of the term of and directly attributable to the Company’s service

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.  Related party transactions: — (Continued)

agreement dated as of November 25, 2003 with IDT (the “IDT Agreement”), subject to a maximum aggregate amount of $250,000 for such year. Under the agreement, such net revenues mean payments to which the Company is entitled and collect under the IDT Agreement less service provider deductions provided such under agreement including, without limitation, reserves for service outages, customer hold backs and expenses. The Company will also pay to Mr. Feuerstein two percent of all net revenues collected by the Company from SunRocket during each year of the term of and directly attributable to the Company’s June 7, 2005 service agreement with SunRocket, subject to a maximum aggregate amount of $250,000 for such year; provided, however, that any revenues attributable under the SunRocket agreement from the provision of Internet-based communications services relating to “subscriber bounty,” “advertising co-op” and “key-city funds” are excluded in any computation of such net revenues. Under the agreement, such net revenues mean payments to the Company to which the Company is entitled from SunRocket less service provider deductions provided under the SunRocket agreement including, without limitation, reserves for service outages, customer hold backs and expenses. The agreement may be extended for an additional five-year term if the Company is profitable for three of the first five years of the initial term. If so extended, Mr. Feuerstein will be entitled to a reduced revenue sharing allocation. The agreement also provides for certain revenue sharing allocation reductions if certain conditions are not satisfied during the initial term.

5.  Issuances of common stock:

During the years ended June 30, 2005 and 2004, the Company issued 195,000 and 1,805,000 shares of common stock at par value to its principal shareholders as well as others who provided services to the Company. The Company estimated fair values of common stock issued for services as of the grant dates which were immaterial in the aggregate. Capital contributions of $69,176 and $23,253 in 2005 and 2004, respectively, represent expenses paid on behalf of the Company by its principal shareholders.

6.  Commitments:

Employment Agreements

Effective as of the consummation of the Proposed Offering, Messrs. Hahn, Layman, Somer and Ching will enter into employment agreements. Each of the employment agreements will be for a term through December 31, 2007.

Messrs. Hahn, Layman, Somer and Ching will be paid monthly for the periods indicated on the basis of the following annualized base salaries:

	Period Ended June 30, 2006	Period Ended December 31, 2007
Bruce Hahn	$200,000	$230,000
Bruce Layman	$125,000	$137,500
Adam Somer	$125,000	$137,500
Yu Wen Ching	$144,000	$158,400

Messrs. Hahn, Layman, Somer and Ching will be entitled to the following bonuses based on the Company’s net sales (defined as the Company’s revenues collected during a period less allowances granted to retailers, markdowns, discounts, commissions, reserves for service outages, customer hold backs and expenses):

•	one percent of the amount by which net sales during fiscal year ended June 30, 2006 exceed $5,000,000;

•	one percent of the amount by which net sales for the fiscal year ended June 30, 2007 exceed net sales during the Company’s fiscal year ended June 30, 2006; and

•	one percent of the amount by which net sales for the six-month period ended December 31, 2007 exceed net sales during the six-month period ended June 30, 2007.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

6.  Commitments: — (Continued)

The bonus described above will be limited to an amount no greater than 75% of the recipient’s then current base annual salary.

Messrs. Hahn, Layman, Somer and Ching will also be entitled to the following bonuses based on net profits (defined as net income, after taxes, as determined in accordance with GAAP):

•	one percent of net profits for each of fiscal years ended June 30, 2006 and June 30, 2007, respectively; and

•	one percent of net profits for the six-month period ended December 31, 2007.

The employment agreements will further provide that Mr. Hahn’s aggregate bonuses from net sales and net profits for any bonus period will in no event exceed 150% of his base salary during such period and each of Messrs. Layman, Somer and Ching’s aggregate bonuses from net sales and net profits for any bonus period will in no event exceed 112% of his base salary during such period.

Upon consummation of the Proposed Offering, Mr. Burstein will receive a salary of $80,000 per year in his capacity as chairman of the board of directors.

Underwriting Agreement

In connection with the Proposed Offering, the Company will enter into an underwriting agreement (the “Underwriting Agreement”) with HCFP/Brenner Securities LLC (“HCFP”), the representative of the underwriters in the Proposed Offering.

Pursuant to the Underwriting Agreement, the Company will be obligated to the underwriters for certain fees and expenses related to the Proposed Offering, including an expense allowance equal to 2% of the gross proceeds from the sale of the shares of common stock and redeemable warrants offered by the Company, and underwriting discounts for the Company’s common stock of $1,131,200, or $1,300,880 if HCFP’s over-allotment option is exercised in full and underwriting discounts for the Company’s redeemable warrants of $11,200, or $12,880 if HCFP’s over-allotment option is exercised in full.

In addition, in accordance with the terms of the Underwriting Agreement, the Company will engage HCFP, on a non-exclusive basis, to act as its agent for the solicitation of the exercise of the Company’s Warrants. In consideration for solicitation services, the Company will pay HCFP a commission equal to 5% of the exercise price for each Warrant exercised more than one year after the date of the Proposed Offering if the exercise is solicited by HCFP.

The Company has also agreed to sell to HCFP a purchase option to purchase the Company’s common stock and Redeemable Warrants. (Note 9)

Guarantee to supplier

The Company entered into an agreement with CIT Commercial Services (“CIT”) in July 2005 to facilitate the purchase of inventory. Under this agreement, CIT approves purchase orders from the Company’s customers and then indirectly guarantees payment by the Company to the manufacturer and supplier of the Company’s phone products. In connection with such services the Company pays CIT a fee of 1.25% on the gross face amount of customer purchase order amount guaranteed. If the actual fees during a quarter are less than $12,500, CIT will charge the Company’s account for the difference. The agreement with CIT can be terminated by CIT or the Company by providing 60 days notice prior to the anniversary date.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

7.  Stock Options:

The Company has adopted the 2005 stock option plan. In addition to stock options, the Company may also grant performance accelerated restricted stock (PARS) under the plan. The plan will become effective prior to consummation of this offering and will terminate ten years after the date of effectiveness.

Under the plan, 600,000 shares of the Company’s common stock are available for stock-based award grants, subject to adjustment.

Upon consummation of the IPO, each of Messrs. Burstein, Hahn, Layman, Somer and Ching will receive 25,000 options under the plan, 12,500 of which will vest on the first anniversary of employment and the remaining 12,500 of which will vest on the second anniversary of employment. Future Marketing will receive 25,000 options upon consummation of this offering, 12,500 of which will vest on the first anniversary of its consulting relationship with us and the remaining 12,500 of which will vest on the second anniversary of its consulting relationship with us. The options will be exercisable at $5.05 per share. The Company estimates the fair value of the stock options vesting in each year of employment at $183,000 at the grant date. The Company will remeasure the fair value of the stock options vesting in the second year of employment. The fair values of the stock options will be amortized over their vesting period. Management estimated volatility of 50%, no dividend and a discount rate of 4.21%.

Upon consummation of this offering, Mr. Hahn will receive PARS in the amount of 75,000 shares, and each of Messrs. Burstein, Layman, Somer and Ching and Future Marketing will receive PARS in the amount of 50,000 shares under the plan. Of the total PARS granted to each executive officer, Mr. Burstein and Future Marketing, 25% will vest only if net sales equal or exceed $20 million during fiscal 2006 and another 25% will vest only if net profits equal or exceed $1 million during fiscal 2006. An additional 25% will vest only if net sales equal or exceed $50 million in fiscal 2007 and the final 25% will vest only if net profits equal or exceed $5 million during fiscal 2007. If the performance conditions are not met in the first year, no PARS will vest in such year. If the performance conditions are not met in the second year but cumulative amounts are achieved by the second year representing 80% or more of the cumulative target amounts for both years for a respective condition, then a percentage of the unvested PARS for both years will nevertheless vest in the second year in respect of such condition. In such event, the percentage of unvested PARS that will vest in the second year in respect of a particular performance condition will equal the percentage that such aggregate amount achieved in the first and second years represents of the aggregate amount required to be met by the respective condition for both years. The Company will record stock based compensation expense equal to the fair value of the PARS over the earnings period.

8.  Convertible Note:

On June 20, 2005, the Company issued convertible notes (the “Convertible Notes”) aggregating $50,000, including $25,000 to a related party (see Note 4), which are convertible, at the holder’s discretion, into common stock at the lower of $3.00 or the IPO price in the Proposed Offering. The Convertible Notes mature and are payable in cash in July 2007 and accrue interest at a rate of 6% per annum. As additional consideration the Convertible Notes included 1.3334 Private Warrants (Note 9) for each dollar of principal.

The Company incurred $10,000 of direct costs in connection with the issuance of the Convertible Notes which have been included in debt issuance costs.

The principal amount of the Convertible Notes and the accrued interest thereon may be converted at any time, in whole or part, at the option of the holder into shares of Common Stock. In the event that the Company consummates the Proposed Offering at a price per share that exceeds $3.00 per share or the then Note Conversion Price, by at least 130%, then the principal amount of the Convertible Notes and accrued interest thereon shall automatically convert into shares of the Company’s common stock at $3.00 per share. However, if the Company achieves a public market for its Common Stock other than through a public offering, the Company may force

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

8.  Convertible Note: — (Continued)

conversion of the Convertible Notes and accrued interest thereon at $3.00 per share or the then Note Conversion Price (“Mandatory Conversion”) upon prior written notice to the holder (“Notes Mandatory Conversion Notice”), but only if (i) the last sale price of the Common Stock for the 20 consecutive trading days ending two business days prior to the date of the Notes Mandatory Conversion Notice equals or exceeds 150% of the then applicable Note Conversion Price and (ii) a registration statement covering the resale of the Convertible Notes’ underlying shares is in effect on the date of conversion and has been continuously in effect for at least 25 business days prior to the effective date of conversion.

Upon all the conversion scenarios related to the Convertible Notes, the Company may satisfy the obligation to issue shares upon conversion in either unregistered or registered stock. The Convertible Notes do not contain any provision or terms that could require the Company to settle in cash nor does the Company have the discretion to settle in cash upon conversion. If the Company chooses to abandon the Proposed Offering and after such decision is unable to have a resale registration statement, covering the shares underlying the Convertible Notes, declared effective within 180 days of abandoning the Proposed Offering the Company will then incur a penalty which will adjust the conversion price per share from $3.00 per share to $2.00 per share and therefore the number of shares issuable upon conversion will increase. If such event were to occur the Company would still have sufficient authorized and unissued shares available and would not need to obtain shareholder approval to increase authorized shares.

The Company allocated the $50,000 of proceeds received from the Convertible Notes based on the computed relative fair values of the debt and warrants issued. The Private Warrants were valued utilizing the Black-Scholes option-pricing model using the following assumptions: (1) common stock fair value of $3.00 per share (2) expected volatility of 50%, (3) risk-free interest rate of 4.20%, (4) life of 5 years and (5) no dividend, which resulted in a fair value of approximately $77,404. The resulting relative fair value of the Private Warrants was $30,377. Accordingly, the relative fair value allocated to the debt component of $19,623 was used to measure the intrinsic value of the embedded conversion option of the convertible notes which resulted in a beneficial conversion feature of $30,377. However, the value of the beneficial conversion feature was limited to the amount of the proceeds allocated to the debt component of the Convertible Notes and only $19,623 was recorded to additional paid-in capital. The aggregate amounts allocated to the warrants and beneficial conversion feature, of $50,000 were recorded as a debt discount at the date of issuance of the Convertible Notes and are being amortized to interest expense using the interest method over the stated term of the Convertible Notes. As of June 30, 2005 approximately $1,000 of discount had been accreted and recorded as interest expense.

9.  Warrants and Purchase Option:

Private Warrants

The Company’s Private Warrants entitle the holder to purchase one share of the Company’s common stock at an exercise price equal to the lower of (i) $5.05 and (ii) the price per share at which the Company’s common stock is sold in the proposed public offering, subject to adjustment. If the price per share at which the Company’s common stock is sold in the proposed public offering is less than $5.05 per share, then the number of Private Warrants will be proportionally adjusted upward. The Private Warrants expire six years from the date of their issuance. Upon consummation of the Proposed Offering, the Private Warrants will automatically be exchanged into a like number of Redeemable Warrants described below.

The Private Warrants may be exercised on or prior to the expiration date by payment of the exercise price in cash for the number of Private Warrants being exercised. Upon exercise of the Private Warrants, the Company may satisfy the obligation to issue shares in either unregistered or registered stock. The holders of Private Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

9.  Warrants and Purchase Option: — (Continued)

Redeemable Warrants

In connection with the Company’s Proposed Offering, the Company will sell redeemable warrants to purchase shares of the Company’s common stock (the “Redeemable Warrants”). The Company’s Redeemable Warrants entitle the holder to purchase one share of the Company’s common stock at a price of $5.05 per share, at any time commencing on the date of the Proposed Offering and will expire five years from the date of the proposed offering. The Redeemable Warrants will not be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Redeemable Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the applicable securities laws. The Company has agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the Redeemable Warrants until the expiration of the Redeemable Warrants. However, there can be no assurance that the Company will be able to do so.

The Company may call the Redeemable Warrants, with HCFP’s prior consent, for redemption at a price of $0.05 per warrant upon a minimum of 30 days’ prior written notice of redemption if, and only if, the Company then has an effective registration statement covering the shares issuable upon exercise of the Redeemable Warrants. However the Company may not initiate its call right unless the last sales price per share of the Company’s common stock equals or exceeds 190% (currently $9.60) during the first three months after the consummation of the proposed offering, or 150% (currently $7.58) thereafter, of the then effective exercise price of the redeemable warrants for all 15 of the trading days ending within three business days before the Company sends the notice of redemption.

The Redeemable Warrants may be exercised on or prior to the expiration date by payment of the exercise price in cash for the number of Redeemable Warrants being exercised. Upon exercise of the Redeemable Warrants, the Company may satisfy the obligation to issue shares in either unregistered or registered stock. The holders of Redeemable Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

Underwriter Purchase Option

Upon closing of the Proposed Offering, the Company will also sell and issue an option (“UPO”) for $100 to HCFP to purchase up to 280,000 shares of the Company’s common stock and/or up to 280,000 Redeemable Warrants at an exercise price of $6.3125 per share of common stock and $0.0625 per Redeemable Warrant. The UPO will be exercisable in whole or in part, solely at HCFP’s discretion, during the five-year period commencing on the date of the Proposed Offering. The Company intends to account for the fair value of the UPO, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholder’s equity with a corresponding increase in paid-in capital. The Company estimates that the fair value of the common stock and Redeemable Warrants underlying the UPO will be approximately $599,000 at the date of sale and issuance, which was estimated using a Black-Scholes option-pricing model. The fair value of the UPO has been estimated using the following assumptions: (1) fair value of common stock and warrants of $5.10 in aggregate (2) expected volatility of 50%, (3) risk-free interest rate of 4.20%, (4) contractual life of 5 years and (5) no dividend. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying warrants and the market price of the units and underlying securities) to exercise the UPO without the payment of any cash. Although the UPO and its underlying securities will be registered under the registration statement related to the Proposed Offering, the option grants to holders demand and “piggy back” rights with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the UPO.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

10.  Subsequent event:

Financing

During the period from July 2005 through September 2005, the Company issued and sold an aggregate of $2,113,500 principal amount of its 8% senior convertible notes due July 14, 2007 (the “Senior Convertible Notes”). The Senior Convertible Notes bear interest at the rate of 8% per annum, and are ranked senior to all indebtedness of the Company, other than permitted indebtedness, as defined. Repayment of the Senior Convertible Notes is collateralized by a lien upon, and security interest in, all of the Company’s assets, subject only to the prior lien of the permitted indebtedness. Through September 30, 2005, the Company incurred approximately $461,000 of direct costs in connection with the issuance of the Senior Convertible Notes of which $113,518 are included in deferred financing costs on the accompanying balance sheet as of June 30, 2005.

The Senior Convertible Notes are convertible, at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price equal to the lower of (i) $3.00 per share or (ii) the per share price at which the common stock is sold to the public in the Proposed Offering (the “Conversion Price”). In the event that the Company consummates the Proposed Offering at a price that exceeds the then applicable Conversion Price by at least 130%, then the principal amount of the notes and accrued interest thereon shall automatically convert into shares of the Company’s common stock at the conversion price. In the event the Company achieves a public market for its Common Stock other than through a public offering, the Company may force conversion of the Senior Convertible Notes and accrued interest thereon at the Conversion Price (“Mandatory Conversion”) upon prior written notice to the Holder (“Mandatory Conversion Notice”), but only if (i) the last sale price of the Common Stock for the 20 consecutive trading days ending two business days prior to the date of the Mandatory Conversion Notice equals or exceeds 150% of the then applicable Conversion Price and (ii) a registration statement covering the resale of the Senior Convertible Notes’ underlying shares is in effect on the date of conversion and has been continuously in effect for at least 25 business days prior to the effective date of conversion.

The purchasers of the convertible notes received Private Warrants (See Note 9) at a rate of 0.667 of a Private Warrant for each $1.00 in principal amount of the convertible notes, covering an aggregate total of 1,409,000 shares of the Company’s common stock.

The Company allocated the $2,113,500 of proceeds received from the Senior Convertible Notes based on the computed relative fair values of the debt and warrants issued. The Private Warrants were valued using the Black-Scholes option-pricing model with the following assumptions: (1) common stock fair value of $3.00 per share (2) expected volatility of 50%, (3) risk-free interest rate of 4.20%, (4) life of 5 years and (5) no dividend, which resulted in a fair value of $1,635,845. The resulting relative fair value of the Private Warrants was $922,123. Accordingly, the resulting relative fair value allocated to the debt component of $1,191,377 was used to measure the intrinsic value of the embedded conversion option of the convertible notes which resulted in a beneficial conversion feature of $922,123. The aggregate amounts allocated to the warrants and beneficial conversion feature, of $1,844,246 were recorded as a debt discount at the date of issuance of the Convertible Notes and are being amortized to interest expense using the interest method over the stated term of the Senior Convertible Notes. The carrying value of the Senior Convertible Notes was $269,254 after the debt discounts.

In connection with the Senior Convertible Notes, the Company has agreed to include for resale the common shares issuable upon exercise of the Convertible Notes and Senior Convertible Notes, the Private Warrants issued in connection with the Convertible Notes and Senior Convertible Notes, the shares issuable upon exercise of Private Warrants, and the UPO in a registration statement filed in connection with the Company’s planned public offering (the “Registration Statement”). If a public offering is terminated for any reason, the Company shall cause such Registration Statement then on file with the SEC to be immediately converted into a registration statement for the (i) resale of the Convertible Notes’ and Senior Convertible Notes’ underlying shares, the shares

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS — (Continued)

10.  Subsequent event: — (Continued)

issuable upon exercise of Private Warrants, the Private Warrants, and the Underwriter Purchase Option (“Resale Registration Statement”). If the Resale Registration Statement is not declared effective on or prior to the 180th day after the date of the termination of the public offering, then on the 181st day after the date of the termination of the public offering (i) the exercise price of the Private Warrants, and the Underwriter Purchase Option shall be reduced by 33%, (ii) the Conversion Price of the Convertible Notes and Senior Convertible Notes shall be reduced by 33%, (iii) the interest rate on the Convertible Notes and Senior Convertible Notes shall be increased to 11%, (iv) the Private Warrants shall become subject to a “cashless exercise” feature and (v) the Company shall remain obligated to cause the Resale Registration Statement to be declared effective as soon as practicable.

Authorized shares

Subsequent to June 30, 2005 the Company increased authorized common stock available for issuance to 40,000,000.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED BALANCE SHEETS

	September 30, 2005 (Unaudited)	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,334,018	$50,780
Prepaid expenses and other	156,616	—
Inventory	201,629	—

Total current assets	1,692,263	50,780
Deferred financing costs (Note 2)	53,382	113,518
Debt issuance costs, net (Note 2)	514,206	10,000

Total assets	$2,259,851	$174,298

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$207,317	$—
Accrued expenses	128,154	100,657
Accrued financing costs	180,220	123,518

Total current liabilities	515,691	224,175

Convertible notes, net including interest payable of $825 and $75 (Note 7)	2,473	1,000
Senior Convertible notes, net including interest payable of $36,634 and $0 (Note 8)	364,934	—

Total liabilities	883,098	225,175

Commitments (Notes 4 and 5)

Stockholders’ equity (deficit):
Preferred stock, $.001 par value, authorized 5,000 shares, issued and outstanding -0- shares	—	—
Common stock, $.001 par value, authorized 40,000,000 shares; issued and outstanding 2,000,000 shares and 2,000,000 shares (Note 6)	2,000	2,000
Additional paid-in capital (Notes 7,8,9)	1,988,755	142,429
Deficit accumulated during the development stage	(614,002)	(195,306)

Total stockholders’ equity (deficit)	1,376,753	(50,877)

Total liabilities and stockholders’ equity (deficit)	$2,259,851	$174,298

The accompanying notes are an integral part of these unaudited condensed financial statements

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended September 30, 2005 (Unaudited)	For the three months ended September 30, 2004 (Unaudited)	For the Period from June 16, 2003 (inception) to September 30, 2005 (Unaudited)
Revenues	$—	$—	$—

Expenses:
Marketing and development	116,703	3,233	223,574
General and administrative	188,563	6,027	275,998

Total expenses	305,266	9,260	499,572

Other expenses:
Interest and bank charges	35,721	—	35,796
Amortization of debt discounts and debt issuance costs	77,709	—	78,634

Net loss	$(418,696)	$(9,260)	$(614,002)

Net loss per common share:
Basic and diluted	$(0.21)	$—

Weighted average shares outstanding:
Basic and diluted	2,000,000	1,984,833

The accompanying notes are an integral part of these unaudited condensed financial statements

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock		Additional paid in capital	Deficit accumulated during the development stage	Total stockholders’ equity (deficit)
	Shares	Amount
Balance, June 16, 2003 (inception)	—	$—	$—	$—	$—
Issuance of common stock, June 16, 2003	1,765,000	1,765	—	—	1,765
Issuance of common stock, June 22, 2004	40,000	40	—	—	40
Capital contribution	—	—	23,253	—	23,253
Net loss				(25,058)	(25,058)

Balance, June 30, 2004	1,805,000	$1,805	$23,253	$(25,058)	$—
Issuance of common stock, July 7, 2004	195,000	195	—	—	195
Capital contribution	—	—	69,176	—	69,176
Value allocated to warrants issued and beneficial conversion feature of convertible notes	—	—	50,000	—	50,000
Net loss				(170,248)	(170,248)

Balance, June 30, 2005	2,000,000	$2,000	$142,429	$(195,306)	$(50,877)
Capital contribution (unaudited)	—	—	2,080	—	2,080
Value allocated to warrants issued and beneficial conversion feature of convertible notes (unaudited)	—	—	1,844,246	—	1,844,246
Net loss (unaudited)	—	—	—	(418,696)	(418,696)

Balance, September 30, 2005 (Unaudited)	2,000,000	$2,000	$1,988,755	$(614,002)	$1,376,753

The accompanying notes are an integral part of these unaudited condensed financial statements

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the three months ended September 30, 2005 (Unaudited)	For the three months ended September 30, 2004 (Unaudited)	For the Period from June 16, 2003 (inception) to September 30, 2005 (Unaudited)
Cash flows from operating activities:
Net loss	$(418,696)	$(9,260)	$(614,002)
Adjustment to reconcile net loss to net cash (used in) provided by operating activities
Common stock and capital contributed for services	2,080	5,719	96,509
Amortization of debt discounts and issuance costs	77,709	—	78,634
Changes in operating assets and liabilities:
Prepaid expenses and other	(156,616)	—	(156,616)
Inventory	(201,629)	—	(201,629)
Accounts payable	207,317	—	207,317
Accrued expenses	27,497	3,541	128,154
Accrued interest payable	37,384	—	37,459

Net cash used in operating activities	(424,954)	—	(424,174)

Cash flows from financing activities:
Proceeds from convertible notes	—	—	50,000
Proceeds from senior convertible notes	2,113,500	—	2,113,500
Debt issuance costs	(405,308)	—	(405,308)

Net cash provided by financing activities	1,708,192	—	1,758,192

Net increase in cash and cash equivalents	1,283,238	—	1,334,018
Cash and cash equivalents — beginning of period	50,780	—	—

Cash and cash equivalents — end of period	$1,334,018	$—	$1,334,018

Supplementary disclosure of cash flow information:
Non-cash financing activity:
Deferred financing costs	$53,382	$—

Accrued financing and debt issuance costs	$180,220	$—

The accompanying notes are an integral part of these unaudited condensed financial statements

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.  Description of the business, basis of presentation and management’s plans:

American Telecom Services, Inc. (the “Company”) was incorporated in the state of Delaware on June 16, 2003. The Company’s fiscal year ends on June 30.

The Company was formed to design, distribute and market product bundles that include multi-handset phones and low-cost, high value telecommunication services for sale through retail channels. The Company expects to generate revenues through the sale of phones into the retail market and share in a portion of revenues generated by communications service providers.

Primary activities to date have consisted of securing financing, developing strategic alliances associated with the development of its technology, design and development and initial sales and marketing.

The Company has not generated revenue and is considered to be a development stage company and as such the consolidated financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7. In addition, the accompanying financial statements have been prepared assuming the Company will continue as a going concern.

Losses during the development stage and management’s plans

Through September 30, 2005, the Company had incurred development stage losses totaling $614,002, and at September 30, 2005 had working capital of $1,176,572. At September 30, 2005, the Company had $1,334,018 of cash and cash equivalents to fund short-term working capital requirements. The Company has shipped its initial phone products in September 2005 which will be recognized in revenue in the fiscal quarter ended December 31, 2005. The Company’s ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue the development of strategic alliances, (3) build its internal infrastructure and operations and (4) facilitate the successful wide scale development, deployment and marketing of its products.

The Company believes that it will be able to complete the necessary steps in order to meet its cash requirements throughout fiscal 2006 and continue its development and commercialization efforts. Management’s plans in this regard include, but are not limited to, the following:

•	In July and August 2005 the Company has issued Senior Convertible Notes (Note 8) generating proceeds to the Company in the aggregate principal amount of $2.1 million.

•	The Company is pursuing an initial public offering of its common shares and redeemable warrants, which is expected to generate gross proceeds of $14.3 million (the “Proposed Offering”).

•	The Company has evaluated additional financing alternatives, one or more of which it believes it will be able to successfully close to provide necessary working capital, if necessary, while maintaining sensitivity to shareholder dilution issues.

In addition to the above financing activities, the following business initiatives are also ongoing and are expected to provide additional working capital to the Company:

•	The Company has entered into purchase and sale agreements with several retail customers which are expected to generate orders and sales of the Company’s phone products.

•	The Company received initial purchase orders from retail customers in September 2005 and shipments of its phones began arriving in retail stores in October 2005. Subsequent to September 2005 the Company received additional purchase orders and began fulfilling these orders in October 2005. The Company expects to recognize net revenues of approximately $290,000 during its fiscal quarter ended December 31, 2005.

•	The Company is in ongoing negotiations with several organizations for the commencement of commercial sales of its products.

Management believes that actions presently being taken to complete the Company’s development stage through roll-out of its products will be successful. However, there can be no assurance that the Company will

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

1.  Description of the business, basis of presentation and management’s plans: — (Continued)

consummate the initial public offering or that it will emerge from the development stage and generate sufficient revenues to provide positive cash flows from operations to sustain its business objectives. The accompanying financial statements do not include any adjustments to the carrying amounts or classifications of assets and liabilities that may result from the outcome of this uncertainty.

The Company’s current planned cash requirements for fiscal 2006 are based upon certain assumptions, including its ability to raise additional financing and sales of its products. The Company has not historically incurred significant expenses nor does it have material commitments for capital expenditures. In connection with the increase in activities associated with the Company’s growth, fund raising activities and the commencement of sales of its products, the Company has begun to incur additional expenses, including professional fees, sales and marketing, employee compensation, insurance, travel and product related costs. The Company plans to continue to invest in building its infrastructure. The timing and nature of such continued investment is dependent upon the Company’s ability to raise sufficient capital. Should the expected cash flows not be available, management believes it would have the ability to revise its operating plan and make reductions in expenses.

Interim reporting

The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. However the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company’s financial position and results of operations. The operating results for the three months ended September 30, 2005 and 2004 are not necessarily indicative of the results to be expected for any other interim period or any future year. The accompanying unaudited financial statements should be read in conjunction with the Company’s audited June 30, 2005 financial statements, including the notes thereto, which are included elsewhere in this registration statement on Form S-1.

2.  Summary of significant accounting policies:

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Debt issuance costs

Debt issuance costs consist of direct expenses incurred through September 30, 2005 that are related to the issuance of convertible notes (Notes 7 and 8) and are amortized over the expected term of the financing.

Deferred financing costs

Deferred financing costs at September 30, 2005 consist of direct expenses incurred through September 30, 2005 that are related to the Company’s planned public offering of its common stock and warrants (the “Proposed Offering”). Such costs will be offset against the proceeds from the Proposed Offering or expensed if the Proposed Offering is not consummated. Deferred financing costs at June 30, 2005 consist of direct expenses incurred through June 30, 2005 that are related to the issuance of senior convertible notes (Note 8). Such amounts are included in debt issuance costs upon closing of the convertible notes financing.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

2.  Summary of significant accounting policies: — (Continued)

Revenue recognition

The Company is a development stage enterprise and did not generate any revenues through June 30, 2005. The Company received initial purchase orders in September 2005 and shipments of its phone products began arriving in retail stores in October 2005. The Company expects to recognize net revenues of approximately $290,000 during its fiscal quarter ended December 31, 2005.

The Company derives revenue from the sale of its phone products to consumer retailers (“Retail Partners”) and from certain arrangements with phone service carriers. In accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or services has occurred in accordance with the terms of an agreement, the price is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied, and title and risk of loss have been transferred to the customer.

Phone Products

The Company’s phone products are sold through retail partners to the end user customer. Revenues from sales of phones are recognized in the period when title and risk of loss are transferred to the Retail Partner in accordance with the terms of an agreement, provided all other revenue recognition criteria have been met. Retail Partners participate in various cooperative marketing and other programs, and the Company will maintain estimated accruals and allowances for these programs once they commence.

The Company will generally warrants its phone products against defects to customers for a period of up to one year and will accrue for warranty costs, sales returns, and other allowances based on estimates. As required, the Company will accrue a provision for estimated future costs and estimated returns as a reduction of revenue and for reserves related to warranty as an expense at the time of revenue recognition. As of September 30, 2005, no sales have been made and as such, no provisions for warranty reserves or other allowances have been recognized.

Carrier Agreements

The Company has agreements with certain phone service carriers who, if requested by the phone purchaser user, may provide users of the Company’s cordless landline phones and broadband phones with phone communications services. The agreements with the carriers grant the Company the right to include, at its option, certain marks and logos of the carriers on the Company’s phones and/or related packaging and marketing materials.

Under the agreement with SunRocket, Inc. (“SunRocket”) the Company designs and configures its broadband phones to work with SunRocket’s communications services. SunRocket offers end-user purchasers of the Company’s broadband phones different service plans at set rates. The initial term of the agreement with SunRocket expires on the third anniversary of the date of activation of the first account of an end-user using one of the Company’s broadband phones, or earlier in certain circumstances. The Company has the option to extend the term of this agreement for an additional year if a prescribed minimum amount of service account activations occur by end-user purchasers of the Company’s broadband phones during the initial term.

The Company’s agreement with IDT Puerto Rico & Co. (“IDT”) provides purchasers of the Company’s cordless landline phones with the ability to obtain prepaid long distance communications services. IDT will offer end-user purchasers of the Company’s cordless landline phones certain prepaid long distance calling rate plans and IDT will handle all customer service interaction, including billing the customer for all communications services. The Company has agreed to use its best efforts to deliver a certain minimum account activations to IDT. In the event that the Company fails to achieve the minimum commitment level for the relevant time period, then IDT, at its sole discretion, shall have the right to (i) terminate the agreement without further obligation or (ii) renegotiate the agreement or specific terms on a going forward basis. The initial term of the agreement with

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

2.  Summary of significant accounting policies: — (Continued)

IDT expires on the second anniversary of the date of activation of the first account of an end user using one of these phones, or earlier in certain circumstances.

In connection with the agreements with the carriers, the Company is entitled to earn certain commissions from the carriers. For each services account activated with SunRocket by end-users of the Company’s broadband phones, the Company will receive a pre-defined commission amount from SunRocket once the account remains active for a certain period of time. The Company is also entitled to receive ongoing monthly commissions from both SunRocket and IDT equal to a percentage of the net service revenues received by the respective carrier from end-users of the Company’s phones. In addition, the Company will receive certain retail marketing co-op fees and contributions for consumer rebates in certain circumstances from carriers. The Company’s obligations to end-users of the Company’s phones relate solely to the sales of the Company’s phones and the related warranties provided. Aside from marketing the carrier communication services with its phones, the Company has no obligations to the end-users related to the carrier communications services. Accordingly, commission revenues, based on a percentage of the monthly carrier net service revenue from the subscriber users of the Company’s phones, will be recognized in the period the usage occurs and commission revenue resulting from service account activation by users of the Company’s phones and marketing co-op fees will be recognized once the subscriber activates the phone on the carrier’s network and such account is active for the required period of time.

The Company will offer some Retail Partners a percentage of the service revenue commissions it earns from carriers of communications service providers and a percentage of the subscriber activation fees the Company will receive from SunRocket in connection with the purchase of communications services by end-users of the Company’s broadband phones. Such fees will be recorded as a reduction of revenues.

Allowance for doubtful accounts

The Company will maintain allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. These estimated losses will be based upon historical bad debt experiences, specific customer creditworthiness and current economic trends. If the financial condition of a customer deteriorates, resulting in the customer’s inability to make payments within approved credit terms, additional allowances may be required. The Company performs credit evaluations of its customers’ financial condition on a regular basis. The Company has not recorded any allowances for doubtful accounts to date.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107 approximate their carrying amounts presented in the balance sheets at September 30, 2005 and June 30, 2005.

Inventory

Inventory consists of finished goods which are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.

Advertising

Costs of advertising will be expensed as incurred, and recorded as marketing and development expenses.

Net loss per share

Basic loss per share includes no dilution and is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and warrants. The 91.9271 for one and two for one splits in June 2004 and March 2005, respectively, effected as a stock dividend have been reflected retroactively for all periods.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

2.  Summary of significant accounting policies: — (Continued)

Income taxes

The Company follows the liability approach under which deferred income taxes are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets when management is uncertain as to the ultimate realization of the asset.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates to be made by management include or will include allowances for doubtful accounts, impairment of long-lived assets, the fair value of the Company’s common stock and warrants, estimated warranty reserves and other allowances, the allocation of proceeds from debt to equity instruments and other reserves. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Recent accounting pronouncements

During December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” (“SFAS 123R”) requiring all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. As amended by the SEC on April 14, 2005, this standard is effective for annual periods beginning after December 15, 2005, and includes two transition methods. Upon adoption, a company will be required to use either the modified prospective or the modified retrospective transition method. Under the modified retrospective approach, the previously reported amounts are restated for all periods presented to reflect the FASB Statement No. 123 amounts in the income statement. Under the modified prospective method, awards that are granted, modified, or settled after the date of adoption should be measured and accounted for in accordance with SFAS 123R. Unvested equity-classified awards that were granted prior to the effective date should continue to be accounted for in accordance with SFAS 123 except that amounts must be recognized in the income statement. The Company has adopted SFAS 123R and will apply its provisions for grants of employee stock options.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 shall be applied prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of SFAS No. 151 is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This statement

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

2.  Summary of significant accounting policies: — (Continued)

amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have an impact on the Company’s financial position, results of operations and cash flows.

3.  Concentrations:

The company maintains cash balances at a financial institution located in the United States. Amounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company maintains cash balances in excess of these limits but does not believe it is exposed to any significant credit risk on cash and cash equivalents.

4. Related party transactions:

A related party purchased $25,000 principal amount of 6% notes on June 20, 2005 and $37,500 principal amount of 8% notes in July 2005 in the private placement, and also received an aggregate of 58,333 private warrants in connection with such purchases for the same purchase price as all other investors in the private placements and received identical registration rights with respect to his securities (Note 7 and 8).

Certain marketing services are being provided to the Company by Future Marketing whose sole stockholder is also the sole stockholder of The Future, LLC, which owns 18.1% of the Company’s stock. Future Marketing, among other things, assists in the development and execution of the Company’s marketing plans, manages the accounts, assists in product development and handles back-office vendor functions.

As compensation for its services, effective as of the consummation of the IPO, Future Marketing will be paid monthly for the periods indicated on the basis of the following annualized base fee schedule beginning on the consummation of the IPO:

Period ended June 30, 2006	$164,000
July 1, 2006 through December 31, 2007	$184,800

In addition to such monthly fees, Future Marketing will be entitled to the following fees based on net sales (defined as revenues collected during a period less allowances granted to retailers, markdowns, discounts, commissions, reserves for service outages, customer hold backs and expenses):

•	one percent of the amount by which net sales during fiscal year ended June 30, 2006 exceeds $5,000,000;

•	one percent of the amount by which net sales for fiscal year ended June 30, 2007 exceed net sales for fiscal year ended June 30, 2006; and

•	one percent of the amount by which net sales for the six-month period ended December 31, 2007 exceed net sales during the six-month period ended June 30, 2007.

The fees described above for any period will be limited to an amount no greater than 75% of Future Marketing’s base fees paid during such period.

Future Marketing will also be entitled to the following fees based on net profits defined as net income, after taxes, as determined in accordance with GAAP:

•	one percent of net profits for each of the fiscal years ended June 30, 2006 and June 30, 2007, respectively; and

•	one percent of net profits for the six-month period ended December 31, 2007.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

4. Related party transactions: — (Continued)

In no event may the aggregate supplemental fees paid to Future Marketing from net sales and net profits during any period described above exceed 112% of the base fees paid during such period.

Future Marketing will receive 25,000 options and 50,000 performance accelerated restricted stock (PARS) pursuant to the Company’s 2005 stock option plan.

The Company has entered into a five-year agreement with David Feuerstein (a principal stockholder of the Company) pursuant to which, in consideration for helping to establish its service provider relationship with IDT and, going forward, maintaining and expanding its relationship with each of IDT and SunRocket, the Company will pay him one quarter of one percent of all net revenues collected by the Company during each year of the term of the agreement directly attributable to the sale of (i) digital cordless multi-handset phone systems, (ii) multi-handset VOIP telephones and (iii) related telephone hardware components ((i), (ii) and (iii), collectively, “Hardware”), subject to a maximum aggregate amount of $250,000 for such year. Under the agreement, such net revenues mean gross amounts of billing on Hardware sold to retailers less (I) sales and other taxes, postage, cost of freight and disbursements included in such bills and (II) allowances granted to such retailers including, without limitation, advertising and promotional allowances, markdowns, discounts, returns and commissions. The Company will also pay to Mr. Feuerstein five percent of all net revenues collected by the Company from IDT Puerto Rico & Co (“IDT”) during each year of the term of and directly attributable to the Company’s service agreement dated as of November 25, 2003 with IDT (the “IDT Agreement”), subject to a maximum aggregate amount of $250,000 for such year. Under the agreement, such net revenues mean payments to which the Company is entitled and collect under the IDT Agreement less service provider deductions provided such under agreement including, without limitation, reserves for service outages, customer hold backs and expenses. The Company will also pay to Mr. Feuerstein two percent of all net revenues collected by the Company from SunRocket during each year of the term of and directly attributable to the Company’s June 7, 2005 service agreement with SunRocket, subject to a maximum aggregate amount of $250,000 for such year; provided, however, that any revenues attributable under the SunRocket agreement from the provision of Internet-based communications services relating to “subscriber bounty,” “advertising co-op” and “key-city funds” are excluded in any computation of such net revenues. Under the agreement, such net revenues mean payments to the Company to which the Company is entitled from SunRocket less service provider deductions provided under the SunRocket agreement including, without limitation, reserves for service outages, customer hold backs and expenses. The agreement may be extended for an additional five-year term if the Company is profitable for three of the first five years of the initial term. If so extended, Mr. Feuerstein will be entitled to a reduced revenue sharing allocation. The agreement also provides for certain revenue sharing allocation reductions if certain conditions are not satisfied during the initial term.

5.  Commitments:

Employment Agreements

Effective as of the consummation of the Proposed Offering, Messrs. Hahn, Layman, Somer and Ching will enter into employment agreements. Each of the employment agreements will be for a term through December 31, 2007. During the three months ended September 30, 2005, such employees were employed at will by the Company and were compensated on a monthly basis.

Messrs. Hahn, Layman, Somer and Ching will be paid monthly for the periods indicated on the basis of the following annualized base salaries:

	Period Ended June 30, 2006	Period Ended December 31, 2007
Bruce Hahn	$200,000	$230,000
Bruce Layman	$125,000	$137,500
Adam Somer	$125,000	$137,500
Yu Wen Ching	$144,000	$158,400

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

5.  Commitments: — (Continued)

Messrs. Hahn, Layman, Somer and Ching will be entitled to the following bonuses based on the Company’s net sales (defined as the Company’s revenues collected during a period less allowances granted to retailers, markdowns, discounts, commissions, reserves for service outages, customer hold backs and expenses):

•	one percent of the amount by which net sales during fiscal year ended June 30, 2006 exceed $5,000,000;

•	one percent of the amount by which net sales for the fiscal year ended June 30, 2007 exceed net sales during the Company’s fiscal year ended June 30, 2006; and

•	one percent of the amount by which net sales for the six-month period ended December 31, 2007 exceed net sales during the six-month period ended June 30, 2007.

The bonus described above will be limited to an amount no greater than 75% of the recipient’s then current base annual salary.

Messrs. Hahn, Layman, Somer and Ching will also be entitled to the following bonuses based on net profits (defined as net income, after taxes, as determined in accordance with GAAP):

•	one percent of net profits for each of fiscal years ended June 30, 2006 and June 30, 2007, respectively; and

•	one percent of net profits for the six-month period ended December 31, 2007.

The employment agreements will further provide that Mr. Hahn’s aggregate bonuses from net sales and net profits for any bonus period will in no event exceed 150% of his base salary during such period and each of Messrs. Layman, Somer and Ching’s aggregate bonuses from net sales and net profits for any bonus period will in no event exceed 112% of his base salary during such period.

Upon consummation of the Proposed Offering, Mr. Burstein will receive a salary of $80,000 per year in his capacity as chairman of the board of directors.

Underwriting Agreement

In connection with the Proposed Offering, the Company will enter into an underwriting agreement (the “Underwriting Agreement”) with HCFP/Brenner Securities LLC (“HCFP”), the representative of the underwriters in the Proposed Offering.

Pursuant to the Underwriting Agreement, the Company will be obligated to the underwriters for certain fees and expenses related to the Proposed Offering, including an expense allowance equal to 2% of the gross proceeds from the sale of the shares of common stock and redeemable warrants offered by the Company, and underwriting discounts for the Company’s common stock of $1,131,200, or $1,300,880 if HCFP’s over-allotment option is exercised in full and underwriting discounts for the Company’s redeemable warrants of $11,200, or $12,880 if HCFP’s over-allotment option is exercised in full.

In addition, in accordance with the terms of the Underwriting Agreement, the Company will engage HCFP, on a non-exclusive basis, to act as its agent for the solicitation of the exercise of the Company’s Warrants. In consideration for solicitation services, the Company will pay HCFP a commission equal to 5% of the exercise price for each Warrant exercised more than one year after the date of the Proposed Offering if the exercise is solicited by HCFP.

The Company has also agreed to sell to HCFP a purchase option to purchase the Company’s common stock and Redeemable Warrants. (Note 9)

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

5.  Commitments: — (Continued)

Guarantee to supplier

The Company entered into an agreement with CIT Commercial Services (“CIT”) in July 2005 to facilitate the purchase of inventory. Under this agreement, CIT approves purchase orders from the Company’s customers and then indirectly guarantees payment by the Company to the manufacturer and supplier of the Company’s phone products. In connection with such services the Company pays CIT a fee of 1.25% on the gross face amount of customer purchase order amount guaranteed. If the actual fees during a quarter are less than $12,500, CIT will charge the Company’s account for the difference. The agreement with CIT can be terminated by CIT or the Company by providing 60 days notice prior to the anniversary date.

6.  Stock Options:

The Company has adopted the 2005 stock option plan. In addition to stock options, the Company may also grant performance accelerated restricted stock (PARS) under the plan. The plan will become effective prior to consummation of this offering and will terminate ten years after the date of effectiveness.

Under the plan, 600,000 shares of the Company’s common stock are available for stock-based award grants, subject to adjustment.

Upon consummation of the IPO, each of Messrs. Burstein, Hahn, Layman, Somer and Ching will receive 25,000 options under the plan, 12,500 of which will vest on the first anniversary of employment and the remaining 12,500 of which will vest on the second anniversary of employment. Future Marketing will receive 25,000 options upon consummation of this offering, 12,500 of which will vest on the first anniversary of its consulting relationship with us and the remaining 12,500 of which will vest on the second anniversary of its consulting relationship with us. The options will be exercisable at $5.05 per share. The Company estimates the fair value of the stock options vesting in each year of employment at $183,000 at the grant date. The Company will remeasure the fair value of the stock options vesting in the second year of employment. The fair values of the stock options will be amortized over their vesting period. Management estimated volatility of 50%, no dividend and a discount rate of 4.21%.

Upon consummation of this offering, Mr. Hahn will receive PARS in the amount of 75,000 shares, and each of Messrs. Burstein, Layman, Somer and Ching and Future Marketing will receive PARS in the amount of 50,000 shares under the plan. Of the total PARS granted to each executive officer, Mr. Burstein and Future Marketing, 25% will vest only if net sales equal or exceed $20 million during fiscal 2006 and another 25% will vest only if net profits equal or exceed $1 million during fiscal 2006. An additional 25% will vest only if net sales equal or exceed $50 million in fiscal 2007 and the final 25% will vest only if net profits equal or exceed $5 million during fiscal 2007. If the performance conditions are not met in the first year, no PARS will vest in such year. If the performance conditions are not met in the second year but cumulative amounts are achieved by the second year representing 80% or more of the cumulative target amounts for both years for a respective condition, then a percentage of the unvested PARS for both years will nevertheless vest in the second year in respect of such condition. In such event, the percentage of unvested PARS that will vest in the second year in respect of a particular performance condition will equal the percentage that such aggregate amount achieved in the first and second years represents of the aggregate amount required to be met by the respective condition for both years. The Company will record stock based compensation expense equal to the fair value of the PARS over the earnings period.

7.  Convertible Notes:

On June 20, 2005, the Company issued convertible notes (the “Convertible Notes”) aggregating $50,000, including $25,000 to a related party (see Note 4), which are convertible, at the holder’s discretion, into common

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

7.  Convertible Notes: — (Continued)

stock at the lower of $3.00 or the IPO price in the Proposed Offering (the “Note Conversion Price”). The Convertible Notes mature and are payable in cash in July 2007 and accrue interest at a rate of 6% per annum. As additional consideration the Convertible Notes included 1.3334 Private Warrants (Note 9) for each dollar of principal. The Company incurred $10,000 of direct costs in connection with the issuance of the Convertible Notes which have been included in debt issuance costs.

The principal amount of the Convertible Notes and the accrued interest thereon may be converted at any time, in whole or part, at the option of the holder into shares of Common Stock. In the event that the Company consummates the Proposed Offering at a price per share that exceeds $3.00 per share or the then Note Conversion Price, by at least 130%, then the principal amount of the Convertible Notes and accrued interest thereon shall automatically convert into shares of the Company’s common stock at $3.00 per share. However, if the Company achieves a public market for its Common Stock other than through a public offering, the Company may force conversion of the Convertible Notes and accrued interest thereon at $3.00 per share or the then Note Conversion Price (“Mandatory Conversion”) upon prior written notice to the holder (“Notes Mandatory Conversion Notice”), but only if (i) the last sale price of the Common Stock for the 20 consecutive trading days ending two business days prior to the date of the Notes Mandatory Conversion Notice equals or exceeds 150% of the then applicable Note Conversion Price and (ii) a registration statement covering the resale of the Convertible Notes’ underlying shares is in effect on the date of conversion and has been continuously in effect for at least 25 business days prior to the effective date of conversion.

Upon all the conversion scenarios related to the Convertible Notes, the Company may satisfy the obligation to issue shares upon conversion in either unregistered or registered stock. The Convertible Notes do not contain any provision or terms that could require the Company to settle in cash nor does the Company have the discretion to settle in cash upon conversion. If the Company chooses to abandon the Proposed Offering and after such decision is unable to have a resale registration statement, covering the shares underlying the Convertible Notes, declared effective within 180 days of abandoning the Proposed Offering the Company will then incur a penalty which will adjust the conversion price per share from $3.00 per share to $2.00 per share and therefore the number of shares issuable upon conversion will increase. If such event were to occur the Company would still have sufficient authorized and unissued shares available and would not need to obtain shareholder approval to increase authorized shares.

The Company allocated the $50,000 of proceeds received from the Convertible Notes based on the computed relative fair values of the debt and warrants issued. The Private Warrants were valued utilizing the Black-Scholes option-pricing model using the following assumptions: (1) common stock fair value of $3.00 per share (2) expected volatility of 50%, (3) risk-free interest rate of 4.20%, (4) life of 5 years and (5) no dividend, which resulted in a fair value of approximately $77,404. The resulting relative fair value of the Private Warrants was $30,377. Accordingly, the relative fair value allocated to the debt component of $19,623 was used to measure the intrinsic value of the embedded conversion option of the convertible notes which resulted in a beneficial conversion feature of $30,377. However, the value of the beneficial conversion feature was limited to the amount of the proceeds allocated to the debt component of the Convertible Notes and only $19,623 was recorded to additional paid-in capital. The aggregate amounts allocated to the warrants and beneficial conversion feature, of $50,000 were recorded as a debt discount at the date of issuance of the Convertible Notes and are being amortized to interest expense using the interest method over the stated term of the Convertible Notes. During the three months ended September 30, 2005, $723 of discount has been accreted and recorded as interest expense resulting in a carrying value of $1,648 at September 30, 2005.

8.  Senior Convertible Notes:

During the period from July 2005 through September 2005, the Company issued and sold an aggregate of $2,113,500 principal amount of its 8% senior convertible notes (the “Senior Convertible Notes”). The Senior Convertible Notes mature and are payable in cash on July 14, 2007, bear interest at the rate of 8% per annum,

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

8.  Senior Convertible Notes: — (Continued)

and are ranked senior to all indebtedness of the Company, other than permitted indebtedness, as defined. Repayment of the Senior Convertible Notes is collateralized by a lien upon, and security interest in, all of the Company’s assets, subject only to the prior lien of the permitted indebtedness. The Company incurred approximately $521,000 of direct costs in connection with the issuance of the Senior Convertible Notes which have been included in debt issuance costs on the accompanying balance sheet as of September 30, 2005.

The Senior Convertible Notes are convertible, at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price equal to the lower of (i) $3.00 per share or (ii) the per share price at which the common stock is sold to the public in the Proposed Offering (the “Conversion Price”). In the event that the Company consummates the Proposed Offering at a price that exceeds the then applicable Conversion Price by at least 130%, then the principal amount of the notes and accrued interest thereon shall automatically convert into shares of the Company’s common stock at the conversion price. In the event the Company achieves a public market for its Common Stock other than through a public offering, the Company may force conversion of the Senior Convertible Notes and accrued interest thereon at the Conversion Price (“Mandatory Conversion”) upon prior written notice to the Holder (“Mandatory Conversion Notice”), but only if (i) the last sale price of the Common Stock for the 20 consecutive trading days ending two business days prior to the date of the Mandatory Conversion Notice equals or exceeds 150% of the then applicable Conversion Price and (ii) a registration statement covering the resale of the Senior Convertible Notes’ underlying shares is in effect on the date of conversion and has been continuously in effect for at least 25 business days prior to the effective date of conversion.

Upon all the conversion scenarios related to the Senior Convertible Notes, the Company may satisfy the obligation to issue shares upon conversion in either unregistered or registered stock. The Senior Convertible Notes do not contain any provision or terms that could require the Company to settle in cash nor does the Company have the discretion to settle in cash upon conversion. As discussed further below, if the Company chooses to abandon the Proposed Offering and after such decision is unable to have a resale registration statement, covering the shares underlying the Senior Convertible Notes, declared effective within 180 days of abandoning the Proposed Offering the Company will then incur a penalty which will adjust the conversion price per share from $3.00 per share to $2.00 per share and therefore the number of shares issuable upon conversion will increase. If such event were to occur the Company would still have sufficient authorized and unissued shares available and would not need to obtain shareholder approval to increase authorized shares.

The purchasers of the convertible notes received Private Warrants (See Note 9) at a rate of 0.667 of a Private Warrant for each $1.00 in principal amount of the convertible notes, covering an aggregate total of 1,409,000 shares of the Company’s common stock.

The Company allocated the $2,113,500 of proceeds received from the Senior Convertible Notes based on the computed relative fair values of the debt and warrants issued. The Private Warrants were valued using the Black-Scholes option-pricing model with the following assumptions: (1) common stock fair value of $3.00 per share (2) expected volatility of 50%, (3) risk-free interest rate of 4.20%, (4) life of 5 years and (5) no dividend, which resulted in a fair value of $1,635,845. The resulting relative fair value of the Private Warrants was $922,123. Accordingly, the resulting relative fair value allocated to the debt component of $1,191,377 was used to measure the intrinsic value of the embedded conversion option of the convertible notes which resulted in a beneficial conversion feature of $922,123. The aggregate amounts allocated to the warrants and beneficial conversion feature, of $1,844,246 were recorded as a debt discount at the date of issuance of the Convertible Notes and are being amortized to interest expense using the interest method over the stated term of the Senior Convertible Notes. The carrying value of the Senior Convertible Notes was $269,254 after the debt discounts. During the three months ended September 30, 2005, $59,047 of discount has been accreted and recorded as interest expense resulting in a carrying value of $328,300 at September 30, 2005.

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

8.  Senior Convertible Notes: — (Continued)

In connection with the Senior Convertible Notes, the Company has agreed to include for resale the common shares issuable upon exercise of the Convertible Notes and Senior Convertible Notes, the Private Warrants issued in connection with the Convertible Notes and Senior Convertible Notes, the shares issuable upon exercise of Private Warrants, and the UPO in a registration statement filed in connection with the Company’s planned public offering (the “Registration Statement”). If a public offering is terminated for any reason, the Company shall cause such Registration Statement then on file with the SEC to be immediately converted into a registration statement for the (i) resale of the Convertible Notes’ and Senior Convertible Notes’ underlying shares, the shares issuable upon exercise of Private Warrants, the Private Warrants, and the Underwriter Purchase Option (“Resale Registration Statement”). If the Resale Registration Statement is not declared effective on or prior to the 180th day after the date of the termination of the public offering, then on the 181st day after the date of the termination of the public offering (i) the exercise price of the Private Warrants, and the Underwriter Purchase Option shall be reduced by 33%, (ii) the Conversion Price of the Convertible Notes and Senior Convertible Notes shall be reduced by 33%, (iii) the interest rate on the Convertible Notes and Senior Convertible Notes shall be increased to 11%, (iv) the Private Warrants shall become subject to a “cashless exercise” feature and (v) the Company shall remain obligated to cause the Resale Registration Statement to be declared effective as soon as practicable.

9.  Warrants and Purchase Option:

Private Warrants

The Company’s Private Warrants entitle the holder to purchase one share of the Company’s common stock at an exercise price equal to the lower of (i) $5.05 and (ii) the price per share at which the Company’s common stock is sold in the proposed public offering, subject to adjustment. If the price per share at which the Company’s common stock is sold in the proposed public offering is less than $5.05 per share, then the number of Private Warrants will be proportionally adjusted upward. The Private Warrants expire six years from the date of their issuance. Upon consummation of the Proposed Offering, the Private Warrants will automatically be exchanged into a like number of Redeemable Warrants described below.

The Private Warrants may be exercised on or prior to the expiration date by payment of the exercise price in cash for the number of Private Warrants being exercised. Upon exercise of the Private Warrants, the Company may satisfy the obligation to issue shares in either unregistered or registered stock. The holders of Private Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

Redeemable Warrants

In connection with the Company’s Proposed Offering, the Company will sell redeemable warrants to purchase shares of the Company’s common stock (the “Redeemable Warrants”). The Company’s Redeemable Warrants entitle the holder to purchase one share of the Company’s common stock at a price of $5.05 per share, at any time commencing on the date of the Proposed Offering and will expire five years from the date of the proposed offering. The Redeemable Warrants will not be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the Redeemable Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the applicable securities laws. The Company has agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the Redeemable Warrants until the expiration of the Redeemable Warrants. However, there can be no assurance that the Company will be able to do so.

The Company may call the Redeemable Warrants, with HCFP’s prior consent, for redemption at a price of $0.05 per warrant upon a minimum of 30 days’ prior written notice of redemption and only if, the Company then has an effective registration statement covering the shares issuable upon exercise of the Redeemable Warrants. However the Company may not initiate its call right unless the last sales price per share of the Company’s

AMERICAN TELECOM SERVICES, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS — (Continued)

9.  Warrants and Purchase Option: — (Continued)

common stock equals or exceeds 190% (currently $9.60) during the first three months after the consummation of the proposed offering, or 150% (currently $7.58) thereafter, of the then effective exercise price of the redeemable warrants for all 15 of the trading days ending within three business days before the Company sends the notice of redemption.

The Redeemable Warrants may be exercised on or prior to the expiration date by payment of the exercise price in cash for the number of Redeemable Warrants being exercised. Upon exercise of the Redeemable Warrants, the Company may satisfy the obligation to issue shares in either unregistered or registered stock. The holders of Redeemable Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

Underwriter Purchase Option

Upon closing of the Proposed Offering, the Company will also sell and issue an option (“UPO”) for $100 to HCFP to purchase up to 280,000 shares of the Company’s common stock and/or up to 280,000 Redeemable Warrants at an exercise price of $6.3125 per share of common stock and $0.0625 per Redeemable Warrant. The UPO will be exercisable in whole or in part, solely at HCFP’s discretion, during the five-year period commencing on the date of the Proposed Offering. The Company intends to account for the fair value of the UPO, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholder’s equity with a corresponding increase in paid-in capital. The Company estimates that the fair value of the common stock and Redeemable Warrants underlying the UPO will be approximately $599,000 at the date of sale and issuance, which was estimated using a Black-Scholes option-pricing model. The fair value of the UPO has been estimated using the following assumptions: (1) fair value of common stock and warrants of $5.10 in aggregate (2) expected volatility of 50%, (3) risk-free interest rate of 4.20%, (4) contractual life of 5 years and (5) no dividend. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying warrants and the market price of the units and underlying securities) to exercise the UPO without the payment of any cash. Although the UPO and its underlying securities will be registered under the registration statement related the Proposed Offering, the option grants to holders demand and “piggy back” rights with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the UPO.

You should rely only on the information contained in this document or other documents to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information contained in this document is current only as of its date.

__________________

Until                     , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,800,000 shares of

common stock

2,800,000 redeemable

warrants to purchase shares

of common stock

_____________

PROSPECTUS

_____________

HCFP/Brenner Securities LLC

                    , 2006

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Alternate Page for Selling Securityholders’ Prospectus]

*  *  *  *  *  *

Subject to Completion, dated January 27, 2006

Preliminary Prospectus

American Telecom Services, Inc.

2,225,596 Shares of Common Stock

1,475,666 Warrants

This prospectus relates to the offer and sale from time to time of up to 2,225,596 shares of our common stock and up to 1,475,666 warrants by the persons described in this prospectus, whom we call the “selling securityholders.” Of such 2,225,596 shares, 749,930 shares are being offered for resale by current securityholders and 1,475,666 shares are being offered for resale upon exercise of warrants held by certain of the selling securityholders. We are registering these shares as required by the terms of registration rights agreements between the selling securityholders and us. Such registration does not mean that the selling securityholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares by the selling securityholders.

We are also offering 1,475,666 shares of our common stock for issuance upon the exercise of warrants originally purchased by one or more selling securityholders but held at the time of exercise by persons other than the selling securityholders.

The offer and sale of the securities covered by this prospectus will not commence until after we complete the distribution of our common stock and redeemable warrants in our initial public offering.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.05. Each warrant is exercisable from the date of this prospectus until                      , 2011 [five years from the date of this prospectus], or earlier upon redemption. The warrants are redeemable at the Company’s option, with the consent of the representative of the underwriters, as set forth in this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2006

[Alternate Page for Selling Securityholders’ Prospectus]

Prospectus Summary

* * *

The Offering

Common stock offered by us	1,475,666 shares(1)

Common stock offered by selling securityholders	2,225,596 shares(1)

Common stock to be outstanding after this offering	7,025,596 shares(2)

Warrants offered	1,475,666 warrants

Warrants to be outstanding after this offering	3,975,666 warrants(3)

Warrant Terms

Exercisability	Each redeemable warrant is exercisable for the purchase of one share of our common stock.

Exercise price	$5.05 per share, subject to adjustment in the event of a stock dividend or split, reorganization, recapitalization or similar event.

Exercise period	The warrants are exercisable immediately and will expire on , 2011 [five years from the date of this prospectus], or earlier upon redemption

Redemption	Subject to the prior consent of HCFP/Brenner Securities, we may redeem the outstanding redeemable warrants:

•	in whole and not in part;

•	at a price of $0.05 per warrant;

•	upon a minimum of 30 days’ advance written notice of redemption;

•	if, and only if, the last sales price per share of our common stock equals or exceeds 190% (currently $9.60) during the first three months after consummation of this offering, or 150% (currently, $7.58) thereafter, of the then effective exercise price of the redeemable warrants for all 15 of the trading days ending within three business days before we send the notice of redemption; and

•	if, and only if, we then have an effective registration statement covering the shares issuable upon exercise of the redeemable warrants.

Proposed American Stock Exchange symbols for our:

Common stock	“TES”

Warrants	“TES.WS”

(1)	We are offering our common stock for issuance upon the exercise of warrants originally purchased by one or more selling securityholders but held at the time of exercise by persons other than the selling securityholders. The number of shares issued by us upon the exercise of such warrants will reduce by a like number the number of shares of common stock being offered by the selling securityholders.

1

(2)	Based upon our issued and outstanding shares of common stock as of June 30, 2005, as adjusted to reflect the assumed conversion of $2,163,500 principal amount of our outstanding notes (and all interest due thereon) into 749,930 shares of common stock subsequent to June 30, 2005, and as further adjusted to reflect the issuance of 2,800,000 shares of common stock in our initial public offering. This number excludes 600,000 shares reserved for option grants and other stock-based awards under our 2005 stock option plan.
(3)	Assumes no warrants are exercised.

2

[Alternate Page for Selling Securityholders’ Prospectus]

Use of Proceeds

We will not receive any proceeds from the sale of our common stock offered and warrants by the selling securityholders. If all of the warrants are exercised, we will receive proceeds of $7,452,113 before payment of any solicitation fees that may become due. We intend to use such proceeds for working capital and other general corporate purposes.

3

[Alternate Page for Selling Securityholders’ Prospectus]

SELLING STOCKHOLDERS

This prospectus relates to our registration, for the account of the selling securityholders indicated below, of an aggregate of 2,225,596 shares of our common stock and 1,475,666 warrants. The 2,225,596 shares of common stock includes 1,475,666 shares underlying the warrants. All of these securities were sold to accredited investors in private placements conducted during the period June 2005 through September 2005. Aggregate gross proceeds of these private placements were $2,163,500. Such securities are being registered for resale pursuant to registration rights granted by us to the selling securityholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling securityholders’ shares of common stock. We have also agreed to indemnify and hold harmless the selling securityholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933. HCFP/Brenner Securities LLC served as the placement agent for $2,113,500 of these private placements and received commissions of 10% of the gross proceeds and a nonaccountable expense allowance of 2% of such gross proceeds.

Selling Securityholders of Common Stock

The following table presents information concerning the common stock offered for resale by the selling securityholders. We believe, based on information supplied by the following persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling securityholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling securityholders within the past three years. Based upon information provided to us by the persons listed below, none of such persons are NASD members or affiliates thereof, other than Ms. Rosenstock, whose spouse is affiliated with Ladenburg Thalman & Co. Ladenburg Thalman will not participate in the offering or in any distribution of the securities offered hereby by the persons listed below.

4

Name of Selling Securityholder	Number of Shares Held as of the Date of this Prospectus (1)	Number of Shares Issuable upon Exercise of the Redeemable Warrants	Total Number of Shares Beneficially Owned		Common Stock Offered by Selling Securityholder	Shares Beneficially Owned After Offering
						Number	Percent
Jim and Lynn Scoroposki Foundation (2)	43,333	83,333	126,666		126,666	0	0.0%
Burton Koffman	86,667	166,666	253,333		253,333	0	0.0
Israel Feit	34,667	66,667	101,334		101,334	0	0.0
Silverman Partners, LLC (3)	173,333	333,333	506,666		506,666	0	0.0
Meadowbrook Opportunity Fund, LLC (4)	86,667	166,666	253,333		253,333	0	0.0
Joseph Catalano	10,400	20,000	30,400		30,400	0	0.0
Melvin Paikoff	10,400	20,000	30,400		30,400	0	0.0
John F. Cattier	5,200	10,000	15,200		15,200	0	0.0
Barry Lawrence Goldin IRA	8,667	16,667	25,334		25,334	0	0.0
HRG Trust (5)	17,680	34,000	51,680		51,680	0	0.0
Lawrence Burstein (6)	141,625	58,333	199,958	(7)	79,958	120,000	2.2
Steven Millner	8,625	33,333	41,958		41,958	0	0.0
Norman Leben	8,667	16,667	25,334		25,334	0	0.0
MG Realty Investors, Inc. (8)	8,667	16,667	25,334		25,334	0	0.0
William Feldman	8,667	16,667	25,334		25,334	0	0.0
Roni Rosenstock	26,000	50,000	76,000		76,000	0	0.0
David Thalheim	26,000	50,000	76,000		76,000	0	0.0
Jack Kane	8,667	16,667	25,334		25,334	0	0.0
Gutman Family Foundation (9)	52,000	100,000	152,000		152,000	0	0.0
Ed Gutman IRA	52,000	100,000	152,000		152,000	0	0.0
Harry Pelz	17,333	33,333	50,666		50,666	0	0.0
Dov Schwartz	17,333	33,333	50,666		50,666	0	0.0
Allan R. Lyons	17,333	33,333	50,666		50,666	0	0.0

TOTAL	869,931	1,475,665	2,345,596		2,225,596	120,000	2.2%

(1)	Unless otherwise indicated, the number of shares held on the date of this prospectus reflects shares issued upon conversion of the principal amount of our notes (and accrued interest thereon) upon the closing of our initial public offering.
(2)	Jim Scoroposki and Lynn Scoroposki exercise shared voting and dispositive power with respect to such shares.
(3)	Harvey Silverman exercises sole voting and dispositive power with respect to such shares.
(4)	Michael Ragins exercises sole voting and dispositive power with respect to such shares.
(5)	Edward S. Gutman exercises sole voting and dispositive power with respect to such shares.
(6)	Mr. Burstein is Chairman of our Board of Directors.
(7)	Includes 21,625 shares issued upon conversion of the principal amount of our notes (and accrued interest thereon) upon the closing of our initial public offering and 38,000 shares owned by Unity Venture Capital Associates Ltd., of which Mr. Burstein is President.
(8)	Michael Gatto exercises sole voting and dispositive power with respect to such shares.
(9)	Edward S. Gutman exercises sole voting and dispositive power with respect to such shares.

5

[Alternate Page for Selling Securityholders’ Prospectus]

Selling Securityholders of Warrants

The following table presents information concerning the warrants offered for resale by the selling securityholders. The last column of this table assumes the sale of all of our warrants offered by this prospectus. The registration of the offered warrants does not mean that any or all of the selling securityholders will offer or sell any of these warrants. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling securityholders within the past three years.

Name of Selling Securityholder	Number of Warrants Beneficially Owned	Warrants Offered by Selling Securityholder	Warrants Beneficially Owned After Offering
			Number	Percent
Jim and Lynn Scoroposki Foundation (1)	83,333	83,333	0	0%
Burton Koffman	166,666	166,666	0	0
Israel Feit	66,667	66,667	0	0
Silverman Partners, LLC (2)	333,333	333,333	0	0
Meadowbrook Opportunity Fund, LLC (3)	166,666	166,666	0	0
Joseph Catalano	20,000	20,000	0	0
Melvin Paikoff	20,000	20,000	0	0
John F. Cattier	10,000	10,000	0	0
Barry Lawrence Goldin IRA	16,667	16,667	0	0
HRG Trust (4)	34,000	34,000	0	0
Lawrence Burstein (5)	58,333	58,333	0	0
Steven Millner	33,333	33,333	0	0
Norman Leben	16,667	16,667	0	0
MG Realty Investors, Inc. (6)	16,667	16,667	0	0
William Feldman	16,667	16,667	0	0
Roni Rosenstock	50,000	50,000	0	0
David Thalheim	50,000	50,000	0	0
Jack Kane	16,667	16,667	0	0
Gutman Family Foundation (7)	100,000	100,000	0	0
Ed Gutman IRA	100,000	100,000	0	0
Harry Pelz	33,333	33,333	0	0
Dov Schwartz	33,333	33,333	0	0
Allan R. Lyons	33,333	33,333	0	0

TOTAL	1,475,665	1,475,665	0	0.0%

(1)	Jim Scoroposki and Lynn Scoroposki exercise shared voting and dispositive power with respect to such shares.
(2)	Harvey Silverman exercises sole voting and dispositive power with respect to such shares.
(3)	Michael Ragins exercises sole voting and dispositive power with respect to such shares.
(4)	Edward S. Gutman exercises sole voting and dispositive power with respect to such shares.
(5)	Mr. Burstein is Chairman of our Board of Directors.
(6)	Michael Gatto exercises sole voting and dispositive power with respect to such shares.
(7)	Edward S. Gutman exercises sole voting and dispositive power with respect to such shares.

6

[Alternate Page for Selling Securityholders’ Prospectus]

PLAN OF DISTRIBUTION

We are registering the common stock and warrants on behalf of the selling securityholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell such securities received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the common stock and warrants offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the common stock and warrants will be borne by the selling securityholders.

Sales of the common stock and warrants may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock and warrants, through short sales of such securities, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the common stock and warrants by the selling securityholders.

The selling securityholders may effect such transactions by selling the common stock and warrants directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the common stock and warrants for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate.

The selling securityholders and any broker-dealers that act in connection with the sale of the common stock and warrants might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the common stock and warrants sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The maximum commission or discount to be received by any NASD member or independent broker/dealer will not be greater than 8% for the sale of any of these securities. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock and warrants against certain liabilities, including liabilities arising under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling securityholders also may resell all or a portion of the common stock and warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Sales of any common stock and warrants by the selling securityholders may depress the price of the common stock and/or warrants in any market that may develop for such securities.

If we are notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of the common stock and warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

•	the name of each such selling securityholder and of the participating broker-dealer(s);

7

•	the number of common stock and/or warrants involved;

•	the price at which such common stock and/or warrants were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

SEC filing fee	$6,407
NASD filing fee	5,943
AMEX entry fees	60,000
Printing and engraving expenses	250,000
Blue sky fees and expenses (including legal fees)	50,000
Legal fees and expenses	250,000
Accounting fees and expenses	150,000
Transfer Agent fees	5,000
Miscellaneous expenses	42,650

Total	$820,000

Item 14. Indemnification of Directors and Officers

The Registrant’s certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Paragraph SEVENTH of Registrant’s certificate of incorporation provides:

“(a) The Corporation shall, to the full extent permitted by Section 145 of the GCL [Delaware General Corporation Law, as amended], from time to time, indemnify all persons whom it may indemnify pursuant thereto.

(b) A director of the Corporation shall not be personally liable to the Corporation and to its securityholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its securityholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(c) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (d) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Paragraph SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph SEVENTH or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(d) If a claim under sub-paragraph (c) of this Paragraph SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its securityholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its securityholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Paragraph SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of securityholders or disinterested directors or otherwise.

(f) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.”

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Registrant has agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Registrant against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities

Since its inception on June 16, 2003, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

Upon our inception in June 2003, we issued a total of 9,600 shares of our common stock, including 5,280 shares to I Net Financial Management Ltd, 2,400 shares to a to be formed entity that was to be 50% owned by Adam Somer and 50% by David Feuerstein, and 1,920 shares to The Future, LLC, all at $.001 per share.

On June 22, 2004, we effected a stock split in the form of a stock dividend at the rate of 91.9271 shares of our common stock for each then issued and outstanding share of our common stock.

On June 22, 2004, we issued 20,000 shares to Lawrence Ho for services rendered.

On July 7, 2004, we issued 60,000 shares of our common stock to Lawrence Burstein at $.001 per share.

On July 7, 2004, we issued 37,500 shares to Larry E. Verbit in consideration of his agreement to allow us to defer payment of legal fees then owing to him and his law firm.

On March 22, 2005, we effected a stock split in the form of a stock dividend at the rate of two shares of our common stock for each then issued and outstanding share of our common stock.

The common stock issued in the above transactions was not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2).

On June 20, 2005, we issued $50,000 in 6% Convertible Notes and 66,666 Warrants including $25,000 of such notes and 33,333 of such warrants to Lawrence Burstein and $25,000 of such notes and 33,333 of such warrants to Steven Millner.

On July 14, 2005, we issued $125,000 of 8% Convertible Notes and 83,333 Warrants to Jim and Lynn Scoroposki Foundation.

On July 19, 2005, we issued $350,000 in 8% Convertible Notes and 233,333 Warrants, including $250,000 of such notes and 166,666 of such warrants to Burton Koffman and $100,000 of such notes and 66,666 of such warrants to Israel Feit.

On August, 3, 2005 we issued $825,000 in 8% Convertible Notes and 550,000 Warrants, including $500,000 of such notes and 333,333 of such warrants to Silverman Partners, LLC; $250,000 of such notes and 166,667 of such warrants to Meadowbrook Opportunity Fund, LLC; $30,000 of such notes and 20,000 of such warrants to Joseph Catalano; $30,000 of such notes and 20,000 of such warrants to Melvin Paikoff; and $15,000 of such notes and 10,000 of such warrants to John F. Cattier.

On August 12, 2005, we issued $475,000 of 8% Convertible Notes and 316,666 Warrants, including $150,000 of such notes and 100,000 of such warrants to each of the Gutman Family Foundation and the Ed Gutman IRA; $50,000 of such notes and 33,333 of such warrants to each of Harry Pelz, Dov Schwartz and Allan R. Lyons; and $25,000 of such notes and 16,667 of such warrants to Barry Lawrence Goldin IRA.

On September 1, 2005, we issued $188,500 of 8% Convertible Notes and 125,668 Warrants, including $51,000 of such notes and 34,000 of such warrants to HRG Trust; $37,500 of such notes and 25,000 of such warrants to Lawrence Burstein; and $25,000 of such notes and 16,667 of such warrants to each of Norman Leben, MG Realty Investors, Inc. and William Feldman

On September 27, 2005, we issued $175,000 of 8% Convertible Notes and 116,667 Warrants, including $75,000 of such notes and 50,000 of such warrants to each of Roni Rosenstock and David Thalheim and $25,000 of such notes and 16,667 of such warrants to Jack Kane.

The Convertible Notes and Warrants issued in the above transactions were not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a)	The following is a list of Exhibits filed herewith as part of the registration statement:

Exhibit Number	Description of Exhibit
1.1*	Underwriting Agreement by and between registrant and HCFP/Brenner Securities LLC

3.1*	Amended and Restated Certificate of Incorporation of Registrant

3.2*	Bylaws of Registrant

3.3*	Audit Committee Charter

4.1*	Specimen of Common Stock Certificate

4.2*	Specimen of Redeemable Warrant Certificate

4.3*	Form of Securities Purchase Option to be granted to the Representative

4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Registrant

5.1*	Opinion of Sonnenschein Nath & Rosenthal LLP, including consent

10.1*	2005 Stock Option Plan of Registrant

10.2*	Form of Employment Agreement between each of Bruce Hahn, Bruce Layman, Adam Somer and Yu Wen Ching and Registrant

10.3*	Marketing and Consulting Agreement between Future Marketing, LLC and Registrant

10.4(a)(1)	Letter Agreement between IDT Puerto Rico & Co. and Registrant, dated November 25, 2003.

10.4(b)*	Amendment, dated January 4, 2006, to the Letter Agreement between IDT Puerto Rico & Co and Registrant, dated November 25, 2003

10.5(1)	Letter Agreement between SunRocket, Inc. and Registrant, dated September 28, 2005

10.6*	Agreement between Gain Star International Limited and Registrant, dated June 22, 2005

10.7*	Trust Account Agreement between Gain Star International Limited and Registrant, dated June 27, 2005

10.8*	Sales Contract between Gain Star International Limited and Registrant, dated June 27, 2005

10.9*	Factoring Agreement between CIT Commercial Services and Registrant, dated July 6, 2005

10.10*	Assignment Agreement among The CIT Group, Commercial Services, Inc., Gain Star International Limited and Registrant, dated July 7, 2005

10.11*	Form of Common Stock Purchase Warrant

10.12*	Form of Senior Convertible Note

10.13*	Form of Subscription/Registration Rights Agreement between each holder of Convertible Notes and Registrant

10.14*	Agreement between David Feuerstein and Registrant, dated October 22, 2005

10.15*	Form of Financial Advisory Agreement between HCFP/Brenner Securities, LLC and Registrant

10.16*	Form of Merger, Acquisition and other Business Arrangement Agreement between HCFP/Brenner Securities, LLC and Registrant

10.17*	Services and Distribution Agreement between Databyte Technology, Inc. and Registrant, dated October 24, 2003, inclusive of Amendments dated October 12, 2004 and September 6, 2005.

10.18*	Form of Indemnification Agreement between Registrant and each of Future Marketing, LLC and the executive officers and directors of Registrant

14.1	Code of Ethics

23.1	Consent of BDO Seidman, LLP

23.2*	Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1)

23.3*	Consent of Elliot J. Kerbis

23.4*	Consent of Donald G. Norris

23.5*	Consent of Robert F. Doherty

24.1*	Power of Attorney (comprises a portion of the signature page of this Registration Statement)

*	Previously filed with this Registration Statement
(1)	Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 under the Securities Exchange Act of 1934, as amended, which portions are omitted and filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules—Not Applicable

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Industry, State of California, on the 26th day of January, 2006.

AMERICAN TELECOM SERVICES INC.

By:	/s/ BRUCE HAHN
Bruce Hahn Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ LAWRENCE BURSTEIN Lawrence Burstein	Chairman	January 26, 2006

/s/ BRUCE HAHN Bruce Hahn	Chief Executive Officer and Director (Principal Executive Officer)	January 26, 2006

/s/ BRUCE LAYMAN Bruce Layman	Chief Financial Officer (Principal Financial and Accounting Officer)	January 26, 2006